Exhibit (3)

Ministero dell'Economia e delle Finanze

ECONOMIC AND FINANCIAL DOCUMENT 2017

Section III **The National Reform Programme**

MINISTERO DELL'ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT 2017

Section III The National Reform Programme

Submitted by Prime Minister
Paolo Gentiloni Silveri

and Minister of the Economy and Finance
Pier Carlo Padoan

Adopted by the Cabinet on 11 April 2017

INTRODUCTION
The course of action pursued and the results achieved
The 2017 Economic and Financial Document (EFD) is the fifth prepared during the current legislature; it offers the opportunity to evaluate the course of action pursued and the results achieved to date, which can also serve as the basis for orienting future economic-policy decisions.

After a serious and lengthy crisis, Italy’s economy embarked on a gradual recovery in 2014 and picked up additional momentum in 2015 and 2016. GDP for 2014 was revised upward by almost €10 billion in nominal terms, while for 2015, it is more than €9 billion above the estimates on one year ago.

The recovery has been more gradual compared with previous economic cycles, which were followed by less acute and shorter term crises, but the current recovery is still extremely significant, first and foremost in consideration of the high level of employment involved: based on the latest data available, the number of employed was 734,000 above the lowest point hit in September 2013. The measures contained in the Jobs Act have also had the effect of improving conditions in the labour market, prompting reductions in the number of people not in the labour force, the unemployment rate, and the reliance on long-term wage supplementation schemes (CIG). Benefiting from this scenario, household consumption rose by 1.3 percent in 2016, also supported by the government’s various economic-policy measures.

Various data also attest to the recovery of the Italian economy’s competitive capacity, which had stalled for years due to the stagnation of productivity during the decade prior to the crisis: in the past two years, the trade surplus reached historically high levels, and was among the most significant in the European Union. The prospects for the sectors catering to international demand likewise remain favourable for 2017.

The revival of growth and competitiveness benefited from the expansionist measures adopted by the government, which were also synchronised with the need to continue fiscal consolidation. The deficit descended from 3.0 percent of GDP in 2014 to 2.7 percent in 2015 and then to 2.4 percent in 2016; the primary surplus (i.e. the difference between revenue and expenditure, net of the interest on the public debt) amounted to 1.5 percent of GDP in 2016.

In order to appreciate fully the country’s effort in terms of fiscal adjustment in recent years, it is sufficient to note that Italy, along with Germany,

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maintained the highest primary surplus on average in the Euro Area between 2009 and 2016, and was one of the few countries to have produced a surplus, with most of the other Member States witnessing deterioration in their position during the period.

Budget policy has prioritised initiatives to favour investment, productivity, and social cohesion. The decision to employ the incremental tax revenue produced from the fight against tax evasion for the reduction of taxes has made it possible, along with stronger growth, to reduce fiscal pressure significantly. The sum of the various tax reductions or equivalent measures (starting from the €80 monthly personal income tax reduction for low- and middle-income full-time workers) has already resulted in a reduction of fiscal pressure from 43.6 percent in 2013 to 42.3 percent in 2016 (net of the aforementioned €80 reduction). In addition to the tax relief in favour of households, the total corporate tax rate was significantly lowered through adjustments to the regional tax on productive activity (IRAP) in 2015, the single municipal tax (IMU) in 2016, and the corporate income tax (IRES) in 2017.

The trend of the debt-to-GDP ratio also reflects a strategy focused on supporting growth and the sustainability of the public finances: after rising by more than 32 percentage points between 2007 and 2014, the ratio essentially stabilised in the past two years, with such result even more important in view of the limited momentum of prices during the period.
Prospects for growth and public finance, in view of the strategy adopted to date

The government’s priority objective – and that of the budget policy outlined in the EFD – continues to be a steady increase in growth and employment, in respect of fiscal sustainability; in this regard, the forecasts in this document are based on the principles of prudence that have ensured highly reliable estimates and projections in recent years, and are designed to assure reliability in the fiscal planning.

The Italian economy’s cyclical trend is favourable. In the second half of 2016, the growth picked up additional momentum, benefiting from the rapid increase of industrial production and, from the standpoint of demand, the acceleration of investments and exports. Italian business confidence is conspicuously rising within a European framework that is increasingly more solid.

Against this backdrop, concerns remain in relation to geopolitical risks and the consequences of possible protectionist trade policies promoted by the new U.S. administration. The various factors underlying the growing uncertainty have increasingly included the results of referenda or elections in Europe and the United States, which currently not only seem to suggest the alternation between differing political visions, but they also risk triggering systematic effects of instability.

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Compared with the previous forecasts, the current framework benefits from the expansion of the markets for Italy’s exports, and a less robust euro. The improvement of economic data and expectations in developed economies, including Italy, could justify a significant upward revision of the GDP growth forecast for 2017. This document has nonetheless intentionally incorporated cautious assessments, with the policy-scenario growth forecast for 2017 set at 1.1 percent (which is only 0.1 percent above that indicated in the 2016 EFD Update).

The government intends to continue in the wake of the economic policies adopted since 2014, with the aims of freeing the country’s resources from the excessive weight of taxation and simultaneously relaunching investment and employment, while also respecting the needs for fiscal consolidation. The policy scenario projects the net borrowing will continue to fall, amounting to 2.1 percent of GDP in 2017, and then 1.2 percent in 2018 and 0.2 percent in 2019, before zeroing out in 2020; the forecasts incorporate the fiscal-policy and spending-control measures currently being defined, which are expected to drive down general government net borrowing by 0.2 percent of GDP in 2017. The change in the structural balance is in line with the preventive arm of the Stability and Growth Pact for the entire 2018-2020 three-year period. The balanced structural budget is to be fully achieved in 2019 and 2020.

With reference to the safeguard clauses still provided for increases in VAT rates and excise tax rates, the government intends to substitute them with spending and revenue measures, inclusive of additional initiatives to fight tax evasion. Such objective will be pursued in the 2018 Budget Law, the contents of which are to be defined in the coming months, including in view of the reform of budgeting procedures that will facilitate the spending review.

The forecast of the debt-to-GDP ratio for 2017 is 132.5 percent; the projection incorporates possible precautionary recapitalisation of certain banks and the proceeds from real property disposals and the sale of equity interests in State-owned companies. Following the stabilisation achieved in recent years, the debt-to-GDP ratio, as forecast, entails the first modest decrease since the start of the crisis.

The government has also prioritised the continuation of actions to relaunch public investment; the budgets adopted between 2008 and 2013 entailed lengthy public projects, and thus had a significant impact in slowing the growth of investment spending in later years. To ensure greater efficiency and the streamlining of investment expenditure, Italy needs to reinstate proper planning and assessment of public projects, thereby providing the procedural and financial certainty essential to investment activity; in view of shortcomings in the planning and assessment capacities of the contracting entities and the administrations planning and financing the completion of public works, the government intends to set up central entities that will supply technical and assessment support to the administrations, including local government bodies.

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Alongside the revival of public investment, the government intends to continue the pursuit of reinforcing the competitive capacity of Italian businesses, in the wake of the measures provided in the past three years. The measures undertaken for supporting all productive factors have channelled the energies of Italian businesses toward expansion in size and at an international level, thereby categorically opening up the Italian economy to the possibilities of attracting capital, personnel, and ideas from abroad. The ‘Finance for Growth’ measures are helping businesses to improve their governance and to access the capital markets; the recent reform of the Individual Savings Plans provides the very first mechanism to allow for the investment of private savings in Italy’s real economy.

The incentives to labour productivity have rounded out the effects of the Jobs Act, while the incentives in terms of amortisation are supporting the recovery of private investment, and in particular, investment in technology. The recently introduced R&D tax credit and the patent box represent additional incentives to Italian businesses to position themselves at the high end of the value chain. In addition, the corporate tax cut has allowed Italian businesses to improve their competitive position, particularly with respect to the largest European countries; more in general, the measures affecting corporate taxation have favoured the capitalisation of companies, since taxation is now neutral regardless of the legal form of incorporation.

The banking system will continue to play a crucial role in supporting the investments of Italian businesses and households. At the same time, the introduction and promotion of new financing channels and instruments is expected to reduce corporate and consumer dependence on banking intermediaries only. Certain measures introduced starting in 2015 have been designed to help banks adapt their business models to the opportunities offered by the new environment; these initiatives have significantly reshaped and reinforced the banking system, removing some of the constraints that slowed its development over time, including, for example, excessive fragmentation of supply and disproportionately lengthy time periods for recovering doubtful loans.

The reform of the mutual banks (banche popolari), the reforms initiated by the banking foundations with the support of the government, and the reform of the cooperative credit banks are three major initiatives toward consolidation of the banking sector: the new entities created through business combinations have given Italy larger, stronger and more transparent banks, which are capable of protecting and enhancing the value of saving, and of supporting the economic recovery through more modern and efficient services to households and businesses. The reforms promoted with the objective of augmenting the quality of bank governance and reinforcing the banks’ capacity to raise capital on the market are also facilitating the unwinding of doubtful loan positions; in this regard, the introduction of guarantee mechanisms for the securitisation of non-performing loans and the acceleration of the timing for credit recovery (which is particularly lengthy in Italy) are reducing recovery costs, thus improving the valuation of doubtful loans in the event of their sale. The latest data show positive indications of a turnaround in this area.

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National Reform Programme

The measures to stimulate growth, investment and employment have been accompanied by efforts in recent years to remove the structural obstacles to growth on many fronts, including, for example, the labour market, the banking sector, the capital market, fiscal rules, education, the public administration, and the civil justice system. The 2017 National Reform Programme is aimed at the continuation of the ambitious reforms unveiled in 2014 for structurally modifying the country’s socio-economic fabric; a large part of the initial measures has been completed, as also recognised by the European Commission’s recent report on Italy.

The main initiatives adopted in the past 12 months include: projects to lay the foundation for a public administration that is more efficient, straightforward, digital, frugal and transparent; the identification of operational mechanisms to deal with the build-up of non-performing loans as a result of the crisis; the introduction of instruments in the banking system for maximising market solutions with the support of State guarantees; and the completion of labour market reform, which is facilitating growth of employment and better quality labour. In addition, for the first time, the country has equipped itself with a structural, national mechanism to fight poverty (Support for Active Inclusion to be substituted by Inclusion Income), which aims at promoting the reinsertion into society and the labour force of those who have been excluded.

The Industria 4.0 Plan is aimed at promoting changes in production and technology for the purpose of significantly augmenting competitiveness, and is based on measures to support productivity, flexibility and competitiveness in Italian production. Numerous achievements have been made with regard to the civil justice system, and the pending administrative caseload has been substantially reduced. Progress has also been made with the infrastructure/logistics simplification and plans, and the revival of rundown areas on the outskirts of major cities. Budget reform has been finalised through combining two previous laws (Budget Law and Stability Law) into a single, integrated piece of legislation. The reform of the fiscal administration has been fully initiated at a formal level, and is today producing major effects partly due to the adoption of attitudes and conduct that are improving relationships with taxpayers, and increasing the rate of spontaneous compliance. Finally, enhancements have been made to the programmes for repatriating highly trained Italians, and for attracting other human capital resources.

Even though the reforms adopted have been numerous and significant, we need to continue to move forward, without hesitation: the measures affecting the structure of the economy need time to fully wield their effects and, through supporting one another, to relaunch growth potential.

Among its priorities, the government is focused on creating markets that are more open to competition in various sectors, with the objective of rendering

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appreciable benefits to the public in terms of greater supply, investment, productivity, and growth: from professional services, to retailing, to local public services. In this regard, the rapid approval of the Annual Law for Competition is an essential objective, together with the immediate definition of an appropriate legislative mechanism to be used as the basis for the next steps in deregulation.

Turning to the issue of labour, the Jobs Act will need to be followed by the enhancement of active labour policies, policies to stimulate skills development, and measures to support family welfare. On the other hand, the labour-related initiatives also represent the basis for policies to stimulate growth and productivity. Against this backdrop, the government has acknowledged the fundamental role of second-level wage bargaining, whose value needs to be further enhanced through increasingly focused initiatives regarding corporate welfare programmes.

The fight against poverty will be concentrated on an innovative strategy outlined by an enabling act approved by Parliament in March 2017, which the government firmly intends to implement during the months ahead. The act authorises the government to intervene in three spheres: i) the approval of the Inclusion Income, a broad-based economic-support measure for households below the poverty level that will take the place of the Support for Active Inclusion; the number of eligible beneficiaries gradually increases (in 2017 alone, more than 400,000 households representing 1.77 million people will be covered); the measure redefines the economic benefit conditioned on participation in social-inclusion projects, and enhances the services for helping to lift people out of poverty; ii) the reorganisation of the social benefits for the purpose of fighting poverty (purchases card for minors, and unemployment allowances (ASDI)); and iii) the strengthening and coordination of social services projects, designed to ensure greater territorial uniformity in the delivery of the benefits. The resources appropriated amount to a total of approximately €1.2 billion for 2017 and €1.7 billion for 2018.

The implementation of the measures to reform the justice system will proceed in the months ahead, with particular regard to criminal proceedings, the efficiency of civil proceedings, and the statutes of limitation. The government’s intervention is aimed at reconciling the need for ensuring timing consistent for the ascertainment of the facts of a crime, with the need to ensure a reasonable duration of the trial proceedings. The resources available to the judicial administration are to be increased. The adoption of best practices will be further promoted so as to allow for qualitative and quantitative harmonisation of the performance of the courts. The completion of the legislative framework for insolvencies will make the management of insolvency proceedings more effective, while it is also designed to establish more standard regulation of the subject and to provide greater certainty to failing businesses.

The reconciliation of the 2007-2013 planning cycle was concluded in March 2017. Despite the spending delays experienced through 2013, the reconciliation process ended on 31 March 2017 with full absorption of European resources, and

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this was due to effective re-programming, a renewed political stimulus, and new administrative-support actions with regard to the operating authorities. The new 2014-2020 planning cycle was inaugurated with an accent on i) reinforcing institutional cooperation and coordinated planning with the regions through the steering committee for management of the development and cohesion funds, and ii) a new policy for southern Italy, based on an active role of the government and the vesting of high levels of responsibility with the territorial administrations, implemented through the Masterplan and the Pacts for Southern Italy.

Consistent with the approach taken by the previous government, a greater emphasis has been placed on the central role of cohesion policies and on making the ‘southern Italy issue’ a national issue. The objective of achieving a turning point in the policies and trend regarding the divide between southern Italy and the rest of the nation has been affirmed through immediate measures providing for i) the reinforcement of the tax credit on private investment; ii) the rebalancing of ordinary capital expenditure of the central government to the benefit of southern Italy; iii) institutional changes to favour the effectiveness of the planning of initiatives in the area; and iv) the acceleration of expenditure for cohesion programmes. Alongside these measures, the economy of southern Italy has shown signs of revitalisation in the past two years.

The measures to support both income and system modernisation continue to be flanked by a uniform strategy of revising public spending. The continuation of the fiscal consolidation effort will also be based on a new phase of the spending review, which will need to be more selective, but also consistent with the principles established by budget reform. This objective is also to be sought through more extensive use of the mechanisms to streamline the public procurement of goods and services.
Equitable and sustainable well-being
The crisis and the globalisation that preceded it have highlighted the limits of economic policies exclusively concentrated on GDP growth. The increasing wealth gap in recent decades in Italy and most highly developed countries, and the continuing insufficient attention to environmental sustainability necessitate an enrichment of public debate and economic-policy strategies.

In recognition of this need, in August 2016, the Italian Parliament approved almost unanimously the inclusion of equitable and sustainable well-being indicators in the reform of the accounting and public-finance law, and provided for adding such indicators to the government’s economic-policy objectives. The EFD will report on the trend of the main aspects of well-being in the past three years, and will provide a forecast of the future trend of these variables, along with the impact of the policies. Italy is the first highly developed country to establish a policy of this nature.

While awaiting the equitable and sustainable well-being indicators that are to be selected and defined by a special committee as mandated by the law and

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are to be used by the government for future monitoring of the trend of well-being and the impact of the policies, the government has elected to move forward on a provisional basis with the inclusion of several indicators this year. Alongside the traditional objectives (first and foremost, GDP and employment, which continue to be crucial indicators for estimating and promoting the well-being of the population), the EFD illustrates the trends of average disposable income, income inequality, the rate of non-participation in the labour market, and CO2 and other climate-altering gas emissions. The EFD also sets policy objectives for these variables.

The data for the 2014-2016 three-year period show substantial improvement of the indicators considered, with the exception of gas emissions, which obviously reflect the effects of the economic recovery. More specifically, the inequality index reflects significant improvement due to the growth of the employment and the effectiveness of the measures implemented in recent years. The government has set the objective of continuing to reduce inequality in the next three years.
European Union: needed reform
The Italian government believes it is imperative to continue promoting its strategy for the reform of European institutions. There is a need for new governance, which, alongside monetary and financial integration, will have to start from recognition of the core issues of economic growth, employment and social inclusion, introducing mechanisms for the sharing of risks between Member States, in addition to tools for reducing the risks associated with each of them. Increasing risk-sharing increases the Member States’ adjustment and flexibility capacities in dealing with shocks, thereby contributing to reducing the risks specific to each Member State. The new governance of the area should provide budget-policy incentives favourable to growth, also improving the distribution of growth among the Member States.

Europe needs to have shared mechanisms in order to alleviate the costs of labour reallocation and the costs of crises that can afflict one specific sector or territory; a common macroeconomic stabilisation mechanism will also allow countries subject to strict budget constraints to adopt anti-cyclical policies, addressing higher unemployment in the event of asymmetric shocks. Greater risk-sharing among the countries would not reduce the incentives to adopt national reforms. Instead, the failure to implement joint efforts to meet new, common challenges will put Europe’s essential public goods at risk for the integration process.

The management of the flows of migrants and asylum seekers into the countries of the European Union represents an unprecedented challenge that Europe is facing with regard to the free movement of persons, the respect of human rights, and the security of European citizens. It is a system crisis that requires a common response at a European level, through common border management. It is necessary to plan and implement integration policies in the national labour markets; this would allow for capturing the benefits historically

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associated with immigration, which, for an ageing society, will outweigh in the medium/long term the short-term costs associated with the management of the migratory flows. At the same time, there is a need for stronger, more targeted cooperation with the countries of origin/transit of the flows, which should contemplate an investment plan to tackle the fundamental causes of the phenomenon, and the pursuit of decent living conditions, security, and work. The financial and operational support offered to the partner countries will need to be accompanied by their precise commitments in terms of effective border controls, reduction of migrant flows, cooperation regarding repatriation/re-admission, and stronger actions to combat human trafficking and terrorism.

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In view of the fiscal consolidation required by the high public debt accumulated in previous years, the limited budget leeway since 2014 has been used to support growth and competitiveness. Given a new focus on the budget mix, and the cutting of unproductive spending to finance investment and the reduction of the fiscal burden, the country has embarked on a narrow virtuous path bounded by the two contrasting needs of cutting the deficit and supporting growth. Along this path, Italy has returned to positive GDP growth, avoided dangerous declines in prices, contained the public deficit, and stabilised the public debt.

While such results should not be underestimated, it is also important not to underestimate the strict constraints that Italy continues to face in terms of public finance, in relation to a probable tightening of monetary policy, medium-term objectives that are still to be reached, and significant, widespread geopolitical risks. The objective, mix and intensity of the economic policies to be adopted by the government will continue in the direction of the path indicated.

The intensity of fiscal consolidation, but also the other economic-policy options, will therefore be evaluated not only based on short-term objectives, but, more importantly, for their medium-/long-term implications, also considering that the path toward solid public finance is a commitment owed to future generations. Sound public finances produce concrete effects on the budget, since they contribute to holding down interest expenditure, which absorbs resources that could otherwise be allocated to economic-policy objectives, such as the reduction of the fiscal burden, investments, and social inclusion.

A careful reflection about the concrete value of the country’s credibility also seems particularly important in view of the consensus expectation that the ECB will conclude its quantitative easing programme by the end of 2018. Italy cannot afford to be caught unprepared for such a development.

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INDEX
I.	THE REFORMS: RENEWED MOMENTUM
II.	MACROECONOMIC SCENARIO AND STRUCTURAL REFORMS’ IMPACT
II.1	Macroeconomic scenario
II.2	Macroeconomic impact of structural reforms
II.3	Financial impact of new measures in the 2017 NRP
III.	POLICY RESPONSES TO KEY ECONOMIC CHALLENGES
III.1.	European challenges and the Government’s action
III.2.	Public finance and taxation
III.3.	Banking and financial sector
III.4.	Public Administration
III.5.	Labour market, education, and fight against poverty
III.6.	Investment and sectorial policies
III.7.	Competition
III.8.	Monitoring and legislative implementation
IV.	COHESION, REGIONAL REBALANCING AND SOUTHERN ITALY
V.	INSTITUTIONAL DIALOGUE WITH THE REGIONS AND THE AUTONOMOUS PROVINCES TO DRAW UP THE NATIONAL REFORM PROGRAMME
APPENDIX: REFORM TIMETABLE AND SUMMARY OF ITALIAN REFORM MEASURES

A.	REFORM TIMETABLE
B.	SUMMARY TABLES OF THE MACROECONOMIC IMPACT OF REFORMS
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TABLES, FIGURES AND BOXES
Table I.1: Strategic Actions of the 2017 NRP
Table I.2: Implementation of reforms broken down by policy segment
Table I.3: Indicator of importance of policy segment on competitiveness
Table II.1: Macroeconomic scenario - policy scenario
Table II.2: Macroeconomic effects of structural reforms for area of interventions
Table II.3: Macroeconomic effects of structural reforms for GDP component
Table II.4: Financial impact of measures in grids on NRP
Figure IV.1: National Strategy for deprived areas: The Project Areas selected

Box Chapter I:	Three strategic instruments for action.

Box Chapter II:	The macroeconomic impact of ‘Salva Italia’: a simulation analysis based on the new variant of IGEM with financial frictions.

Industry 4.0. Macroeconomic impact of the ‘Finance for Growth’ provisions and innovative investments.
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I.1 THE REFORM STRATEGY
The 2017 National Reform Program (NRP) comes at the end of the current legislature and has the ambition of continuing the reform actions started in 2014 while at the same time laying the foundations for structural change that is deeply needed by the economic and social context of the Country. The next parliament will have the task of completing the implementation of the reform which, for its very nature, is a medium-to-long-time effort.
Most of the ambitious agenda planned in 2014 has been accomplished and in the next few months further results will be achieved. The structural reforms approved require, for their breadth and depth, a consistent amount of time to fully produce their efficacy and impact on the Country’s growth.
For this purpose, the MEF has developed a synthetic implementation indicator of the envisaged reforms, which takes into account the relevance and bearing they have on the competitiveness of the Country. The indicator, that is illustrated in paragraph 1.2 of this chapter, shows an increase of about 30 per cent compared to the previous NRP (2016), raising the total amount of planned and implemented reforms to roughly 80 per cent.
The recent conclusions of the Country Report on Italy drawn up by the European Commission acknowledge the reform effort but highlight a slowdown in the process in the second half of 2016. This impression, actually, runs the risk of being distorted by the outcome of the important referendum held at the end of the year.
Every time an important structural long-term reform effort is undertaken, it is necessary to re-examine the results obtained, those that were missed and those that can be improved on an annual basis. With the 2017 NRP, the Government is imparting new momentum into the reform program, it is focusing on what remains to be done and it is monitoring the efficacy of the many actions that have been taken.
At one year from the previous NRP, the Country has laid the foundations for a more efficient, agile, digital, frugal, meritocratic, transparent and simpler Public Administration. More than twenty legislative decrees have been issued to implement the reform of the complex public machine. Some of them were questioned from the constitutional standpoint and so they were presented again and amended, in agreement with the Regions and Local Governments, while those whose delegation has expired will find an appropriate normative means to be reintroduced.
In 2016, the Country defined all the operational instruments required to tackle the large amount of non-performing loans inherited from the crisis and has provided the banks with instruments to maximize market solutions with the backing of the State. At the end of 2016 a major allocation of funds was made to enable the banks to recapitalize where necessary for precautionary reasons.

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In 2016 a national market for impaired loans was also created, in which the Government played a proactive role, laying the foundations and preconditions for its establishment – through guarantees on securitization, by providing incentives for the creation of specialized market funds, but above all by improving all the insolvency proceedings and by speeding up the bankruptcy process. Besides the actions already introduced in 2015, also new rules were adopted to reduce timing of security enforcement proceedings, like the “patto marciano”1 and the possessory collateral, procedural simplifications and the use of IT to set up and valorise the registries available to operators. In 2017 the reform of bankruptcy procedures will be concluded with the implementation of a specific delegation, currently being examined by Parliament.
In 2016, the labour market reform produced its positive effects: employment is rising, the quality of labour has improved and workers are being offered new professional opportunities and certainties. Also youth employment has started to improve and the effects of the new active labour market policies (ALMP), accompanied by special incentives for young people and women, will strengthen the inclusion process in the labour market. Of fundamental importance is the full implementation of the dual model which, through the labour and school reform, is a prerequisite for endowing young people with the skills needed by the technological and production changes that are simultaneously being promoted
ANPAL – the agency that coordinates labour services and activation policies for unemployed, has started to operate, the school-work alternation arrangements have been stepped up (400 hours of alternation per year), and the first level apprenticeship contract is now active. A historic change occurred in 2017 with the approval of the enabling law on the fight against poverty. For the first time our Country will have a national and structural instrument – the Inclusion Income (REI) - targeted to individuals in underprivileged conditions and not to individuals belonging to certain categories (elderly, unemployed, disabled, etc.). Inclusion Income launches a new approach to social policies. It is based on the principle of active inclusion and binds the allowance to enabling measures intended to help excluded people to readjust to society and to the labour market.
With the 4.0 Industry Plan, the Government has laid the foundations for the changes in production and technology required to recover competitiveness and overcome the macroeconomic imbalances that have held back the Country’s potential growth capacity. The Plan is an opportunity for Italian firms wishing to tap the advantages offered by the innovations introduced by the fourth industrial revolution characterized by totally digitized and connected processes. It is an ambitious and multidimensional project that comprises a series of measures based on horizontal actions designed to support productivity, flexibility and competitiveness and improve the quality of production through innovative technology.
2016 was also a year of progress in the area of civil justice with a substantial reduction in the backlog. Advances have been achieved in a number of areas like the simplification process, the Broadband and Ultra-broadband Plan, the National Plan for Ports and Logistics, the National Tourism Plan, and a wide range of measures in support of agriculture and the Master Plans for the South were

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1 Translator’s note: measure that allows existing and new credit facility agreements to agree upon the transfer of title and other rights in rem over real estate upon payment default

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implemented. A historic record has been set in the fight against tax evasion, and the New Budget Law has led to the implementation of the new accounting law. An exhaustive description of these actions, as well as other measures, is provided in Chapter III.
A snapshot of all the actions implemented in 2016 shows that there has not been any slowdown. To the contrary, the Government that took power in late 2016 promptly imparted new momentum to the reformist action described in detail in this document.
The structure of the 2017 NRP comprises short-term and medium term measures. In the upcoming months, before the Update to the economic and Financial Document, some actions will be taken that require rapid approval in order to uninterruptedly continue the reform actions that have been initiated. In the medium term, that is to say during the year before the next NRP, actions will be taken in the six strategic areas identified to set right the macroeconomic imbalances of the Country. They coincide with the analysis and recommendations of the Council.
Priority Actions
The Government is immediately engaged in relaunching the liberalisation policy by speeding up the Parliamentary approval of the 2015 Annual Competition Law. This Act affects a number of sectors among which insurance, postal services, telecommunications, electric energy, the gas and fuel market, self-employment, pharmacies and the banking services. It also contains a delegation for a comprehensive revision of the rules on taxis and chauffeur services as well as several simplification rules.
The privatization of State-owned enterprises (SOEs) and of the State’s real estate assets will be given new momentum in the course of this year with the aim of producing revenues – including also extraordinary dividends for the Treasury – amounting to at least 0.3 per cent of the GDP.
At the same time, the approval process of the reform of criminal proceedings and of the rules on the statute of limitations will be completed. Rapid judicial proceedings are absolutely necessary to attract both national and foreign investment. The bill aims at simplifying and speeding up criminal proceedings, implementing the principle of reasonable duration without overlooking the right to fair proceedings for the indicted. The reform also envisages amendments to the statute of limitations that seek to reconcile two different needs: ensuring that the authorities have an appropriate amount of time to investigate criminal facts while at the same time ensuring a reasonable duration of the proceedings .
Alongside the latter normative actions, there are also some organizational changes, also aimed at stepping up the efficiency of the judicial system, such as the hiring of new magistrates, creating internships, recruiting staff and making technological investments.
In the short term, besides continuing the tax shifting initiative to facilitate growth, ample space will be given also to productivity measures.
The effectiveness of second level agreements and actual productivity gains associated with the tax shift actions will be strengthened and monitored. Action will also be taken to promote not only the reform of collective bargaining in particular in view of recovering competitiveness, but also to provide strong

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incentives to the participation of workers in achieving company goals and, also, to strengthen the legal certainty of second level contracts.
Finally, in the next few months, the Government will be committed to fully implementing the strategy to fight poverty as delineated in the enabling law approved last March by Parliament. The action will focus on an innovative strategy in three areas: i) launch of the Inclusion Income measure which provides economic support for households in conditions of poverty; this will replace the Support for active inclusion and it envisages a progressive expansion of beneficiaries (in 2017 they are more than 400 thousand households for a total of 1 million 770 thousand people); redefinition of the economic benefit (aimed at achieving a certain level of resources and recipients will be required to participate in social inclusion projects), and strengthening of services designed to enable the beneficiaries to become autonomous; ii) reorganization of social benefits aimed at fighting against poverty (purchase cards for minors and the ASDI unemployment benefit; iii) strengthening the coordination of actions in social services aimed at ensuring greater territorial uniformity in paying out the benefits. Overall, the resources allocated amount to 1.18 billion for 2017 and 1.7 billion for 2018.
The Six Areas Addressed by the 2017 NRP in the Medium Term
Spurred by the ambition of restoring competitiveness and attractiveness of our Country, the biggest challenge in the medium term, is to produce results that are actually perceived by the citizens in terms of individual and collective wellbeing. It is necessary to increase the number of those who benefit from economic recovery by supporting - with concrete measures - the households and businesses that have been left behind. The fight against inequalities is an unavoidable goal because growth without inclusion restricts social mobility, it hampers growth, and creates political instability. In order to win this challenge it is crucial to create jobs and enable economic development and social inclusion. Along this path, the sustainability of public funds plays a key role, especially for countries like Italy where public debt still constitutes an element of strong vulnerability. The strategy of the 2017 NRP has identified six strategic areas for action that constitute its pillars.
Public Debt and Finance
High public debt subtracts resources from investments and development. For this reason the Government will be pursuing its general strategy for growth, fairness and fight against inequalities in conjunction with a reduction in the debt/GDP ratio to levels that are sustainable over time.
Consequently, the Government has set the goal of structural budget balance in 2019 which means steadily reducing public debt in proportion to the size of the economy. A strategy will be defined for this progressive decline in public debt and a Special Fund (Fondo di Ammortamento) will be set up supplied by resources coming from privatizations, conveyance of State-owned real estate, rationalization of equity held by the State in companies, and revenues from public concessions. For the latter it will be of fundamental importance to implement the approved delegated law for reform taking into account international best practices.

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Taxes, Fighting Tax Evasion and Spending Review
The commitment to reduce the tax pressure will continue, especially sizing down taxes on production inputs. An efficient tax and welfare system is key to improving income distribution and it limits tax avoidance. In this context it will be crucial to cut the tax wedge to reduce the cost of labour and at the same time increase disposable income for workers.
Rationalizing tax spending is among the actions required to define a more effective tax system, paying attention at the same time not to increase the tax pressure and not to undermine the fairness of the system. The next steps therefore are to update the data contained in land registries in order to ensure equitable assessment of the value of real estate.
Improving the efficiency of the tax system will also involve a revision of tax expenditures. The analyses carried out by the Government have led to the publication of the Report annexed to the Budget Law that provides a precise list of all measures for exemption, exclusion, reduction of taxable income and tax schemes, accompanied by a quantification of their financial effects and of the number of beneficiaries. This is an extra step in the direction of tax transparency that the Government intends to implement through a rational redefinition of tax expenditures while ensuring that the measures are implemented in a stepwise manner.
Achieving greater effectiveness in the fight against tax evasion makes it possible to: support the activities of healthy businesses by ensuring that rules are complied with and that there is a level playing field for fair competition; improve fairness in tax collection; and recover resources required to reduce the tax pressure on production inputs and hence support the growth of the economy. In order to pursue these objectives, the Government commits to strengthening the initiatives adopted in recent years and intensify their implementation by promoting a ‘cooperative’ approach based on transparency, simplification and mutual confidence between Administration and citizens.
On the other hand, alongside the measures supporting income and the modernization of the system, a spending review strategy is of the utmost importance which, in this phase, will have to focus on defining priority areas for public spending with preference being attached to measures that stimulate growth and cut further unproductive spending. The objective of budgetary consolidation will be pursued also through the third stage of the spending review, that will be highly targeted and consistent with the principles laid down in the budget reform. This objective will necessarily involve a more extensive use of the instruments for rationalizing public procurement (the purchasing of goods and services by the P.A.) as well as a greater involvement of local governments.
Labour, Welfare and Productivity
Much has been achieved through the Jobs Act in terms of flexibility and protection of labour: it is now necessary to strengthen the active labour market policies . The approach that has been adopted envisages an active role of workers in their relocation and in their search for another job in a perspective that is totally new for the Italian labour market. In the next few months the initiatives that have already been adopted, including the relocation bonus, will unfold their

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effects and it will be the Government’s task to analyse these early experiences in order to strengthen and improve them.
Besides active policies, also skills need to be improved so as to bridge the mismatch with the labour market; the goal is to promote the culture of the 4.0 Industry Plan in the schools by stimulating research also through the Digital School Plan and School-Labour Alternation arrangements through the establishment of specific university masters, dedicated PhDs and Secondary Technical Institutes and, finally, by promoting technological clusters, national Competence Centers and Digital Innovation Hubs.
During this stage, where the effects of some of the major reforms are becoming evident, it is essential to widen their scope through measures  targeting low-income households, the people who do not have access to the labour market and those burdened by care-delivery for family members and other family obligations that prevent them from successfully reconciling work and family life. The Government will continue to implement measures in support of family welfare and care and it will introduce measures that will make the work of the second earner worthwhile, especially through incentives for low household incomes. As pointed out in the previous paragraph, the fight against poverty and material deprivation is a priority for the Government.
On the other hand, actions in the labour field are also the core of the policies for stimulating growth and productivity. The Government is aware of the role of wage bargaining and of second level bargaining. The enhancement of company collective bargaining and favourable tax schemes for an increasingly wider basket of services are a first step towards even more targeted actions in company welfare, while strengthening the legal certainty of company contracts.
The sustainability of pension expenditure is crucial for the Government. During this phase the focus will be on implementing the norms that have already been introduced and that concern physically demanding jobs or situations of long-term unemployment. The introduction of voluntary early retirement (APE) is a private option that does not undermine the sustainability of the pension system. Instead, the future pensions of young people doing short-term jobs will be protected and the second supplementary pension system will be strengthened.
Loans to the economic system
The foundation/cornerstone of a stable economy is a solid and diversified financial system for businesses and communities. The Government is now engaged in maximizing the effectiveness of the instruments made available by the banking system also through actions aimed at encouraging people to make use of them. For this purpose, the impaired loans market will continue to be developed and the banking system will be encouraged to adopt the best European practices in managing non-performing loans. At the same time, the reform of banking governance, that was started in 2015, will be completed.
Businesses will be supported by completing the legislative framework on insolvency proceedings and by improving the management of the latter so that all the aspects of insolvency are regulated in a comprehensive and organic manner and certainty is given to businesses in difficulty.

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Competitiveness, the Judiciary and the Public Sector
Businesses need an entrepreneurial environment that does not hinder their development with delays and administrative barriers. The Italian judicial system has hampered growth for a long time by putting up obstacles to the rapid settlement of controversies and compensation of damages. Many international institutions and observatories have often indicated that speeding up the time required to settle cases in court is one of the most urgent objectives to stimulate the Country’s competitiveness; some progress has been made thanks to the simplification of procedures and to the introduction of telematics proceedings.
The implementation of the reform measures that have already been started in the judicial sector involving the penal proceedings, improving the efficiency of civil proceedings and the statute of limitations, had previously been indicated as urgent short-term priorities albeit with the awareness that continuous engagement would be required in the medium term to evaluate their efficacy. The adoption of best practices will further be promoted so as to upgrade the performance of the courts in both qualitative and quantitative terms.
The Public Administration is progressively recovering efficiency. For many years  the low efficiency of the Public Administration negatively impacted on the proper functioning of the various economic sectors and in general on productivity. The actions adopted have been extensive and have involved the most diverse areas with high added value for the Country.
The full implementation and completion of the reform of the Public Administration by the end of the year is a key objective of the Government since it is essential to improve the operating conditions for businesses and investments and to increase productivity. Special attention will be focused on the reform of State-owned enterprises, with the timely adoption of norms aimed at rationalizing these companies and reducing them to only those that actually manage public utilities.
Over time Italy has adopted sectoral laws with a great impact on competition that have contributed to the gradual opening up of many markets, as witnessed also by the trend of the OECD Product Market Regulation Index according to which Italy is among the Countries with the lowest level of restrictions to competition.
The rapid approval of the Annual Competition Law is a top priority. There are various sectors where greater market opening would produce considerable benefits in terms of a wider array of options, investments, productivity and growth and that will be the object of Government action ranging from professional services, to retail and local public services.
The investment levels in our Country are still too low. The measures contained in the  Industry 4.0 Plan will be of key importance for boosting the competitiveness of the Country in coming years and they include investments in innovation and in skills as well as in enabling infrastructure and public support instruments (super-amortization and hyper-amortization, tax credits for R&D and funds for growth).
Investments, Restoring Territorial Balance and the South
The Government also intends to boost public investments and improve their harmonization with the long-term objective of restoring territorial balance in the

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Country. A program will be prepared for strengthening the capacity to coordinate investment projects and increase resources for the planning and implementation of public works. Cost-benefit analyses will be extended to all the sectors of the Italian economy.
In the direction of supporting investments is also going the huge effort to improve territorial security of the Country also through the important measures that the Government has launched with ‘Casa Italia’. Extensive resources have been dedicated to prevention, maintenance and restructuring of infrastructure, houses and urban contexts damaged by earthquakes or that in any case are at seismic or hydrogeological risk. This is an important booster for a sector that is a driving force in our Country and that was harshly affected by the economic crisis; a major effort will be made to streamline procedures so as to maximize the use of available funds.
Special attention will be paid also to the fine-tuning of the regulatory framework for public tenders with the aim of stabilizing the legislative framework, promoting simplification and transparency of procedures, and strengthening the fight against corruption.
Up to 2013 the gap between the South and the Centre-North had continued to widen with much higher levels of unemployment and social suffering in the South than in the rest of the Country. Improvements in the spending capacity of structural funds and of resources from the Development and Cohesion Fund in the 2014-2016 period determined a reversal in trend of the main economic indicators starting from 2015. The very first actions of this Government were policies for restoring the territorial balance and for the South.
The Government’s new planning has introduced the ‘Pacts for the South’ which envisage the participation of local governments in selecting actions to be funded under the coordination of the State. The goal of the Government is to monitor the concrete implementation of the actions laid out in the Pacts that have already been signed, implementation of investments and virtuous use of resources. At the same time, the effects of tax credits on private investments in the South (that were recently strengthened) will be monitored, and the norm that provides incentives to ordinary capital expenditure for the Regions of the South will be implemented.

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TABLE I.1– STRATEGIC ACTIONS OF THE 2017 NRP
	Areas	Policy Segments	Actions	Tempi
1	Debt and public financefinanza pu	Public finances	Achieving a balanced budget in structural terms	2017-2020
2		Public finances	Spending review	2017-2020
3		Public finances	Reducing delays in payments by the Public Administration	2017-2018
4		Public debt	Strengthening the strategy for reducing public debt through privatizations, disposal of real estate assets and reform of concessions	2017-2020
5	Taxes and spending review and fight against tax evasion	Tax policies	Continue to reduce taxes so as to support growth	2017-2018
6		Tax policies	Shifting taxes from individuals to things.	2017-2018
7		Tax policies	Review of tax expenditures	2017-2018
8		Tax policies	Coordination of tax administration – advisory committee on the fight against tax evasion	By 2017
9		Tax policies	Investments in ICT and human resources to support the fight against tax evasion and to encourage tax compliance	2017-2018
10		Tax policies	Reduce tax disputes and improve collection efficacy	2017-2018
11	Credito	Banks and Loans	Continue to reduce the stock of impaired loans	2017-2018
12		Banks and Loans	Reform of the laws that regulate company crises and insolvency (Delegated Law)	By 2017
13		Banks and Loans	Receivership of large companies in conditions of insolvency	By 2017
14		Banks and Loans	Attraction of foreign investments and monitoring alternative measures to bank loans	By 2017
15	Labour, welfare and productivity	Labour and welfare	Implementing and monitoring active labour policies	2017-2018
16		Labour and welfare	Implementing and monitoring social security measures (APE)	May 2017
17		Labour and welfare	Measures in support of households	By 2017
18		Labour and welfare	Support for female and youth employment and policies in favour of second wage earners	By 2017
19		Labour and welfare	Actions involving labour productivity to strengthen competitiveness	By 2017
20		Labour and welfare	Complete the reform on self-employed and launch the reform on ancillary casual labour	July 2017
21		Labour and welfare	Plan to fight against poverty	May 2017
22		Education and skills	Complete implementation of the ‘good school’ act and monitor efficacy of adopted measures	By 2017
23		Education and skills	National Plan for training teachers	2016-2019
24		Education and skills	Complete the implementation of the National Plan for Digital Education	2015-2018
25		Education and skills	National Plan for Inclusive Education	April 2017
26		Education and skills	National Research Program	2015-2020
27	Investimenti e riequilibrio territoriale	Investments	National Plan for Public Investments	2017-2020
28		Investments	Adjustment of norms on tenders and monitoring efficacy of adopted measures	By 2017
29		Restoring territorial balance	Implementation of Plans for the South	2014-2020
30		Restoring territorial balance	Tax credits on private investments and incentives for capital expenditures in the South	By 2017
31	Competitiveness	Competitiveness	Implementation of the reform of harbour facilities and infrastructure and National Plan for Harbours and Logistics	By 2017
32		Competitiveness	Hydrogeological instability and seismic risk (Casa Italia)	2017-2020
33		Competitiveness	4.0 Industry Plan	2017-2020
34		Competitiveness	Internationalization and Competitiveness	By 2017
35		Competitiveness	Start up and innovative SMEs	By 2017
36		Competitiveness	Strategic plan for tourism	2017-2022
37		Competitiveness	2017 National Energy Strategy and Energy Decree	By 2017
38		Competitiveness	Approval of current Act on competition and drafting of the new 2017 Act	2017-2018
39		Health	Implementation of Health Pact and Digital Health Pact	By 2017
40		PA	Complete the reform of the PA	By 2017
41		PA	Rationalization of State-owned companies	By 2017
42		PA	Complete the reform of public local services	By 2017
43		PA	Complete the reform of public sector employment	By 2017
44		PA	Complete the implementation of the Agenda on simplification, start the Three-year ICT Plan in the PA and ensure greater cyber security	By 2017
45		Judicial system	Reform of criminal trials and norms on the statute of limitations	June 2017
46		Judicial system	Fight against organized crime and illicitly gained assets	By 2017
47		Judicial system	Norms on honorary judges	May 2017
48		Judicial system	Extradition	By 2017
49		Judicial system	Efficiency of civil trials	By 2017

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I.2 PROGRESS INDICATOR OF REFORM IMPLEMENTATION
The MEF has defined an indicator to track the progress of Government reform action (CRPI Competitiveness Relevance Progress Indicator). This is a synthetic indicator that expresses progress in the implementation of the reforms envisaged in the NRP weighted according to the relevance of the reforms for the competitiveness of the Country. The index varies between 0 (no pro-competitive reforms) and 1 (full implementation of all envisaged reforms).The indicator is built starting from implementation percentages, obtained from the monitoring of primary and secondary normative measures, weighted with the impact of the reform on the competitiveness of the Country. This weight is measured through the potential of the reform in terms of growth in the medium term, based on the simulations of the MEF’s econometric models (refer also to Table II.3). The indicator shows that in 2016 the growth was more than 15 per cent higher than in 2015 thanks to progress in the implementation of some very important actions for growth, like the reform of the PA, the ‘Good School’ Plan, the  Industry 4.0 Plan and the measures for the banking sector and impaired loans.

TABLE I.2 – IMPLEMENTATION OF REFORMS BROKEN DOWN BY POLICY SEGMENT
	Up to 2015	2016	Impact on Competitiveness
Public Administration	20%	80%	High (5)
Labour Market	70%	90%	High (5)
Judiciary	40%	50%	Average high (4)
Education	50%	80%	Average high (5)
Taxes/Fight against tax evasion	60%	75%	Average high (4)
Spending Review	50%	70%	Average (3)
Impaired loans	20%	80%	Average high (4)
Competitiveness/4.0 Industry Plan	40%	80%	High (5)

TABLE I.3- INDICATOR OF IMPORTANCE OF POLICY SEGMENT ON COMPETITIVENESS
	Level in 2015	Level in 2016	Difference 2015-2016	Maximum weighted contribution
Public Administration	0,03	0,12	0,09	0,15
Labour Market	0,10	0,13	0,03	0,15
Judiciary	0,05	0,06	0,01	0,12
Education	0,06	0,09	0,04	0,12
Taxes/Fight against tax evasion	0,07	0,09	0,02	0,12
Spending Review	0,04	0,06	0,02	0,09
Impaired loans	0,02	0,09	0,07	0,12
Competitiveness/4.0 Industry Plan	0,06	0,12	0,06	0,15
Indicator of importance on competitiveness	0,44	0,76	0,33	1,00
The indicator, included between 0 (min) and 1 (max), is calculated as weighted average of progress in implementation weighted with the potential economic impact of the reform.

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I.3 INCLUSIVE GROWTH AND POLICIES FOR BRIDGING INEQUALITIES
The economic crisis that has characterized this decade has exacerbated inequalities in terms of income and opportunities in the societies of the main industrialized economies. There are many factors responsible for this long-term process: globalization of the economy, technological changes, demographic trends and migration flows. These are complex phenomena that besides bringing advantages in terms of progress and wellbeing also imply adjustment challenges for all parties involved: institutions, enterprises, workers and citizens.
Beyond its impact on social cohesion, high income inequality is an obstacle to sustainable growth in time. Empirical evidence shows that growing inequality in income is an obstacle to growth mostly in terms of confidence and failure to invest in human capital. The persistence of wide levels of inequality in income leads to a reduction in opportunities that limits inter-generation mobility and widens territorial divides.
It is therefore essential to promote policies conducive to inclusive growth. A consistent and effective multidimensional approach is required that goes beyond paying attention only to income but extends out to other key dimensions of wellbeing. It is only through actions designed within the framework of an integrated vision that we can effectively fight against inequalities and return to sustainable, balanced and inclusive growth. This implies making use of the whole range of instruments that are available and in particular budget policies and structural reforms.
The budget policy, in particular, plays a crucial role for the protection of macroeconomic stability while at the same time reducing inequalities. Bridging gaps and offering equal opportunities may require a greater outlay in some specific sectors, but it will not necessarily alter the balance and the tax consolidation process that is required for the sustainability of public debt. Greater efficiency and effectiveness in allocations to both revenues and expenses is a prerequisite for promoting growth and productivity.
An effective strategy to fight against inequalities requires a budget policy that is accompanied by reforms and measures underpinning the policies aimed at reducing them.
The reform actions introduced in the 2017 PNR (described in detail in Chapter III), like the National plan on poverty, support for female and youth employment, savings security, support for businesses, right to education and to health, services for families and the disabled, equal opportunities and many others, have been integrated into a strategic context based on three main components.
Namely: a) definition of the National Strategy for Sustainable Development; b) periodical monitoring of the targets through outcomes indicators, like the wellbeing indicators introduced experimentally in the 2017 EFD (Economic and Financial Document), that provide fundamental data for monitoring progress in the reduction of inequalities in the various dimensions of wellbeing; c) gender budgeting that makes it possible to control the policies implemented, both annually and during the budget period, and share them among the various players called upon to carry out the policies for reducing gender inequality.

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FOCUS
Three strategic instruments for action

The 2017-2030 National Strategy for Sustainable Development (SNSvS)
The 2017-2030 National Strategy for Sustainable Development (SNSvS) has been defined through a set of objectives and possible measures capable of orientating the political-normative system and conferring greater consistency on the Country’s sustainable development policies to stimulate economic growth reconciling it with the protection of the environment and social protection and promotion. Today the Strategy[2] is the instrument for the nationwide implementation of the 2030 United Nations Agenda for Sustainable Development approved in 2015. The 2030 Agenda has become the linchpin for a development of the planet that is respectful of individuals and of the environment, centred on peace and cooperation, and capable of relaunching sustainable development also at the national level under four guiding principles: integration, universality, inclusion and transformation
The initiatives launched recently at European level confirm the importance of a common action that focuses on an efficient implementation of the 2030 Agenda and sustainable development of the European Union within the framework of policies co-funded by structural and investment funds. Italy will be promoting this long-term vision and will champion the availability of operational instruments in European forums for achieving the strategic objectives picking up from the experience of the EU 2020 strategy whose goals appear to be difficult to achieve probably because in the past they were not supported by adequate policies and community instruments. Ownership of the strategy will be key to its success and only a collective effort aimed at reducing inequalities, poverty and unemployment will enable Europe to propose a more equitable, cohesive and sustainable development model.
The approach used in defining the path for working out the Strategy is based on the adoption of sustainability as development model and on the involvement of all stakeholders who actively participate in the development of a society. These ideas have taken on concrete shape in the logic of the strategy. The participatory approach has focused on the sharing of three main contents: a) the context of reference, namely the evaluation of the “positioning” of the Country versus the 17 goals and 160 targets of the 2030 Agenda; b) identifying a system of strengths and weaknesses on which to build the goals to be pursued, starting from the positioning analysis; c) the system of strategic goals organized around the 5P areas of the 2030 Agenda “Persons, Planet, Prosperity, Peace and Partnership”, a formulation that encompasses all the sustainability dimensions of development.
The process for sharing the Strategy is in its early stages but it is possible to imagine targets that could be achieved before 2030 that would afford credibility to the political and economic investment effort that has been planned. The primary goal to be achieved in the next five years is to reinstate in the Country the socio-economic conditions of wellbeing it enjoyed before the economic crisis. Reduce poverty, inequalities, unemployment (female and youth unemployment above all), recreate confidence in the institutions, strengthen the opportunities for professional growth, education, training and social progress and restore competitiveness to businesses through the fourth industrial revolution based on innovative and sustainable technology. These are the strategic areas addressed by the reform measures described in this NRP and that constitute the core of the Strategy that would run the risk of being an unfulfilled promise if it failed to include all the above mentioned sectors.

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2 The Strategy was defined on the basis of Article 3 of Act 221/2015 that lays down that “Upon proposal of the Ministry of the Environment and Protection of the Territory and of the Sea, having heard the Standing Conference on the Relations between the State and the Regions and Autonomous Provinces, and having received the opinion of the environmental associations, the Government shall update, at least every three years, the National Strategy for Sustainable Development as per decision of the Inter-ministerial Committee for Economic Planning of 2 August 2001’ .

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Equitable and sustainable wellbeing in the Economic and Financial Document (EFD)
The approval of Law 163/2016[3] on the reform of the State budget was the first normative acknowledgement, in the Italian legal order, of the fair and sustainable wellbeing indicators (FSW). The Act lays down that these indicators are to be included in the economic policy documents of the Government. This innovation is based on the belief that measures of an economic nature should take into account also the social and environmental dimensions of wellbeing. For this purpose a new path has been laid out for the relationships between the economic policies and the effects on the wellbeing of the citizens by making predictions on the trend of the main wellbeing indicators following the policy measures formulated by the Government.
The assessment of public policies in terms of impact on equitable and sustainable wellbeing introduced in Italy is a considerable innovation on the international scene and gives rise to an ‘instrumental’ type of use of wellbeing indicators. Indeed, Italy is the first and only Country that, by linking the wellbeing indicators to the economic and budget plan, attributes a role to them in the implementation and monitoring of public policies.
For the first time, the 2017 DEF contains a technical annex on wellbeing with a budget and simulation of a subset of experimental indicators aimed at capturing the impact of economic policy actions on inequality, the environment and on wellbeing in general.

Gender budgeting
The new legislation on equitable and sustainable wellbeing were preceded by legislative decree 90/2016 that, among the amendments to be made to Act 196/2009, envisaged the inclusion of Article 38-septies, which provides for the trial run by the Ministry of the Economy of the adoption of a gender budget for assessing the different impacts of the budget policy on women and on men, in terms of spending, services, time and unpaid work and to evaluate the different impact of budget policies on gender[4].
This regulatory change is occurring in a context where there have already been some experiences at the regional and municipal level and within the framework of the performance management adopted by some public administrations[5]. What is missing, however, is a continuous and coordinated comprehensive framework that attaches priority to context analyses versus the assessment of impacts.

The restricted diffusion of this instrument in Italy is accompanied by a situation where there are still large gender differences, especially in some areas such as the labour market, where the most widespread indicators show that there are major disparities between men and women, ranging from participation in the labour market to the diffusion of part-time work and education. In these sectors, however, consolidated social and cultural behaviours still reflect large gender differences in such areas as education and universities (choice of  scientific and technological subjects, of mathematics), in the health system with regard to prevention, in reproductive health and in providing care for the elderly.

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3 Containing ‘amendments to Act no 196 of 31 December 2009, concerning the contents of the Budget Act, implementing Article 5 of Act no 243 of 24 December 2012.
4 The decree of the President of the Council of Ministers in agreement with the Ministry of the Economy and Finance defines the general gender budget method with a view to reporting. The central administrations of the State provide the Ministry of the Economy and Finance with the information required according to the accounting schemes, statistical indicators and modes of representation decided by the Ministry of the Economy and Finance – Department of the General Accounting Office of the State. The subsequent Act 163/2016 specified that in the Gender Budget report account should be kept of the experiences of the local governments.
5 In particular with regard to the Performance Report in pursuance of Article 10 (1), letter b) of Legislative Decree no 150/2009.

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Gender inequalities linked to income develop when women start to work and expand when they start raising a family and when making fertility choices. Indeed, while the increase in the number of women with higher education indicates a temporary reduction in the gender gap, gender differentials become more marked when it comes to participation in the labour market, employment rates and time dedicated to unpaid work. The very low employment rate is never accompanied by a high fertility rate as in other Countries, while there are negative effects of motherhood on the quality of work and on career opportunities. This latter figure is linked also to the shortcomings in the Italian system in services for children and the elderly. In this connection the previous budget law envisaged resources dedicated to specific measures for compulsory and optional leave for employed fathers, vouchers for baby sitting, bonuses for new-borns and vouchers for day-care centres.
Finally, it must be recalled that thanks to some specific regulations on gender balance, the participation of women in politics and in the board of directors of listed companies and in State-owned companies has significantly improved in Italy, but it is in any case significantly lower than in other advanced countries. For the first time the MEF is endowing itself with this important instrument for assessing economic and social policies paying special attention to the gender gap and to all the factors that may enhance it. The strategic choices made in this 2017 NRP, described above, are to be read in the light of this innovative instrument for economic-financial analyses.

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II. MACROECONOMIC SCENARIO AND STRUCTURAL REFORMS’ IMPACT
II.1 MACROECONOMIC SCENARIO
In 2016, the Italian economy grew by 0.9 percent, slightly surpassing the last official forecasts. After stalling in the second quarter, and as contemplated by the estimates in September, GDP picked up momentum in the final part of the year, growing at annualised rates closed to 1.0 percent.

The most recent data provide positive indications for the first quarter, and in particular, for the manufacturing sector. The results emerging from sector-confidence survey and the Purchasing Managers Index (PMI) are favourable showing an ongoing, significant improvement in the first three months of the year. In addition, the capacity utilisation rate is at an historically high level. Unlike the recent survey results and the very positive performance in the final months of 2016, the industrial production index opened the year with a larger-than-expected decline (-2.3 percent versus December). This result was affected by a correction for the days worked, which can cause strong volatility in December and January, due to the variance between holidays and the days when companies are actually closed. The index recovered nonetheless in February, growing by 1.0 percent over the prior month. Overall, the average seasonally adjusted industrial production index for the three months ending in February reflects growth of 0.74 percent over the previous three months (3.0 percent annualised rate).
The trend of rising inflation continued in March, albeit at a more modest pace than in the previous month. Core inflation rose only slightly, and stood marginally above 0.5 percent.
The international scenario at the start of 2017 is altogether better than expected. Monetary conditions continue to be accommodative, facilitating greater access to credit and supporting the expansion of consumption and investments. The stock markets have continued to perform positively. Still, the tensions in the markets mainly linked to the outcome of the forthcoming elections in several European countries have prompted a rise in long-term rates.
In the policy scenario, real GDP grows by 1.1 percent in 2017 in line with the scenario at unchanged legislation and after considering the timing and mix of the budget package; GDP is foreseen  to grow by 1,0 percent in 2018 and 2019 and 1,1 in 2020.

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TABLE II.1: MACROECONOMIC SCENARIO - policy scenario (% change, unless otherwise indicated)
	2016	2017	2018	2019	2020
INTERNATIONAL EXOGENOUS VARIABLES
International trade	2.8	3.4	3.5	3.9	3.7
Oil price (Brent, USD/barrel, futures)	49.0	54.4	53.8	53.4	53.6
USD-EUR exchange rate	1.107	1.060	1.060	1.060	1.060
ITALY MACRO DATA (VOLUMES)
GDP	0.9	1.1	1.0	1.0	1.1
Imports	2.9	4.4	2.9	3.4	4.1
Final national consumption	1.2	0.7	0.5	0.6	0.7
Household consumption and NPISH	1.4	0.9	0.6	0.7	0.7
Government expenditure	0.6	0.2	0.1	0.1	0.7
Investments	2.9	3.6	3.0	2.7	3.2
- machinery, equipment and other fixed assets	2.1	3.3	3.4	3.0	3.4
- transportation means	27.3	11.6	1.4	2.6	4.0
- construction	1.1	2.5	2.7	2.3	2.8
Exports	2.4	3.7	3.2	3.5	3.5
Memo item: Current account balance (% of GDP)	2.6	2.3	2.6	2.8	2.8
CONTRIBUTIONS TO GDP GROWTH (1)
Net exports	-0.1	-0.1	0.1	0.1	-0.1
Inventories	-0.5	0.0	0.0	0.0	0.1
Domestic demand, national net of inventories	1.4	1.2	0.9	1.0	1.1
PRICES
Import deflator	-3.4	2.5	1.5	1.6	1.6
Export deflator	-0.9	1.7	2.1	1.9	2.0
GDP deflator	0.8	1.2	1.7	1.9	1.7
Nominal GDP	1.6	2.3	2.7	3.0	2.8
Private consumption deflator	0.0	1.2	1.7	2.1	1.8
Planned inflation	0.2	1.2	1.7
Memo item: HICP, net of imported energy, % change (2)	0.5	1.0	1.2	1.4
LABOUR
Labour cost	0.3	1.0	1.2	1.5	1.5
Productivity (measured on GDP)	-0.5	0.3	0.2	0.1	0.4
Unit labour cost (measured on GDP)	0.8	0.7	1.0	1.4	1.1
Employment (FTEs)	1.4	0.8	0.9	0.9	0.7
Unemployment rate	11.7	11.5	11.1	10.5	10.0
Employment rate (ages 15 to 64)	57.2	57.8	58.4	59.0	59.7
Memo item: Nominal GDP (in € mn)	1,672,438	1,710,591	1,757,052	1,809,348	1,860,575
(1) Discrepancies, if any, are due to rounding.
(2) Source: ISTAT.
Note: Cut-off date of the exogenous variables: 15 March 2017.
GDP and components in volume (chain-linked volumes, base year of 2010), data not adjusted for working days.

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FOCUS
The macroeconomic impact of  ‘Salva Italia’: a simulation analysis based on the new variant of IGEM with financial frictions
In 2011 the Italian government embarked on a strong action of fiscal consolidation consisting of a massive series of corrective measures (this fiscal package is known as ‘Salva Italia’). The financial stabilization package envisaged public spending cuts and increases in tax revenues (the overall fiscal intervention amounted to about 4.7 per cent of GDP). During the same period there was a sudden contraction in the credit supply of the banking sector (i.e. ‘credit crunch’). Financial frictions, by raising obstacles to external financing, exacerbated the credit crunch for firms and households, worsening even further the economic conditions and producing a negative impact on the public budget.  In the period 2011-2015 the deteriorated economic conditions gave rise to an average increase in the non-performing loans/bank capital ratio of 6.2 percentage points.
This focus presents an assessment of the macroeconomic impact of the ‘Salva Italia’, accounting for the existence of strong financial frictions, by means of a new variant of IGEM[6]. The focus also reports the impact of the  ‘Salva Italia’ according to the basic version of IGEM, where financial frictions are not operative. Specifically, in IGEM with financial frictions (FI) it is assumed a reduction of the value of bank capital of 6.2 percentage points, consistently with the observed change in the non-performing loans/bank capital ratio observed in the time interval 2011-2015. The effects induced by the financial distress add up to those induced by the fiscal consolidation package. In the basic version of IGEM (BI), instead, the observed effects are only ascribed to the corrective fiscal measures.
The simulation results show the contractionary effects induced by the fiscal measures in both scenarios (Table1). However, some considerable quantitative differences between the two models clearly emerge.  First, financial frictions tend to magnify the contractionary effects of fiscal consolidation on GDP and on the main components of aggregate demand (consumption and investments). In particular, the effects on investments are remarkably severe, since the contraction of the value of bank capital induces a reduction of credit supply[7]. This variant of IGEM is so able to reproduce the strong reduction of investments observed over the period  2012-2015, which amounted to an average of -14.4%[8]. Second, the presence of financial frictions reduces the effectiveness of the fiscal consolidation package (self-defeating), in relation to what observed without financial frictions. Specifically, in the scenario embodying financial frictions the average reduction of the defict/GDP ratio is 1.5 percentage points, while in the scenario without financial frictions the average decrease is 2.9 percentage points.

TABLE 1 – MACROECONOMIC EFFECTS OF FISCAL CONSOLIDATION MEASURES WITH AND WITHOUT FINANCIAL FRICTIONS (percentage deviations from baseline)
	2012		2013		2014		2015		Average 2012-2015
	FI	BI	FI	BI	FI	BI	FI	BI	FI	BI
GDP	-2.0	-1.3	-4.2	-1.5	-6.2	-1.7	-6.5	-1.8	-4.7	-1.6
Consumption	-1.4	-0.6	-3.0	-1.1	-4.6	-1.3	-5.5	-1.4	-3.6	-1.1
Investments	-17.8	-5.1	-11.4	-3.2	-6.6	-2.7	-3.2	-2.2	-9.7	-3.3
Deficit (% GDP)	-2.3	-2.6	-2.2	-3.5	-1.0	-3.1	-0.6	-2.5	-1.5	-2.9

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6 With this new version of IGEM it is possible to account for the effects induced by credit rationing and reduction of bank capital.
7 The external finance premium increases, so raising the cost of borrowing for firms. The increase in the cost of borrowing, in turn, pushes firms to reduce investments, so further undermining their expected future profits, and, therefore, the value of their investments. This roundabout mechanism of ‘financial accelerator’ is able to amplify the effects of external shocks. See Gertler, M., & Karadi, P. (2011), A Model of Unconventional Monetary Policy, Journal of Monetary Economics, 58(1), pp. 17-34.
8 The observed contraction of investments is also the results of the business cycle and of other factor determinants.

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II.2 MACROECONOMIC IMPACT OF STRUCTURAL REFORMS
This section presents an assessment of the macroeconomic impact of structural reforms. The estimates of the macroeconomic effects have been obtained through the quantitative models used at the Italian Ministry of the Economy and Finance (ITEM, QUEST III and IGEM). The main areas of reforms are the following: Public Administration (PA) and Simplification, Competition, Labour Market, Justice and the School System.9 Moreover, compared to the previous version of the NRP, other interventions have been included, namely the provisions related to the nonperforming loans (NPL) in the bank balance sheets and to bankruptcy procedures10, and measures related to the so-called ‘Industria 4.0’, a comprehensive provision package embodying measures to favour innovative investments, measures to improve skills (digital school and ad-hoc training programmes)11, and measures related to ‘Finance for growth’.

TABLE II.2 MACROECONOMIC EFFECTS OF STRUCTURAL REFORMS FOR AREA OF INTERVENTIONS (percentage deviation of GDP from the baseline scenario)
	T+5	T+10	Long run
Public Administration	0.5	0.8	1,2
Competition	0.2	0.5	1.0
Labour Market	0.6	0.9	1.3
Justice	0.1	0.2	0.9
School System	0.2	0.3	1.3
Nonperforming Loans and Bankruptcy Procedures	0.1	0.1	0.1
Industria 4.0	1.2	1.9	4.1
of which: -Innovative Investments	0.6	0.7	1.1
- Skills	0.1	0.3	1.1
- Finance for Growth	0.5	0.9	1.9
of which: - PIR and Investiment Incentives	0.3	0.5	0.9
- Other Interventions	0.2	0.4	1.0
TOTAL	2.9	4.7	9.9

Table II.2 presents the impact on GDP of each of the main reform areas. The overall effect of the reforms here considered is a GDP increase with respect to the

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9 The evaluation of the impact in the area of Public Administration and Simplification embeds the provisions of L. 124/2015 ‘Deleghe al Governo in materia di riorganizzazione delle amministrazioni pubbliche’ and ‘l’Agenda per le semplificazioni’; the area related to Competition includes the process of liberalization envisaged by the 2015 annual Law on competition and by the subsequent 2017 annual Law; the Labour Market area embodies the act issued by the Government on the labour market reform  (Jobs Act, L. no. 183/2014); the Justice area includes the reform on penal justice  (D.L. no. 92/2014, cvt. con L. no. 117/2014), the reform on civil justice (D.L. no. 132/2014, cvt. con L. no. 162/2014), the DDL envisaging changes in the penal code, in the code of penal procedure and in penitentiary system, (A.S. 2067), and the DDL on the strengthening of business and family courts  (A.S. 2284); the area of School System embodies a part of the school reform (Legge delega no. 107/2015). For further details, see Appendix B.
10 L. no. 132/2015, D.L. no. 18/2016 and AC 3671/2016 on insolvency procedures.
11 Specifically, according to the model estimates, these measures may induce an increase in the medium-high skilled workers equal to 2.2 percent of the labour force. The increase in the share of medium-high skilled workers derives from the assumption that current and prospective students benefiting from these measures will become workers with more skills. These measures, already included in the 2016 NRP in the education related part, have been extracted and included in the ‘Industria 4.0’ area since they support the innovation objectives and reinforce the overall strategy.

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baseline scenario of 2.9 per cent after five years, and of 3.9 per after ten years. In the long run, the estimated impact on output is about 10 per cent increase.
Table II.3 reports the effects of the structural reforms with a focus on the main macroeconomic variables. The expansionary character of these reforms clearly emerges, especially in the medium to long run, with an impact on both consumption and investment broadly in line with that estimated for output.

TABLE II.3 – MACROECONOMIC EFFECTS OF STRUCTURAL REFORMS (percentage deviation from the baseline scenario)
	T+5	T+10	Long run
GDP	2.9	4.7	9.9
Consumption	2.5	4.5	8.3
Investment	4.4	6.9	13.6

FOCUS
Industry 4.0. Macroeconomic impact of the ‘Finance for Growth’ provisions and innovative investments
This focus presents an assessment of the macroeconomic impact of the measures envisaged in the ‘Industry 4.0’ plan aimed to stimulate capital flows and access to external financing. The first assessment regards the provisions included in art. 18 of the 2017 Budget Law. The purpose of these new financial measures is to foster capital flows towards small and medium enterprises so as to stimulate firms’ growth. These measures are divided into two different sets:
a)       the first set of the provisions (par. 1-10 of art. 18) introduce exemption on capital income taxation for the investments in financial assets carried out by the social security funds and supplementary pension funds;
b)       the second set of the provisions (par. 11-25 of art. 18) envisage the introduction of the Individual Savings Plans (PIR), which provide exemption on capital income taxation for household savings (up to €50,000 per year) channelled into these vehicles for financing the productive system.
The macroeconomic impact of the measures is presented in Table R1. The simulation has been performed with the IGEM model, assuming an increase of firms’ capital accumulation induced by a greater availability of financial funds allocated to the production system[12].
The simulation results show the expansionary effects of the measures under consideration. Compared to the baseline scenario, investments increase by 0.3 per cent in the first year and by 0.8 in 2020, while GDP increases by 0.1 per cent in 2018 and in 2019, and by 0.3 in 2020. In the long term, investments increase by 2.9 with respect to the baseline scenario per cent and GDP by 0.9 per cent.

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12 From the technical report accompanying the measure, it is assumed that the amount of financial resources allocated each year to these financial instruments is equal to about €14.6 billion. In constructing the simulation exercise, we have relied on an estimate by the European Commission (EC) of the effect on investment of an expansion in the availability of long-term funds for the business sector (see the table on p. 58 of the paper: European Commission, European Competitiveness Report, 2014 Report: Helping Firms Grow, chapter 2, available online at http://ec.europa.eu/growth/industry/competitiveness/reports/eu-competitiveness-report/index_ehtm). Based on the estimated coefficient from the EC study (i.e. 0.14), the increase by €14.6 billion in the resources allocated to financial instruments generates an average annual increase of investments, compared to the baseline scenario, equal to 0.8 per cent. In IGEM this variation in investment is achieved through an increase in the rate of growth of the physical capital by 0.06 per cent in five years.

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TABLE R1 – MACROECONOMIC EFFECTS OF MEASURES IN ART. 18 OF 2017 BUDGET LAW (percentage deviation from the baseline scenario)
	2017	2018	2019	2020	2025	Long run
GDP	0.0	0.1	0.1	0.3	0.5	0.9
Consumption	0.0	0.1	0.1	0.1	0.4	0.8
Investment	0.3	0.4	0.5	0.8	1.6	2.9

Table R2 shows the overall macroeconomic effects of measures contained in the ‘Finance for growth’ package presented in the NRP 2016, as supplemented by the effects of the measures contained in the  Budget Law for 2017. Compared to the baseline scenario, in 2020 these measures would bring about an increase in investments, by 1.4 per cent and in output by 0.5 per cent. In the long run investments would increase by 6.2 per cent and GDP by 1.9 per cent.

TABLE R2 – MACROECONOMIC EFFECTS OF ‘FINANCE FOR GROWTH’ PACKAGE (percentage deviation from the baseline scenario)
	2020	2025	Long run
GDP	0.5	0.9	1.9
Consumption	0.2	0.8	1.6
Investment	1.4	3.0	6.2

Finally, in what follows it is presented an evaluation of the macroeconomic impact of the interventions in favour the production system approved in the recent 2017  Budget Law. In particular, only the measures for innovative investments embodied in the ‘Industria 4.0’ plan have been considered. Specifically, this assessment exercise includes measures related to the hyper-amortization, the one-year extension for the super-amortization, the strengthening of the tax credit system for research and development, productivity bonus and occupational welfare. These measures represent 83% of the funds allocated for 'Industria 4.0’ amounting to about 15 billion euros.
These policy interventions have been simulated using the general equilibrium model QUEST III. With reference to these incentives in the simulations it has been assumed that these measures only concern investments made in 2017 and 2018, while generating tax savings in favour of firms over several subsequent years[13].
In response to these interventions, in the simulation it is has also been assumed a 0.43 per cent variation in the total factor productivity (TFP) over five years, stemming from  the higher investments in tangible and intangible capital in 2017-2018[14].
The macroeconomic effects of all these measures are reported in Table R3, in terms of percentage deviations from the baseline scenario. In the period 2017-2018 these policy  interventions should give rise to an annual average increase of GDP of 0.3 percentage points. The fiscal stimulus, albeit temporary, would induce an average increase in

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13 In QUEST III this hypothesis has been mapped by a reduction of the tax on capital revenues equal to 4.2 per cent of GDP in 2017 and to 1.3 of GDP in 2018. Moreover, with reference to the measures on productivity bonus and occupational welfare, it has been assumed a reduction of the labour income tax for low-income workers equal to 0.02 per cent of GDP.
14 In constructing the simulation scenario, the estimate presented in Griffith et al. (2004) has been used (i.e. 0.473) on the basis of which the increase in the resources available for investments is able to give rise to an increase in the TFP, with respect to the baseline, equal to 0.43 per cent in five years. In this way it is possible to capture the positive effects on productivity related to the major accumulation of knowledge stemming from the increase in the level of production activity, i.e. the so-called learning by doing spillover benefit as meant by Romer (1986). For further details see: Griffith, R., Redding, S. & Van Reenen, J., 2004, Mapping the Two Faces of R&D: Productivity Growth in a Panel of OECD Industries, The Review of Economics and Statistics, 86(4), pp. 883-895;, Romer, P. M., 1986, Increasing Returns and Long Run Growth, Journal of Political Economy, 94(5), pp. 1002-1037.

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investments of 0.4 per cent, so expanding the capital stock and yielding expansionary effects also in the following years.
TABLE R3 – MACROECONOMIC EFFECTS OF PROVISIONS FOR INNOVATIVE INVESTMENTS (percentage deviation from the baseline scenario)
	2017-2018	2021	2026	Long run
GDP	0.3	0.6	0.7	1.1
Consumption	0.3	0.7	0.8	1.2
Invesment	0.4	0.4	0.4	0.7

II.3 FINANCIAL IMPACT OF NEW MEASURES IN THE 2017 NRP
The grids attached to the National Reform Program are subdivided and published in ten policy areas15. They contain both updates of measures approved in preceding years and new measures emerging during the review of provisions going into effect between April 2016 and March 2017.
The measures are thoroughly described in the grids, with respect to both regulatory and financial details16. The financial effects in the grids are stated in terms of higher/lower revenue and higher/lower expenditure, for both the State budget and the public administrations and quantified with reference to the related balances. With the exception of certain cases, the quantification of the impacts in the grids, highlights the measures' costs and benefits for the public finances, regardless of the financial coverage found in any measure.
Table II.4 summarises the impact on the State budget17 of the effects of the measures placed on the grids for each area.
For the five years period 2016 to 2020, the most significant updates18 from the financial point of view are therefore:
•	lower expenditure[19] for about 9.9 billion for the State budget resulting mainly from measures of:
-
‘Public Expenditure and Taxation’: various reductions in the LdB 2017 and provisions on the simplified definition of the loads entrusted to the collection agents (DL 193/2016) and other measures including the introduction, from 2018, of a cash accounting scheme for taxpayers who

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15 The grids and their 'Grid Reading Guide' are available online in the section of DEF 2017 PNR-The measures organized by intervention area (grids) http://www.dt.mef.gov.it/it/attivita_istituzionali/analisi_programmazione_economico_finanziaria/documenti_programmatici/sezione3/def_assistenza.html
16 Cfr. ‘'Grid Reading Guide’, ibidem.
17 This choice is mainly due to the importance of the central government in defining and implementing the measures. To analyze the impacts in terms of net debt, see the 'Public Budget Impact' column for each policy area.
18 Please note that grids do not take into account the contributions of public sector finances to the Territorial Authorities, either because they are more responsive to the achievement of balance targets rather than reform actions and because, in terms of the net balance to be funded, they should be reported as 'higher revenue'. For details on contributions and on the Understanding reached at the State-Regions Conference of 11 February 2016, cf. 'Action Plan for CSR'. In the Public Expenditure and Taxation area, instead, the transition to the budget balance of the Territorial Bodies is considered, given the relevance of the reform. Traditionally, not all variations in the tables in section II of the Budget Law are included.
19 It must be borne in mind that for some measures what is considered as lower/higher expenditures for the state budget is classified as higher/lower revenues for net indebtedness (see Minimum System Measure No. 7 - Business Support Area).

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adopt a simplified accounting, the abolition of tax credits in favor of social security institutions and the amendments to the provisions on pensions made to the 2016 Stability Law;
•	lower revenues for approximately 42.7 billion in the period under review. The measures that result in lower revenues for the State budget relate to different areas of intervention, including:
-
‘Public Expenditure and Taxation’: deactivation of safeguard clauses, Introduction of the new corporate income tax – IRI – optional for all individual companies and commercial business people in ordinary accounts.

-	‘Business Support’: extension and strengthening of the discipline to increase the deduction of amortization;
-	'Energy and environment': tax deductions, including deductions for expenditure on anti-seismic reinforcement measures.
•	higher revenues of around 55.6 billion, mainly due to the interventions reported in:
-
‘Public Expenditure and Taxation’: Including new provisions for measures to recover evasion, repeal of the “spesometro” and introduction of new VAT and IRPEF obligations, reform of the tax system with the introduction of the aforementioned IRI tax, amendment of the ACE discipline - aid to economic growth and finally the reopening of the terms of 'voluntary disclosure'.

•	higher expenditure for about 87.7 billion, mainly in areas:
-	‘Financial system’: provisions for the protection of savings in the credit sector, scheduled for 2017 expenditure for 20 billion;
-
‘Public Expenditure and Taxation’: Fund for public employment: 1.4 billion for 2017 and 1.9 for each of the following years; Innovative medicines and vaccines: 1 billion a year; funds in favor of local and regional authorities: 970 million annually;

-
‘Labour and pensions’ which, from 2017, provides 150 million annually for poverty alleviation that are added to those provided for by current legislation, 390 million annually for the birth award, an average of 160 million annually to support the income of the employees of the credit sector. Additional interventions to the 2011 pension reform concern: the so-called “fourteenth” - 800 million per year; the “APE sociale” (a welfare aid for certain categories of workers) - on average 500 million annually; And the extension of safeguarding to additional beneficiaries in relation to the new requirements introduced by the reform - on average 540 million annually;

-
‘Infrastructure and development’: an average of 2.9 billion a year since 2017 for infrastructure, transport, soil protection, research, seismic risk prevention, public housing, urban redevelopment and suburban security.

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TABLE II.4: FINANCIAL IMPACT OF MEASURES IN GRIDS ON NRP (IN € MN)
	2016	2017	2018	2019	2020
Public expenditure and taxation
Incremental expenditure	3	3.902	5.273	5.098	5.109
Incremental revenue	0	7.981	11.101	11.011	10.344
Lower expenditure	8	1.630	2.290	3.808	76
Lower revenue	0	15.370	5.419	3.010	3.098
Administrative efficiency
Incremental expenditure	0	171	61	58	54
Lower expenditure	0	6	6	3	0
Lower revenue	0	4	4	4	4
Infrastructures and development
Incremental expenditure	400	2.089	3.668	3.834	3.328
Lower expenditure	0	80	80	80	80
Lower revenue	0	10	79	93	97
Products and competition
Incremental expenditure	0	184	184	0	0
Incremental revenue	0	50	50	0	0
Labour and pensions
Incremental expenditure	1.662	4.207	4.402	4.237	4.000
Incremental revenue	0	34	55	73	101
Lower expenditure	0	742	456	107	77
Lower revenue	0	573	754	813	788
Innovation and human capital
Incremental expenditure	4	321	1.518	1.588	1.442
Incremental revenue	0	2.010	8	15	0
Lower expenditure	0	5	5	5	5
Lower revenue	0	12	78	143	13
Support to businesses
Incremental expenditure	1.017	427	550	611	482
Incremental revenue	0	381	1.519	352	446
Lower expenditure	0	8	186	33	0
Lower revenue	220	266	1.628	2.996	2.201
Energy and environment
Incremental expenditure	51	358	557	592	356
Incremental revenue	542	167	675	84	84
Lower expenditure	0	0	100	9	9
Lower revenue	0	138	1.513	1.603	1.624
Financial system
Incremental expenditure	330	20.144	129	134	38
Incremental revenue	224	202	175	144	112
Lower revenue	0	79	36	30	24
Federalism
Incremental expenditure	0	101	1.472	1.757	1.757
Incremental revenue	0	0	0	0	7.682
Lower expenditure	0	5	0	0	0
Lower revenue	0	3	3	3	3
TOTAL
Incremental expenditure	3.466	31.904	17.814	17.910	16.566
Incremental revenue	766	10.825	13.582	11.678	18.767
Lower expenditure	8	2.476	3.123	4.045	247
Lower revenue	220	16.455	9.514	8.695	7.852
1) Net of amounts included in the Table annexed to the 2017 Budget Law.
Source: Analyses of the State General Accounting Office, technical reports and the information reported in official documents. The table excludes the resources of the Action & Cohesion Plan and of the various funds allocated to the interventions with a European dimension.

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III. POLICY RESPONSES TO KEY ECONOMIC CHALLENGES
III.1 EUROPEAN CHALLENGES AND THE GOVERNMENT’S ACTION
Set against the backdrop of accommodative monetary and budget policy, Italy’s structural reforms have started to produce positive effects for the country’s economy. Two distinct aspects of the reforms are the process of tax reduction and the introduction of measures to relaunch investment.
The measures contained in the 2017 Budget Law are designed to support Italy’s economic recovery through a technological productivity shock, driven by the measures provided by the Industria 4.0 Plan. To ensure these actions are effective, it will be essential to simultaneously proceed in eliminating obstacles to competition, reducing the weight of energy costs on businesses, reinforcing the country’s connectivity, and pursuing the effort to make the justice system more efficient.
A particular focus will be placed on both the complete implementation of labour market reform (particularly to strengthen equity) and the start-up of a national programme to fight poverty. At the same time, a renewed impetus will also be needed in the case of the implementation of the reforms of the public administration and the justice system. It will be necessary to continue tackling the weaknesses of the banking system, considering simultaneously the pressing needs to defend the stability of the banks and the savings of households. In this regard, the numerous measures already effected to reduce the stock of doubtful loans are rounded out by a more general effort to restore the banking sector’s stability, including to the benefit of the productive system.  In any event, this effort is needed so as to complete the series of reforms already broadly initiated by the government, within a framework in which there are very limited tools for intervention available to the authorities of the Member States.
With the continuity of the government’s reform strategy and the ongoing focus on containing public expenditure, Italy has kept a credible national position within the European Union, as the country remains in step with the Union’s revival of policies for growth, investments and employment. Even so, the effort to reform must continue, and the necessary structural reforms must be completed and implemented, especially those set out in the Country Specific Recommendations (CSRs20) drawn up by the European Council as part of the European Semester. These recommendations regard the areas of reform which, according to the European Commission’s analysis, have shown evidence of little or limited progress: public finance, with the completion of budget reform and the spending review; the privatisations programme announced during the legislature; fiscal measures,

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20 http://ec.europa.eu/europe2020/making-it-happen/country-specific-recommendations/index_it.htm

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including those aimed at preventing tax evasion; the actions remaining for completing the reform of the public administration, with particular regard to State-owned companies and local public services; the reduction of timing for legal proceedings, and the reform of the statute of limitations; the reduction of the doubtful loans and the implementation of governance measures in the banking sector; the implementation of the Jobs Act’s provisions regarding active-labour policies; the completion of the reform to fight poverty, following the approval of the enabling act in Parliament; and the definitive approval of the annual law for competition, backed by additional measures regarding professional services, transportation, commerce, and concessions.
As in past years, the Country Specific Recommendations are an overlap to the actions recommended for correcting Italy’s excessive imbalance, which are identified as part of the macroeconomic imbalance procedure (MIP) and confirmed in the conclusions of the Country Report21 published February 2017.  Though recognising the government’s reform effort and the adverse effects of certain external factors (earthquakes and migration flows), the report highlights the continuation of excessive macroeconomic imbalances, which, together with numerous elements of weakness, are impacting Italy’s economic recovery. While progress has been achieved, it has been achieved within a framework in still-low productivity and high public debt, aggravated by a labour market in which unemployment mainly affects young people and women. In addition, according to the Commission, the important measures that have allowed for reforming the public budget, the labour market, the justice system, and the public administration, have not been accompanied by the completion of reforms in crucial areas such as competition, taxation and wage bargaining.
This chapter is organised in accordance with European guidelines on the preparation of national reform programmes.
Finally, the National Reform Programme is accompanied by an appendix, which outlines the overall reform timetable and presents summary tables related to: the measures for implementing the Country Specific Recommendations; the implementation of the Europe 2020 Strategy targets; and the quantitative impact of the reforms.

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21 hhttps://ec.europa.eu/info/publications/2017-european-semester-country-reports_en

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III.2 PUBLIC FINANCE AND TAXATION
Public finance
CSR1 – ‘In 2016, limit the temporary deviation from the required 0,5 percent of GDP adjustment towards the medium-term budgetary objective to the amount of 0,75 percent of GDP allowed for investments and the implementation of structural reforms, subject to the condition of resuming the adjustment path towards the medium-term budgetary objective in 2017. Achieve an annual fiscal adjustment of 0,6 percent or more of GDP towards the medium-term budgetary objective in 2017.’

The government’s action in recent months has entailed the dual objectives of supporting growth and consolidating the public finances, with a perspective that reconciles the financial constraints of country with a high public debt, with the need to sustain a social and productive fabric still marked by the effects of a lengthy and severe economic crisis. In these years, economic reform and support to growth have been pursued in conjunction with the effort to comply with the provisions of the Stability and Growth Pact: Italy has made use of the flexibility margins requested of the European Union alongside simultaneous action to hold down expenditure and reduce net borrowing. The economic data for 2016 confirm the reinforcement of the growth that began 2014: real GDP grew by 0.1 percent in 2014, 0.8 percent in 2015, and 0.9 percent in 2016. The recovery is conservatively projected to continue during the 2017-2020 three-year period at an average rate 1.0 percent, albeit with expectations for improvement.
The growth of gross fixed investment and household consumption (2.9 percent and 1.4 percent, respectively, in 2016) is the result of the effectiveness of the policies to support domestic demand that should also have expansionary effects in the 2017-2020 period. The labour market has also improved, and it is expected to continue the trend of recovery over the forecast horizon, bringing the unemployment rate to 10 percent at the end of the period.
The expansionist measures that have contributed sustaining growth in recent years have gone hand in hand with the fiscal consolidation effort, thus confirming the possibility of blending the improvement of public finance with measures to stimulate the economy. The deficit fell from 2.7 percent of GDP in 2015 to 2.4 percent in 2016, and in accordance with the policy scenario, it should reach a breakeven in nominal terms by 2019. Under the policy scenario, the debt-to-GDP ratio, inclusive of possible measures to support a precautionary recapitalisation of certain banks, is forecast to equal 132.5 percent in 2017, which would represent the first decrease since the onset of the crisis.
Fiscal pressure at unchanged legislation descended from 43.3 percent in 2015 to 42.9 percent in 2016. Net of €80 monthly personal income tax reduction for middle- and low-income taxpayers, fiscal pressure decreased from 42.8 percent in 2015 to 42.3 percent in 2016.
The reduction of the fiscal burden on taxpayers, which represents a fundamental lever for relaunching Italy’s economy, has been associated with the government’s ongoing emphasis on the activity to prevent and eliminate of tax evasion. Such activity has contributed to making the fiscal burden more equitable, and has produced a sizeable increase in revenue, particularly in 2016. For additional details, see the Stability Programme.

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Spending review and budget reform
CSR1 – ‘Finalise the reform of the budgetary process in the course of 2016 and ensure that the spending review is an integral part of it.’.
Budget reform
The commitment to ensure responsible management of the public finances has been pursued through i) the budget reform approved in August 2016, which has made the spending review a permanent part of budgeting, and ii) better governance of centralised public procurement, through the central procurement entity, CONSIP, and the other purchasing entities. Added to this is the 2017 Budget Law, which introduced a series of measures aimed at revising and replanning public expenditure, including through provisions to make the spending of the ministries more efficient. A particular emphasis has been placed on the healthcare sector, through reform of governance regarding pharmaceutical procurement, the requalification of healthcare expenditure, the further streamlining of purchases, the implementation of the electronic healthcare file, the stabilisation of the staffing of the National Healthcare Service, and the enhancement of the healthcare fund dedicated to innovative medicines. In addition, resources have been provided for the renewal of public contracts, and the recruitment and stabilisation of staffing.
At the same time, the legislative process continues for the determination of standard funding requirements (i.e. the parameters behind the financing of fundamental expenditure for municipalities, metropolitan cities and provinces) so as to ensure a gradual and definitive elimination of the historical expenditure criterion22. In December 2016, a decree of the Prime Minister was approved for adopting a new calculation method for determining the standard funding

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22 The standard funding requirements were introduced with Legislative Decree No. 216 of 26 November 2010, issued as part of the implementation of the enabling act on fiscal federalism ordered by Law No. 42 of 2009. The methodology for determining the funding requirements is technically complex, with the decree establishing a series of elements to be used and leaving the implementation thereof up to the Società per Gli Studi di Settore, now known as Soluzioni per il Sistema Economico – SO.S.E. S.p.A. The technical commission for the standard requirements was set up at the MEF following a decree of the Prime Minister dated 23 February 2016 (implementing Article 1, Paragraph 29 of Law No. 208/2015) with regard to the definition of methodologies and deliberations about the standard requirements.

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requirements for each municipality within the ordinary-statute regions, within th following spheres: public education, roads, transportation, territorial and environmental management, waste treatment, social services, and infant care services. In January 2017, preliminary approval was given to a new calculation method for determining the standard funding requirements and distribution coefficients for each province and metropolitan city, in the following spheres: education, territory, environment, transportation, and general functions.
Streamlining public procurement
The current measures to improve the efficiency of public procurement will be accompanied by: a) the identification of new centralised purchasing instruments, including through organisational models covering procurement of durable goods and the concession for use of such goods by the administrations involved; b) the testing at two ministries (Economy and Interior) and with respect to two categories of purchases (electricity and meal tickets) of a model in which the MEF acts as the sole purchaser and the sole payer; and c) the extension of the programme to streamline public procurement to ICT goods and services of particular strategic importance, as identified within The Agency for Digital Italy’s three-year strategic plan.
The 2017 Budget Law has also supplemented the rules with respect to aggregating entities. More specifically, a new committee to be formed as part of the Technical Panel of Aggregating Entities will be charged with developing guidelines to promote the development of best practices with reference to procedures for which the administrations are required to go through the aggregating entities (including the determination of the value ranges to be used as the basis for auctions, and the means for preventing discrimination against or exclusion of small and micro businesses).

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Results of the programme to streamline public procurement and the next phases
In line with the trend of improving the efficiency and innovation of the entire public sector, the activities developed by CONSIP S.p.A. in 2016 as part of the MEF’s programme to streamline public procurement referred to a published value of approximately €18 billion (+41 percent over 2015), and corresponded to approximately 274 above-threshold procurement procedures (+71 percent compared with 2015). The monitored expenditure went from €40.1 billion to €48.3 billion (+20 percent), while the savings rose from €3.3 billion to €3.5 billion (+4 percent).
The increase in the monitored expenditure23 evidences the expansion of the goods that can be acquired through national procurement centres: €48 billion represents more than one-half of all public expenditure for goods and services (which amounts to a total of €89 billion). Some 16 percent of the monitored expenditure went directly through CONSIP (€8.1 billion, for an increase of 11 percent over 2015).
Finally, the indicator ‘savings on purchase prices’24 amounted to approximately €3.5 billion for 2016 (an increase of 4 percent over 2015). In the latest three-year period, the cumulative savings amount to approximately €10 billion. Such savings are rounded out by other accounts of indirect savings, namely, accounts related to the of CONSIP’s procurement/negotiation instruments (e.g. book entry, timing for proceedings, and disputes).
In accordance with the development planned for the next few years, CONSIP will increasingly be involved in pursuing public finance objectives, as part of the implementation of government decisions and strategies, with the intervention focused on three aspects: i) consolidation, namely, savings from the full-scale implementation of the ‘CONSIP Model’25; ii) development, namely, initiatives to improve efficiency and effectiveness in public procurement26; and iii) innovation, namely, industrial development and innovation ‘tender-projects’ that will also generate significant savings on operating costs27.
Settlement of public administration trade payables
The data take from the Trade Receivables Platform (TRP) show that the monitoring of the payables, with respect to invoices issued in the year of 2016, regarded 27.3 million invoices received and not rejected from more than 22,000 public administrations registered. The amount invoiced overall totals more than

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23 Annual expenditure of the public administration for goods and services for which at least one purchase contract is active.
24 Annual value of the savings on unit prices versus average prices of the public administration (annual MEF-ISTAT reporting on prices for public procurement).
52 This relates to: development of data sharing/cooperation projects for the biennial planning of the procurement of goods and services, in particular for the State’s central and peripheral administrations; further optimisation of connections; and collaboration with the system of regional aggregating entities.
26 Including: enhancement to the supply of online negotiation services available to the administrations; development of strategic tenders as provided by the Agency for Digital Italy’s three-year plan; enhancements to the Dynamic Procurement System for managing healthcare expenditure for goods/services; development of the electronic market in order to provide complete coverage of under-threshold expenditure in goods/services; and an increase in the presence of SMEs in public tenders.
27 This relates, for example, to energy efficiency and public lighting; renewal of public capital goods through procurement initiatives that allow for financial leverage; acquisitions of services platforms for digital healthcare, smart cities, and digital education.

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€156 billion28. The average payment term for settlement, in whole or in part, of the 15.4 million invoices for which payment data are registered, was equal to approximately 51 days (50 days if weighted with the amounts of the invoices), with an average time delay of 9 days (5 days if weighted).

In order to get complete reporting of payment delays on a real-time basis, and to facilitate compliance with the required timing for all of the public administrations, the MEF has planned the development of a new system (known as SIOPE Plus), which will supplement the information present in the current SIOPE system (a computer system for tracking collections and payments effected by the treasury departments of all of the public administrations) with data about invoices due as registered on the TRP. SIOPE Plus will allow for automated processing of the data needed for monitoring of the public administration’s collections and payments, which will be executed through digital mandates. This project will allow for procurement of the data referring to the settlement of trade payables on a real-time basis, at the time payment transactions are made. With the timing optimised, it will therefore be possible to verify promptly the respect of the payment terms established by European directive, meaning Italy will be able to overcome the critical situation that prevented the processing of complete trade payable payment data directly from the TRP.
The testing of the SIOPE Plus system will start in early July 2017 with a limited number of entities. During 2018, all data will be automatically retrieved regarding the payments of the territorial entities, healthcare service entities, universities, and most of the State administrations (which already automatically transmit through the link between the SICOGE general accounting system and the TRP). As a result, SIOPE Plus will have a coverage ratio of almost 100 percent, in terms of amount, of the public administrations registered.

State-owned enterprises, privatisations and public property
CSR1 – ‘Ensure the timely implementation of the privatisation programme and use the windfall gains to accelerate the reduction of the general government debt ratio.’

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28 Approximately €149 billion of the total is settleable, while €7 billion refers to amounts suspended and/or disputed.

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Privatisations
The privatisations programme is part of the effort to reduce the public debt over the medium term. Considering the transactions completed and the current GDP growth forecasts, the proceeds from the privatisations of direct and indirect equity investments in 2016 were equal to approximately 0.1 percentage points of GDP. The estimates for the 2017-2020 period consider proceeds from privatisations and additional savings earmarked for the Government Securities Amortisation Fund in an amount equal to 0.3 percent of GDP per year.
The global offering of ENAV shares on the screen-based equity market was completed in July 2016. Taking into account the full exercise of the greenshoe option by the institutional placement consortium29, the capital of the company made available to the private sector regarded approximately 46.6 percent of the total shares, for gross proceeds equal to approximately €834 million, which were transferred30 to the Government Securities Amortisation Fund. Such privatisation follows the sale of part of the share capital of Poste Italiane, which took place in 2015, and which resulted in the MEF holding a residual interest in the capital equal to approximately 29 percent.

State-owned enterprises
The reform of the public administration31 also provides for the reordering of State-owned enterprises, through initiatives to reduce and streamline these holdings, and the creation of a special unit to monitor and control the implementation of the reform. For details about the reform, see Section III.4.

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29 The option allows for expanding the offer of securities so as to adjust it to market demand.
30 Net of placement commissions paid to the joint global coordinators, for their own account and the account of members of the consortium, in the amount of €1 million.
31 Enabling Act No. 124/ 2015.

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Value enhancement of real property assets and property disposals
The plan to enhance the value of public property is an integral part of the government’s economic and budget strategy since it not only has benefits for public finance in terms of recovery of expenditure and debt reduction, but it also has important implications for efficiency in the management of these assets. The importance of this programme is evidenced by the results related to the management of the State’s real property assets in the 2011-2015 period: during these five years, the sales of public owned buildings yielded approximately €6.2 billion, including €625 million for buildings owned by the central administrations and €5.6 billion for sales made by territorial and welfare entities. These data are in line with the findings indicated in the latest Report on the Real Property Assets of the Public Administrations, which show local administrations own approximately 80 percent of the real property units inventoried (83 percent in terms of surface space), while the central administrations own approximately 4 percent of the same (13 percent in terms of surface space)32.
During 2016, the divestitures of public buildings produced €783 million, with approximately €29 million coming from sales of buildings owned by central administrations and €754 million coming from sales by territorial and welfare entities33.
With specific reference to the State assets managed by the State Property Agency, the activation of the value-enhancing and streamlining projects led to an increase of 2.3 percent in the value of those State properties in the past two years, and a decrease of 5.1 percent in the number of assets managed, with resulting ongoing optimisation of the portfolio.
At 31 December 2016, the State Property Agency was managing 44,623 State assets with a total value of approximately €60 billion. In terms of value, such assets are represented by buildings in use by the government (84 percent), historical-artistic properties and other assets not disposable (12 percent) and disposable assets (4 percent). This mix requires differentiated strategies in terms of value enhancement: on the one hand, spending review actions, such as rationalisation of space and reduction of operating costs, are needed for buildings in use by the government, and on the other hand, actions are needed to increase property value for use or disposal for the buildings no longer in use. The management objectives can be achieved by creating projects and initiatives to facilitate market placement of the assets and to attract private capital (including through public-private partnerships), or to transfer ownership to territorial entities, as part of so-called ‘state property federalism’.

With reference to the assets in use by the government, the capacity to carry out streamlining and development projects was increased by 75 percent in 2016, leading to total investment of €38.3 million. In addition, projects to make better use of public space – with works estimated to total approximately €1.4 billion – have entailed the implementation of more than 130 plans nationwide. Some 34 of

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32 Results of the reporting related to 2014 (with a compliance percentage of 67 percent): http://www.dt.tesoro.it/export/sites/sitodt/modules/documenti_it/programmi_cartolarizzazione/patrimonio_pa/Rapporto_Immobili_2014.pdf.
33 Source: ISTAT

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these plans provide for the creation of federal buildings that will allow for concentrating central and territorial administrations within the same building, in order to offer more integrated and available services to the public, while also generating savings for the public budget. At 31 December 2016, nine federal building projects were in process or in the start-up phase, and another 25 were in the planning stage (including 14 for the design and development of law courts complexes).
The plans for making better use of space and reducing rental costs34 led to savings equal to approximately €11.8 million in 2016, allowing for the achievement of more than €70 million of savings per year in the 2012-2016 period.
Additional economies are contemplated for the next five-year period (2017-2021), with a reduction of the State expenditure for rentals from €879.2 million in 2016 to €709 million in 2021, putting the total savings achievable, once the cuts have been made, at approximately €240 million per year (2012-2021 period).
Such savings will also come from streamlining situations excluded from the application of the law: territorial public security facilities, public emergency facilities, penitentiary buildings, assets in use by constitutional bodies and supervised entities, and buildings rented to funds (FIP and FP1).
With reference to the last category, additional significant savings are projected from the total or partial release of the buildings to such funds over the medium term (namely, upon contract expiration). The annual rent for such properties is currently approximately €326 million.
Improving the energy efficiency of buildings in use by the central public administration35 will also provide a significant source of savings. Once the improvements are made and in place, the savings should equal approximately €275 million per year, corresponding to 25 per cent of the current energy cost (€700 million for electricity and €400 million for fuels).

Numerous construction projects regarding public buildings will also be initiated in 2017 in order to make the buildings more secure and to increase their energy efficiency, consistent with the provisions outlined by the ‘Casa Italia’ project (for details about the project, see Section III.6).
With reference to the properties not in use, the tender covering the ‘Valore Paese Fari’ (National Lighthouse Value-Enhancement Plan) initiative will be concluded in 2017, with the assignment of 20 facilities36, and a third tender will be proposed to the market with regard to a new portfolio of coastal buildings. This second initiative is expected to generate additional private investments of approximately €12 million, with overall economic repercussions on the territory estimated to be approximately €40 million. With the first tender published in 2015, concessions were awarded for nine lighthouses. The entire transaction will entail private investment of approximately €6 million for the purpose of upgrading

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34 Pursuant to Article 2, Paragraph 222-quater of Law No. 191/2009.
35 Article 1, Paragraph 387 of Law No. 147/2013 provides that the State administrations initiate the adjustment of their costs/consumption in 2016/2017, regarding the use of buildings owned by the State and third parties. The costs/consumption must be brought into line with the performance indicators determined by the State Property Agency.
36 These facilities may be leased out for up to 50 years, and transformed into hospitality facilities in relation to maritime, environmental and sustainable tourism activities. Fifty-four applications have been made for for this second phase of the project.

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the buildings, with overall economic repercussions on the territory estimated at approximately €20 million and the direct creation of more than 100 jobs. The State will collect more than €340,000 of rents per year from the lighthouse project; when considering the differing duration of the concessions, the initiative should yield more than €7 million for the entire concession period.
The ‘Valore Paese-Cammini e Percorsi’ (Country Value Enhancement: Paths and Trails) initiative is to be launched in 2017 as part of the ‘Valore Paese’ (Country Value Enhancement) project. This new initiative is aimed at the recovery and re-use of public properties (both state and public entities) situated along historical–religious itineraries and cycling trails, with the objective of enhancing the array of tourism-cultural destinations and creating a network of historically interesting sites and picturesque landscapes present across the country, consistent with the 2017-2022 Strategic Tourism Plan approved by the government.
With reference to state property federalism (which includes ordinary proceedings and the state-property federalism for cultural proprieties and is dedicated to properties of historical-artistic interest), 4,139 buildings valued at €1.5 billion were transferred at 31 December 2016 on the basis of specific purposes of use, namely, for the implementation of restoration and value-enhancement programmes. Given the re-opening of the deadlines (as provided by the so-called Milleproroghe Decree), another 2,390 applications have been made for assignment of assets to more than 571 territorial entities.
With reference to the real property assets of local governments and other public entities, the initiatives for the development of value-enhancement programmes are ongoing, with the support of the State Property Agency. The objective is to provide for better use of the properties, and to initiate plans to recover, renovate, and sell the assets. A portal (investinitalyrealestate.com) has also been developed for this purpose, and is dedicated to acceptance of bids submitted by Italian or foreign parties for investment in public buildings, owned also by state-owned enterpises and public-private partnerships37.
In addition, real-estate financing transactions have developed as another part of the activities to support the aforementioned entities. These transactions entail the transfer of public properties to territorial real-estate funds eligible for subscription of units on the part of the I3 Core Fund of Funds established by the State funds-management company, INVIMIT SGR. Of particular interest are two school building funds that allow for the renovation and new construction of school buildings for approximately €55 million,38 and the territorial funds that can be launched upon conclusion of the ongoing analysis of the portfolios on a regional basis.
As of March 2017, INVIMIT SGR had approximately €670 million of assets under management; at a later date, units of these assets will be placed on the market. The proceeds from the market placement will be able to be booked as a reduction of net borrowing during the years in which the sales are made. More

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37 The project was carried out as part of the initiatives provided by the ‘Sblocca Italia’ decree, aimed at promoting investment opportunities in Italy. The project also provides for presenting the buildings featured on the portal at leading international real estate trade fairs.
38 These are the so-called ‘Small Municipalities School Building Fund’, which involved the municipalities of Osimo, Isola of Capo Rizzuto, San Rocco al Porto, Grumolo dell’Abbadesse, Monteprandone, Castel San Pietro, and Robbiate, and of the so-called ‘Bologna School Building Fund’ concentrating on the City of Bologna.

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specifically, five State buildings worth a total of €63.5 million were transferred to the ‘i3 - Sviluppo Italia, 8-quater sub-fund’ during 2016. In addition, three State complexed with a total value of €40.1 million were transferred to the ‘i3 - Sviluppo Italia, 8-ter sub-fund’. INVIMIT has also set up the fund ‘i3-Patrimonio Italia’ fund for the purpose of continuing with the acquisition of buildings owned by territorial entities and leased to the public administrations. The fund, which is partially owned by the fund of the funds, ‘i3-Core, State sub-fund’, has acquired 52 buildings owned by provinces, for a value of €264 million, providing the previous owners with the liquidity needed for managing the delicate transition toward the new institutional framework.
State property concessions
The government is planning to systematically revise the concessions of public assets granted by public administrations, so as to augment the profitability of the assets, and to identify possible strategies for recovering efficiency, possibly taking action with respect to prevailing laws and regulations. From this perspective, the ‘Public Administration Assets’ databank39 (which, amongst other things, gathers information about the contractual and economic aspects of the individual concessions) is a useful tool for reforming the entire system,  including also the principles of competition with which all grantor entities must comply.
In continuing to respond to the aim of increasing the profitability of public assets, the formula provided for the concession of physical assets will be used to the extent compatible for the concessions of services, with the ‘Public Administration Assets’ databank to extend its reporting to services concessions.
The observation of the concessions regards a very broad, diversified portfolio of state property assets or unavailable assets, and is done by various entities (the concessions of maritime state property are booked by the Ministry of Infrastructure and Transport, while the others are annually booked as part of the Assets Project). In any event, it is possible to identify the magnitude of revenue that all of the concessions generate for the State.

In mid-2016, the concessions of maritime state property regarded an estimated 21,390 tourist-recreational facilities located on state-owned seaside, lakeside and riverside property40. The use of such property in 2016 yielded income of approximately €103 million, based on the current system for computing the fees.
In order to recover tax revenue, certain initiatives have been adopted to favour spontaneous compliance and to fight tax evasion. More specifically, the payment of the fees for maritime concessions was added to the income-tax payment form (F24) as from 1 January 2017; in addition, the creation of an

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39 The ‘public administration’s Assets Project’ was inaugurated in accordance with the 2010 Financial Law (Article 2, Paragraph 222, no. 11 and thereafter, Law No. 191/2009) for the annual reporting of the real property assets of the public administrations, for the purpose of preparing a property report based on market values. A ministerial decree dated 30 July 2010 extended the annual reporting to equity investments and to the concessions granted by the public administrations.
40 Data from the Ministry of Infrastructure and Transport at 2 May 2016, taken from the Maritime State Property Information System (SID), which, in any event, were not precisely updated by the grantor administrations.

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interface between the Maritime State Property Information System (SID) and the Italian Tax Authority (AdE) will allow for more efficient monitoring of the income derived from the concessions. Finally, a project has been launched for the identification and regulation of the buildings located on maritime state property not yet recorded on the public property registers. With the photo-interpretation, the project will likewise allow for the updating of the SID for the purposes of the technical-administrative management of the concessions.
Parliament is currently reviewing a draft of an enabling act for the revision and the reordering of the laws and regulations related to the state-owned seaside, lakeside and riverside property used for tourism-recreational purposes41. The medium-/long-term priority objectives are: to ensure that the market is more open to competition, and at the same time, that the assets granted under concession are used in a way that responds to the public interest; to contribute to tourism development, with incentives to investments; and to create a clear, balanced and updated system of concession fees, that provides regulatory certainty to the operators42. The bill also provides for setting appropriate minimum and maximum limits on the duration of the concessions, within which the regions will be able, in turn, to set the specific duration so as to ensure a use in accordance with public interest. In addition to the coordination of the formalities and substance provided by prevailing legislative provisions, the bill provides for the updating of procedures, including through the plan for the use of digital information and communications technologies, for the purpose of creating a more solid Maritime State Property Information System.
The government will also be charged with the revision of the concession fees, which need to be determined with the application of values that consider the type of assets granted under concession. The assets will need to be classified in different categories, in relation to their value for tourism purposes. A higher fee will be applied to the higher value assets, with the allocation to the region of reference of a portion of the fee (calculated as a percentage of the incremental annual revenue with respect to the budget forecasts).
The redetermination of the tariffs and of the mechanisms currently in effect regarding state property fees, in accordance with the guiding principles and criteria set with the enabling act, will result in greater revenue for the State. Should the parameters for the calculation of the fees be raised through a single revision (amounts per square metre), the revenue could double with respect to that collected in recent years, and a portion of the revenue could be assigned to the regions and municipalities involved in the initiatives to increase the efficiency of managing public assets and to conserve, protect and improve the environment.

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41 Bill of an enabling act to vest the government with powers for the revision and the reordering of the laws and regulations related to the state-owned seaside, lakeside and riverside property used for tourism-recreational purposes, in order to promote, in the respect of European laws and regulations, the development and the innovation of tourism-recreational enterprise. Approved by the Council of Ministers on 27 January 2017.
42 The enabling act, which also aims to get past the findings of the European Union Court of Justice with its ruling of 14 July 2016, lists the guiding principles and criteria with which the government must comply, providing, in particular, the means for granting the concessions in respect, inter alia, of the principles of competition, landscape quality and environmental sustainability, value enhancement of the different territorial peculiarities, recognition and protection of investments, and freedom of establishment, through selection procedures that ensure impartiality, transparency and public disclosure.

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With reference to the other types of concessions, various analyses conducted as part of the ‘Public Administration Assets’ Project have examined concessions referring to: hydrocarbons (oil and gas), geothermal resources, mineral and thermal water, frequencies, and civilian airports.
The concessions against hydrocarbons are granted by the Ministry of Economic Development and regard the exploration, production and storage of liquid (oil) and gaseous hydrocarbons, on land, at sea, and on the continental shelf. In 2015, there were 220 concessions in effect for production and storage, which generated revenue of €275 million, derived from an annual fee and a royalty. The next four years (2017-2020) will mark the expiration of 130 concessions generating fees of €230 million (more than 80 percent of the total fees booked for the year of 2015).
The concessions against geo-thermal resources regard the exploration, cultivation and exploitation of terrestrial heat stored underground. According to the data reported for the year of 2015, there were 95 active concessions. Of these, only eight regarded electricity production. The total revenue of approximately €21 million is almost exclusively referable to the eight concessions for electricity production that will expire in 2024.
Mineral and thermal waters refer to public mining property, and they are part of regions’ non-disposable assets, and the regions accordingly have regulatory responsibility for the matter. An analysis of the data shows that 307 active exploitation concessions as of 2015 generated revenue for approximately €18 million. Based on the exploitation characteristics, and assuming the application by all regions of a fee calculated in accordance with the maximum parameters defined in the 2006 guidelines, Italy’s mineral water assets would have generated revenue that is more than double than that actually booked. The 2017-2020 four-year period will mark the expiration of 52 concessions, whose fees amount to approximately €3.5 million (21 percent of the revenue derived from concessions still active).
With reference to thermal waters, the data for 2015 indicate 490 concessions (concentrated primarily in the Veneto and Campania Regions, which together account for 57 percent of Italy’s thermal water assets inventoried), which yielded public revenue of €1.8 million. The 2017-2020 four-year period will mark the expiration of 179 concessions, which generate revenue of €400,000 (approximately 25 percent of the revenue derived from concessions still active).
The concessionaires of frequencies are also required to pay annual fees that are annually calculated, for telecommunications and television (as from 2014), in accordance with a complex mechanism based on the population served and the use of the frequencies. For radio, the fees are calculated based on the broadcaster’s turnover, with maximum amounts of €82,952 for national radio and €11,850 for local radio. The assignment of the frequencies for voice and data transmission has entailed overall receipts amounting to approximately €18 billion. In 2015, the total fees amounted to approximately €148 million, which referred to telecommunications (70 percent), television (29 percent) and radio (only 1 percent). The concessions related to the GSM frequency band will expire in 2018, while the concession to Vodafone for fixed telephony ends in 2019. The national

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television network concessions expire in 2032, whereas for local television, the first expiration is in 2028.
Other concession revenue comes from the airport sector, where concessions are granted by the National Civil Aviation Agency (ENAC) for the civilian airports owned by the State. The data reported for the year of 2015 show 44 active concessions for total or partial management of airports, which generated total fees of approximately €90 million, which, in turn, represent almost all of the income earned on the State’s civil aeronautical property. Excluding two airports under total management concessions, the first expiration is in 2027. Procedures are now being finalised for assignment of the concessions for the aforementioned two airports.
Fiscal policies
CSR1 – ‘Shift the tax burden from productive factors onto consumption and property. Reduce the number and scope of tax expenditures and complete the reform of the cadastral system by mid-2017. Take measures to improve tax compliance, including through electronic invoicing and payments.’

Reduction of the fiscal burden
In recent years, the government has steadily pursued the reduction of the fiscal burden on productive factors, in order to favour development and employment. In line with these priorities, the 2016 Stability Law provided for the reduction of the corporate income tax (IRES) rate from 27.5 percent to 24 percent, with effects from 2017. In association with this important measure, the 2017 Budget Law provided for: i) the introduction of the Business Income Tax (IRI) computed through the application of a tax rate equal to the IRES rate, and ii) the reduction to 25 percent of the rate of social contributions due by self-employed workers registered with the separate national insurance and pension scheme for the self-employed and independent contractors. The 2017 Budget Law also introduced the cash principle to substitute the accruals principle for the determination of the taxable income of sole proprietorships and partnerships making use of simplified accounting rules. In addition, a tax exemption will be available under specific conditions for investments made in Individual Savings Plans (for additional details, see Section III.3, sub-section on alternative to bank credit). Another aspect of the 2017 Budget Law is the institution of a value-added tax group, a single taxpayer representing legally independent persons who are closely linked at a financial, economic and organisational level. For the effect of this new institution, the transactions made within the value-added tax group will be excluded from the sphere of application of value-added tax.
The plan to promote the international expansion of SMEs has also been refinanced. These measures round out those already approved in the past in relation to: labour cost (regional tax on productive activity), the reduction of social contributions on new hires, and support to disposable income.

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The activities aimed at updating the property-register information systems will continue as part of the pursuit of greater equity in the taxation system.

Re-ordering fiscal expenditure
The commission charged with preparing the Annual Report on Fiscal Expenditure presented its first report as an exhibit to the 2017 Budget Law43. The annual report represents a tool for fiscal transparency and monitoring of public finance44. The report outlines every measure entailing any exemption, exclusion, or reduction of the taxable base or a tax, or a benefit scheme, and alongside each of these items provides a description and the identification of the type of beneficiaries and, where possible, the quantification of the financial effects and the number of the beneficiaries. The financial effects are valued by reference to standard economic models for taxation. Where possible, comparisons are made between the fiscal expenditure and the spending programmes allocated for the

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43 The Annual Report on Fiscal Expenditure is an exhibit to the revenue forecast, and is prepared by a special commission created by the MEF decree dated 28 April 2016.
44 In order to expand the extent of its reporting, the commission may initiate surveys and analyses that may be covered by separate communications to the government during any given year.

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same purposes and analyses are done of the microeconomic effects of the individual fiscal expenditures, inclusive of the repercussions on society.
The number of fiscal expenditure items in the State budget amounted to 610 in total (444 regard the State budget missions and 166 regard local government missions). The ‘economic-financial and budget policies’ mission has the highest number of fiscal expenditure items (111), followed by the ‘competitiveness and development of businesses’ mission (59), ‘social rights, social policies, and families’ (51) and ‘labour policies’ (49).

Fight against tax evasion and relationships with the taxpayers
Stepping up the effort to prevent tax evasion can underpin the activities of tax-compliant businesses, ensuring compliance with the rules and the best conditions for competition; it can also improve the fairness of the taxation system; and it can finally allow for the recovery of resources needed to reduce fiscal pressure on productive factors, and thus to support growth of the economy.
In pursuing these objectives, the Italian government has committed to consolidate the initiatives placed into effect in recent years, and to intensify their implementation, in line with the overall strategy outlined in the enabling act for a transparent, equitable and growth-oriented taxation system45, aimed at promoting a ‘cooperative’ approach, based on transparency, mutual trust and simplification of the relationship between the administration and taxpayers.
The monitoring and the official estimation of tax and social-contributions evasion (provided by the Article 3 of the enabling act) has allowed for coming up with a stable and impartial methodology for detecting, calculating and publishing the tax gap for the main taxes and social contributions. For this purpose, the government has also published (together with the EFD Update) the report on the results achieved in the fight against evasion, and the new strategies planned for undertaking increasingly focused and effective initiatives aimed at improving taxpayer compliance.
Other measures to implement the fiscal enabling act have been addressed to simplifying compliance, rulings and disputes; the revision of penalties; and, finally, clear regulations about the misappropriation of the law, which have contributed to increasing certainty regarding the relationships between taxpayers and the tax authorities and the stability of tax laws and regulations. A particular

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45 Law No. 23/2014.

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emphasis has been placed on cooperative compliance in the case of large taxpayers, and on the possibility of the interested parties to obtain in advance certain information about applicable fiscal regulations through the institute of the ruling.
The improvement in spontaneous compliance and the increase in compliance have been aided by the improvement in the quantity, quality and diversification of information available, as acquired by the tax authorities through electronic channels, or through the traceability of economic and financial transactions. The greater, more significant use of new technologies and IT instruments has made it possible to effect increasingly targeted, selective, and less invasive audits.
The MEF’s strategy for achievement of the fiscal-policy objectives for the 2017-2019 period (the guidelines of which are to be implemented through the agreements with the tax authorities) reaffirms and consolidates the strategy pursued to date. In particular, the MEF has encouraged automated risk management and the reduction of the invasiveness of administrative action with respect to persons considered low risk, and additional improvement in the tax collection system.
The strategy also aims at building trust in relationships with taxpayers distinguished by greater fiscal compliance, focusing on simplification of tax formalities and on an increasing level of quality in the services delivered. It identifies a strong connection between the delivery of quality services and the fiscal system’s overall validity, so as to make prevention of evasion more effective, to promote greater competitiveness of Italian businesses, and to attract investments of foreign businesses who intend to operate in Italy.
An advisory commission for fighting tax evasion, avoidance, and fraud has been instituted as part of the concrete implementation of the principles underlying the fiscal enabling act, and with the intention of ensuring coordination and supervision of the activities carried out and the achievement of the fiscal-policy objectives. The commission met for the first time in March 2017, and has concentrated on recognising the actions already initiated to reduce the areas for hiding taxable income from the tax authorities. The discussion within the commission has focused in particular on the evasion of value-added tax, which foreshadows the evasion of other taxes, from corporate income tax to personal income tax.

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In 2016, the activities to fight and prevent tax evasion and to promote compliance made it possible to recover income amounting to €19 billion, with an increase of 28 percent over 2015. The incremental revenue came from audits (€10.5 billion, including €4.1 billion from the voluntary disclosure programme) and settlements (€8 billion). Approximately €500 million came from activity to promote preventive dialogue with taxpayers, which the Italian Tax Authority (AdE) began in recent years by providing taxpayers with information in its possession related to revenue or income, with the aim of providing an incentive for the fulfilment of tax obligations and favouring the spontaneous disclosure of the axable base. In terms of the means of collection, €4.8 billion came from forced collection and the remainder from direct or spontaneous payments. Finally, the charging of the television tax through a utility bill made it possible to collect approximately €2.1 billion, with additional revenue of €500 million with respect to previous years, even though the annual television tax was reduced from €113.50 in 2015 to €100 in 2016.
Positive results have also been logged in terms of improvement of the recovery of unpaid value-added tax for the effect of certain measures adopted by the government in recent years. The introduction of the split payment for suppliers to the public administration has allowed for recovering revenue of approximately €2.1 billion. In order to consolidate these results, the government has recently filed with the European Commission an application for the extension and expansion of the sphere of application of the European Council’s decision so that Italy is authorised to continue applying the split-payment mechanism until 2020.
On the international front, Italy has stepped up its support and participation with respect to key initiatives (G20 and OECD) aimed at preventing tax avoidance

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and evasion, with the objective of pursuing greater transparency and improved international cooperation in tax matters.
Starting in 2017, 47 countries will embark on automated exchange of financial information based on the new global standard, the so-called Common Reporting Standard. Another 53 countries will effect the exchange as from 2018. In addition, following the publication of the Panama Papers and upon the request of a group of countries (including Italy), the G20 has given a mandate to the Financial Action Task Force (FATF) and to the OECD to improve the international standards for gathering and exchanging information about actual beneficiaries of companies and other legal entities that are not transparent.
The fiscal decree46 attached to the 2017 Budget Law adopts important measures to strengthen tax collection and to fight tax evasion. Upon the request of the Ministry of the Economy and Finance, the decree law also takes into account several of the indications contained in the OECD and IMF reports produced in the first half of 2016 regarding Italy’s fiscal administration47. More specifically, it mainly addresses three areas: value-added-tax reporting obligations; the management of past mandates given to collection agents; and the re-ordering of the fiscal agencies.
Important measures to improve spontaneous compliance have been introduced and include: i) the elimination of the reporting of client/supplier lists (expense meter) for value-added-tax taxpayers, and the electronic transmission of an analysis of data regarding invoices issued and received and data regarding the periodic payments of value-added tax; ii) the discounted settlement of tax bills booked from 2000 to 2016, with elimination of sanctions and interest on past-due amounts; iii) the elimination of sector studies, which are to be replaced by summary fiscal-reliability indices; and iv) fiscal simplifications that refer to, inter alia, the contents and terms for filing tax returns and the means for transmitting the same.
Additional incentives have been provided for the adoption of the electronic invoicing (mandatory for the central government as from 2014, and for local public administrations as from 2015); electronic invoicing represents one of the most important changes for making the country’s productive structures more efficient, in line with the digitalisation programme inaugurated by the European Digital Agency.
With the objective of ensuring greater equity and efficiency to the tax collection system, the fiscal decree also inaugurated the re-ordering of the fiscal agencies, establishing the dissolution of the Equitalia Group and the transfer of its functions to a new entity controlled by the Italian Tax Authority (Revenue Agency) as from 1 July 2017. In order to ensure the continuity and operation of tax collection activity, a public entity known as ‘Revenue-Collection Agency’ will take over Equitalia’s activity. The Italian Tax Authority’s control over the new entity will facilitate exploitation of synergies and the inter-operability of databanks, ensuring more rapid and efficient collection. This effort will be rounded out by a reorganisation of the fiscal agencies, aimed at providing them with more

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46 Decree-Law 193/2016 converted by Law No. 225/2016
47 http://www.finanze.it/opencms/it/il-dipartimento/documentazione/pubblicazioni-internazionali/Rapporto-OCSE-e-Rapporto-FMI-sullamministrazione-fiscale/

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autonomy, in line with the OECD and IMF recommendations. Also, as of 1 July, local entities may elect to turn over their collecting activity (for spontaneous or forced collection) to the entity in charge of national collections, with respect to the entities’ own tax or property revenue and of those of companies in which the local entities hold equity investments.
In addition, the objective of improving the spontaneous payment of revenue has been pursued by introducing the use of electronic payment instruments for municipalities and other local entities.
In order to accelerate the procedures for reimbursement of value-added tax and to reduce the time for the payments, while also protecting the neutrality of the tax, broad-based measures have been adopted that not only regard the regulations governing reimbursements, but also the organisational system and the possibilities for offsetting reimbursements due with other taxes and social contributions.
Finally, the fiscal decree extended the deadline for the voluntary disclosure initiative to 31 July 2017.

The trend of tax disputes is also indicative of the progress made in developing the relationship between the tax authorities and taxpayers: in 2016, the number of pending disputes fell by approximately 12 percent compared with 2015, moving to under 500,000 cases for the first time. The positive trend, which began to take shape in 2012, has translated into an approximate 26-percent decrease of the pending disputes during the 2013-2016 four-year period. During the same period, the number of appeals presented in the lower tax courts declined by approximately 19 percent (from 202,243 in 2013 to 163,862 in 2016). With particular reference to appeals for a value of €20,000 or less against the Italian Tax Authority (AdE), the number of cases decreased by approximately 42 percent (approximately 30,000 fewer cases) in the 2012-2016 period; these data

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reflect the positive effects of the 2012 introduction of tax mediation48. The extension of tax mediation as from 2016 to all other taxing entities (Customs and Monopolies Agency, municipalities, provinces, regions, etc.) generated a further reduction of approximately 17 percent in the number of appeals filed with respect to 2015 (from 48,026 in 2015 to 39,992 in 201649).
During 2017, the extension of the electronic taxation system will be completed nationwide50. Through the dedicated portal, it will be possible to electronically file all acts and the case documents already served to the counterparty and all of the parties involved will be able to consult the case file on-line. Unlike the situation with civil court proceedings, lawmakers have not yet made it mandatory to use the electronic system, acknowledging the specifics of tax jurisdiction and of the laws and regulations governing the taxation process. In order to pursue the strategy of digitalising the entire legal system, the 2017 Budget Law has established a special fund, whose resources are added to the €88 million appropriated in 2016 and to those coming from the National Operating Programme on Governance.

III.3 BANKING AND FINANCIAL SECTOR
The capital market and the banking system
CSR 3 – ‘Accelerate the reduction in the stock of non-performing loans, including by further improving the framework for insolvency and debt collection. Swiftly complete the implementation of ongoing corporate governance reforms in the banking sector.’

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48 Provided by the Article 17-bis of the Legislative Decree No. 546/92.
49 Data, net of the appeals against Equitalia and Italian Tax Authority (AdE).
50 More specifically, as from 15 February 2017, the electronic taxation system was extended to the Tax Commissions in Basilicata, Campania and Apulia; as from 15 April 2017, it will be activated at the Tax Commissions in Friuli-Venezia Giulia, Latium and Lombardy; as from 15 June 2017, it will be operational in Calabria, Sardinia and Sicily, and as from 15 July 2017, in The Marches, Val D’Aosta, Trento and Bolzano. The electronic taxation system has been operational since December 2015 in Tuscany and Umbria, and since October 2016 in Abruzzo, Molise, Piedmont, Liguria, Emilia Romagna and Veneto.

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Reduction of doubtful loans and urgent measures to ensure protection of savings
Based on the latest data published by the Bank of Italy51, the flow of new doubtful loans declined to 2.6 percent of total loans in the third quarter of 2016. The indicator decreased by 0.4 percent for loans to businesses (to 4.1 percent) and by 0.2 percent for loans to consumers (to 1.7 percent).
In accordance with the projections consistent with the most recent macroeconomic scenarios, the rate of classification of non-performing loans will continue to contract gradually during the next few months: by the end of 2017, the indicator should fall to 1.2 percent for loans to households (a level only slightly higher than that recorded before the start of the financial crisis), and to 3.1 percent for loans to businesses. In the first six months of 2016, the stock of gross doubtful loans decreased by €4 billion to €356 billion; net of the valuation adjustments, the reduction was a more pronounced €6 billion to €191 billion.
With regard to the aggregate of groups classified as significant for oversight purposes, the ratio of doubtful loans to total financing remained essentially stable during June, July and August 2016, both inclusive and net of the valuation adjustments (17.9 percent and 10.5 percent, respectively). The coverage rate (the ratio between the adjustments and the stock of doubtful loans) rose to 47.3 percent.
While the reduction of the high stock of doubtful loans will be gradual, there are still margins for accelerating the process, including through improving the effectiveness of internal bank management. For this purpose, the Bank of Italy recently initiated: a) statistical reporting with detailed information about the characteristics of the non-performing loans; and b) the process of extending to all banks the best practices for management of doubtful loans (as defined at a European level for major banking groups). Important progress has also been made with the reforms, which have been rounded out by the State guarantee on the securitisation of non-performing loans that can provide additional benefits to the active management of non-performing loans.
On 30 December 2016, the European Commission gave notice that it would grant Italian authorities the possibility of extending for another six months (until June 2017) the public guarantees for helping credit institutions to tap liquidity on the financial markets.
As part of the efforts to facilitate the divestiture of doubtful loans, recent measures have provided for simplifying compliance formalities and streamlining credit recovery procedures52 (including, for example, the non-possessory lien, the creditor’s assumption of ownership of collateral to satisfy the creditor’s claims with any excess of value over the credit claims paid to the debtor, as well as the use of the digital technologies for court auctions of properties53). Such measures are described in detail below.

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51 Bank of Italy, Report on Financial Stability, No. 2/2016; Economic Bulletin 1/2017.
52 Decree-Law No. 59/2016, converted by Law No. 119/2016, which pursues the reforms initiated with Decree-Law No. 83/2015.
53 The adoption of electronic instruments will provide a fundamental contribution through the creation of a register of forced property-expropriation proceedings, insolvency proceedings, and crisis management instruments. This register will be functional to creating a market for doubtful loans. In addition, the institutions involved in the insolvency proceedings will have access to information contained in the databanks. Finally, the insolvency proceedings will be accelerated, with greater use of IT tools that will take place not only upon the

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The decree for the protection of the savings of consumers held by banks54 entails funding of €20 billion, and has provided, inter alia, for State guarantees in order to reinforce the banks’ capacity to procure liquidity.
Such decree provides that the State may issue an applicant bank a guarantee on new bonds to be issued, against the payment of a commission (the aspect that makes the scheme compatible with laws and regulations on State aid). The bonds issued by the bank will accordingly be treated as State-guaranteed bonds, and will not be subject to the risk of the issuing bank. In addition, if the bank meets the requisites provided by the regulations, the State guarantee may also be granted against financing funded by the Bank of Italy as part of the Emergency Liquidity Assistance (ELA). The bank must present a restructuring plan to the European Commission, so as to confirm profitability and long-term funding capacity without reliance on public support. In addition, if a bank needs to reinforce capital based on the results of the stress test, it can opt for precautionary recapitalisation programme. In this case, the bank must submit a capital injection programme to the authority responsible (ECB or Bank of Italy, depending on the bank’s size) in order to request State intervention. The precautionary recapitalisation does not entail the start of a resolution proceedings, nor the application of the so-called bail-in provisions. The public intervention implies the conversion of the subordinated bonds into bank shares, in accordance with EU rules on State aid. In safeguarding retail investors, the decree introduces the possibility of the bank exchanging the shares (resulting from the conversion of subordinated bonds) with newly issued non-subordinated bonds; the MEF may acquire the shares resulting from the conversion. At the end of the exchange, which is aimed at protecting retail investors, the persons originally holding subordinated bonds will have non-subordinated bonds. Based on the amendments made upon conversion of the decree law, and as agreed by the European Commission, the State’s subscription of the shares in relation to a precautionary recapitalisation will have a discount factor of 25 percent, while there will be a discount of 15 percent for the subordinated bondholders, who are assigned new shares as a result of the burden sharing.
The conversion of the decree law also entailed the setting of a deadline of 1 January 2016, after which the misselling to retail investors is no longer recognisable. The burden sharing will therefore have various effects: anyone who subscribed the bonds before this date and who is not a qualified counterparty will be able to secure a settlement for the nominal value of the bond purchase. Instead, anyone who acquired a bond investment after such date will incur a greater penalty with the conversion into shares55.

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54 Decree-Law No. 237/2016 providing ‘Urgent measures for protection of the savings of consumers held by banks’, converted by Law No. 15/2017.
55 The criteria for determination of the value of the shares make a distinction between listed and unlisted shares. In the former case, the value is calculated based on the amount of net assets, earnings prospects, and the ratio between market value and book value of the listed banks, and after having taken into account the losses related to any extraordinary transactions. The value of the shares for the listed banks is determined on the basis of the trend of the share prices during the 30 market days preceding the date indicated by the MEF; in the case of suspension from trading for more than 15 days during said period, the value of the shares is the lower of the average price of reference during the final 30 market days when the shares were traded, and that determined for the unlisted banks.

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Amendments were also made to the decree related to the four banks subject to resolution proceedings at the end of 2015 (Banca Marche, Banca Popolare dell’ Etruria e del Lazio, Cassa di Risparmio di Ferrara, and Cassa di Risparmio di Chieti). More specifically, the deadline for obtaining a lump-sum reimbursement of 80 percent of the value of the credit has been extended to 31 May 2017. In addition, the bonds zeroed out for the effect of the resolution proceedings are excluded from the capital limit of €100,000. The banks are obligated to provide a free service of assistance to investors for their compilation and presentation of the application for the lump-sum reimbursement. A decree of the Prime Minister approved in November 2016 outlines the rules for the running of the arbitration board that will need to decide of the merits of paying out benefits56 in favour of the investors who held subordinated financial instruments in the four banks in liquidation at 23 November 2015. This is an alternative to the lump-sum reimbursement that already allows access to the solidarity fund with direct disbursement to the investors: investors electing not to accept the ‘simplified’ settlement may apply to the arbitration board for payment of the amounts due to them57.

Governance of the banking sector, mutual banks and cooperative credit banks
The government has demonstrated an awareness of several structural limits of the Italian financial system: the excessive fragmentation of supply (in terms of a large number of banking institutions), the limited availability of other types of financing (as an alternative to bank credit), and the lengthy periods required for recovering non-performing loans. The situation has prompted introduction of radical changes, starting in 2015. In this regard, the reform of the mutual banks,

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56 For the account of the solidarity fund established by the 2016 Stability Law (Law No. 208/2015, Article 1 Paragraph 855).
57 The arbitration board, appointed by decree of the Prime Minister, consists of a chief arbitrator, who is identified by the head of the National Anti-Corruption Authority (or his nominee), and two arbitrators respectively selected by Prime Minister and the Minister of the Economy and Finance from persons having demonstrated impartiality and professionalism.

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the auto-reform of the banking foundations supported by the government, and the reform of the credit cooperative banks have strengthened the sector, with aim of changing governance and creating larger, stronger and more transparent banks.
The decree law for the protection of the savings held by banks (see previous section) also contains measures related to bank governance. The MEF, for example, may subordinate the subscription of the capital to certain conditions: aside from dismissing the governing bodies, it may set a limit on total compensation to the members of the Board of Directors and executives for any bank subject to State intervention.
A positive contribution to banking sector governance is also expected from the Parliamentary Inquiry Commission, whose creation is proposed in a draft law now under review by Parliament. The commission will evaluate the means and instruments used by banks for funding, with particular attention to the banks’ ‘propriety’ when selling products (especially, bonds) to retail customers. Operating models and the criteria adopted for manager compensation will also be examined. Finally, the commission will be charged with verifying the effectiveness of oversight, including for the purposes of bank-crisis prevention and management; this review will look at risk prevention, the safeguarding of market transparency, and the adequacy of Italian and European laws and regulations (including those regarding oversight).
Reform of the insolvency proceedings and insolvency law
The decree regarding executive and insolvency proceedings, and measures in favour of the investors in banks in liquidation58 introduced important provisions for the spontaneous compliance with tax obligations and the acceleration of credit recovery, thereby speeding up legal proceedings, including through the use of information technologies. The main provision is known as the ‘Pact Marciano’, which provides for the out-of-court transfer of a real property used as collateral for financing a business: it is essentially a contract with which the creditor and debtor agree that the creditor will assume direct ownership of the collateral in the event of the debtor’s default, with the creditor obligated to pay the debtor for any difference between amount of the credit and the value of the asset.
Such measures have rounded out those included in the decree containing amendments to bankruptcy regulations59 with regard to: access to credit for failing businesses; competitive bidding as part agreements with creditors before bankruptcy; debt restructuring; the position and the requisites of the bankruptcy trustee; acceleration of sale transactions; and amendment of the rules regarding deductibility of credit losses. The digital instruments introduced for improving management of credit recovery include the creation of a public sales portal, which will serve as a single national marketplace; testing of the portal began in January 2017. The system will provide interested parties with an information set for the estimation of the value of the credits and the identification of the creditors and debtors, through the publication and offer for sale of the personal

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58 Decree-Law No. 59/2016 converted by Law No. 119/2016 ‘Urgent measures regarding executive and insolvency proceedings, and urgent measures in favour of the investors in banks in liquidation’.
59 Decree-Law No. 83/2015.

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and real properties involved in executive and insolvency proceedings, and the creation of an electronic register of forced property-expropriation proceedings60. This will be a market under the so-called ‘Common’ system, which is essentially based on three complementary elements: i) the consolidation of a single national marketplace for all of assets placed for sale as part of insolvency and executive proceedings; ii) the possibility of purchasing assets on such market not only through cash payment, but also through payment with special securities; and iii) the creation of a fund to hold the unsold assets, with a view toward enhancing the value of the same.
Another measure to facilitate the recovery of non-performing loans is the reduction of the registration tax to be paid on real property assets purchased at auction; such tax has been decreased to a fixed amount of €200, provided that the real property is resold within two years (except in the case when the property becomes the buyer’s main dwelling).
With the enabling act for the reform of insolvency law, Italy’s lawmakers are intending to abandon the social stigmatisation related to the traditional ‘bankruptcy’ expression, basically following a trend already seen in other civil law systems in Europe (including those of France, Germany and Spain). Bankruptcy is to be substituted by simplified legal liquidation of the assets, with a possible solution agreed with creditors (modelled after the current composition with creditors after bankruptcy). The reform also contemplates support services to businesses with regard to early restructuring and solutions for avoiding default. A preventive ‘alert’ phase has been introduced for detecting a possible crisis in advance; this mechanism is designed to support the businesses and to result in an assisted composition of the crisis, which is functional to the negotiations for reaching an agreement with creditors or, possibly, only with some of them. With efficient management of insolvency proceedings requiring a strong specialisation, it has been proposed that the business tribunals concentrate on the largest cases, while other cases can be split among a limited number of courts, who have appropriate staffing and which are chosen on the basis of objective parameters. At present, most insolvency cases entail liquidation only, and the average percentage paid to unsecured creditors is very low. The institution of insolvency proceedings entailing restructuring is instead fully justified when they ensure business continuity (with adequate maintenance of employment levels) and better satisfaction of the creditors. Based on this consideration, the intention is to delineate a so-called composition with creditors based on business continuity: this means getting beyond the situation of insolvency through the (direct or indirect) continuation of the business activity, on the basis of an adequate plan that is also consistent with the satisfaction of the creditors.
The access to discharged bankruptcy is made easier, and a new regulation will also allow for the insolvency of ‘groups’ of businesses through provisions aimed at facilitating one single legal proceeding for settling the insolvency of numerous businesses within a group, identifying, where possible, a single court jurisdiction. Another change provided is the possibility of filing a single appeal for the registration of restructuring agreements covering debts of an entire group, and for

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60 The register will gather information on executive and insolvency proceedings, thus favouring the market for non-performing loans and supporting procedures to control the credit system.

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the admission of all businesses of a group to an agreement with creditors before bankruptcy. Forced liquidation is proposed only when the need to liquidate does not depend on insolvency, but instead when it is the by-product of administrative proceedings aimed at ascertaining and sanctioning serious irregularities in the running of the business.
The Chamber of Deputies is now reviewing proposed legislation regarding the extraordinary administration of large, insolvent businesses; the proposal calls for the identification of a single extraordinary administration proceeding for large businesses in crisis.

Alternatives to bank credit
Consistent with the ‘Finance for Growth’ measures, the 2017 Budget Law introduced Individual Savings Plans (ISP), which represent an instrument aimed at channelling a portion of consumer savings into medium-/long-term Italian industrial investments, thus favouring the growth of enterprise. Individual

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61 A.S. 3671-ter, resulting from the excerpt of art.15 of Draft Law no. 3671. The remaining part is merged in the Draft Law no.  3671-bis, containing the delegation to the Government for the extraordinary administration of large enterprises in a state of insolvency.

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investors who put their resources into financial instruments of industrial and commercial businesses (Italian and European) located in Italy will be able to benefit from a tax exemption on the earnings from such investments. The investment must be held for at least five years to prevent taxation of the capital gains. The Individual Savings Plans have well-defined investment limits that prioritise Italy’s SMEs, but also leave the possibility of investing 30 percent of the portfolio in any instrument. Individual Savings Plans allow for investing directly, through the opening of a custody/administration account or the opening of a portfolio-management account (with an option for administered savings) at a financial intermediary, or, alternately, through the signing of a life insurance policy or capitalisation policy with an insurance company. In addition, if the investment concerns innovative SMEs, the tax exemption on the capital gains is rounded out by a tax deduction equal to 30 percent of the amount invested (a measure that the 2017 Budget Law provided for start-ups and innovative SMEs). In the first months since the law went into effect, the data about the offering of the Individual Savings Plans appear positive.
The following other measures have been provided with reference to attracting savings and reinforcing the alternatives to bank credit: i) the tax exemption on income from long-term investments (at least five years) in the capital of businesses, made by social security funds or pension funds; ii) the elimination of the tax credit for the infrastructure investments made by social security funds or pension funds, and iii) the introduction of a fixed tax for extraordinary transactions. Mandatory pension schemes may allocate up to 5 percent of their assets to such initiatives. The sums indicated must be invested in the shares or units of Italian or European businesses, or in shares or units of Italian or European UCI.
With reference to the Central Guarantee Fund for SMEs, the applications for funding in 2016 rose by 10.9 percent over 2015, with a parallel increase of 12.5 percent in the number of businesses guaranteed. In 2016, the financing granted amounted to €16.7 billion, while the amount guaranteed amounted to €11.6 billion. In terms of stock, the outstanding amounts financed and guaranteed came to €29 billion and €20.2 billion, respectively62. The appropriations to the Central Guarantee Fund for the SMEs were increased by €895 million. Another €100 million can be sourced through the appropriations to the ‘2014-2020 Businesses and Competitiveness’ national operating programme spearheaded by the Ministry of Economic Development.
At the end of January 2017, new criteria went into effect regarding fund access for supplier SMEs, namely, creditors of companies under extraordinary administration that manage industrial facilities of strategic national interest, and some €35 million of the fund’s resources were appropriated for these suppliers. The provisions for the SMEs benefiting from the new scheme include, inter alia, the granting of the guarantee (direct guarantee or counter guarantee) at no charge and for up to 80 percent of all types of transactions, the adoption of the resolution on a priority basis (within 30 days from the filing of the request or from

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62 Taken from the Report on the Central Guarantee Fund at 31 December 2016
http://www.sviluppoeconomico.gov.it/images/stories/documenti/Relazione-Fondo-Dicembre-2016_Sito.pdf

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the completion of the same), and the use of more favourable valuation parameters (reduction of 20 percent of the reference values of each index, and of the intermediate values for assignment of ratings).
In addition, the criteria for usage of the fund are being reformed for the purpose of pursuing dual objectives: increasing its effectiveness and efficiency and making the financial requirement needed for the fund’s operation compatible with the budget balances. The fulcrum of the reform is the introduction of an internal ratings model for the purpose of assessing the creditworthiness of the businesses; this model will substitute the current business-financial valuation system based on credit scoring, a model internal to the fund. The adoption of the ratings model will allow for accurate estimation of the riskiness of the businesses, thereby helping to make the fund’s initiatives more focused and effective, with increasingly more detailed coverage based on the businesses’ risk ratings. The other objectives of the reform include, inter alia, a re-orientation of the fund toward medium-/long-term financing transactions and investments, and a greater standardisation of the fund usage with respect to type of applicant (bank or collective-loan guarantee consortium (‘Confidi’)), and thus the rebalancing of the intervention between direct guarantees and counter guarantees.
Finally, the possibility of raising capital through equity crowdfunding has been extended to all Italian SMEs.
Other measures of the ‘Finance for Growth’ programme are addressed to bolstering corporate liquidity and are described in the section of this report dedicated to the Industria 4.0 Plan. Finally, there are measures introduced by the 2017 Budget Law for start-ups and innovative businesses, which are described in the related section.

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III.4 PUBLIC ADMINISTRATION
Reform of the public administration
CSR 2 – ‘Implement the reform of the public administration by adopting and implementing all necessary legislative decrees, in particular those reforming publicly-owned enterprises, local public services and the management of human resources.’

Implementation of the law to reform the public administration
Some 15 legislative decrees have been approved and gone into effect as part of the implementation of the law to reform the public administration63. Another decree related to the regulations governing the Italian Paralympic Committee is in the process of being published in the Official Gazette of the Republic of Italy. In addition, in February 2017, the Council of Ministers gave preliminary approval to the drafts of five additional legislative decrees. The main objectives of the decrees approved through November 2016 are the simplification of existing regulation, and the reorganisation of the public-sector workforce, so as to create a more efficient and transparent relationship with the public and businesses, and to reinforce the country’s competitiveness. The decrees provide for wide-ranging reform of the structure of the public administration, going on to improving the areas of the public administration’s action, and attempting to eliminate the bottlenecks that have limited such action over time. More specifically, they regard: simplification of the regulatory framework, through the abolition of existing laws and regulations; the Digital Administration Code; the new Services Conference; the certified reporting of the start-up of new business activity (SCIA and SCIA 2); the dismissal of public-sector employees; State-owned companies; the prevention of corruption and transparency; the port authorities; the State Forest Rangers Corps; healthcare administrators; the new Financial Justice Code; Chambers of Commerce; and simplification of the activities of the public research entities64.
Following a ruling of the Constitutional Court (which censured the implementation provisions of Law No. 124/2015, with reference to the part that established that certain legislative decrees for implementation of the law were to be adopted subject to procurement of a formal opinion of the Joint Conference, instead of a simple agreement of said conference), provisions to correct and supplement the related decrees have been approved with respect to State-owned companies, job dismissal for disciplinary reasons, and healthcare administration. All of the legislative decrees already issued and in effect remain fully effective.

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63 Law No. 124/2015.
64 For additional details see also the 2016 NRP and the 2016 EFD Update.

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Reform of State-owned enterprises and local public services
The action directed at reforming State-owned companies was initiated with the enactment of a Consolidated Act on State-Owned Enterprises65. Such legislation was supplemented with a corrective decree issued in January 2017, in order to consider of the opinion of the Joint Conference, as established by the Constitutional Court’s ruling (see previous section). In general, the reform provides for the following main objectives: i) the re-ordering of national regulation related to State-owned enterprises, so as to ensure the clarity of the rules and regulatory simplification and stabilisation; ii) the reduction of the number of the State-owned companies, with definition of investment parameters, limits set on ‘micro shareholdings’, and actions to promote coordination and transparency regarding information about the investments; iii) the streamlining of the governance of State-owned enterprises (e.g. reduction of the number of the members of administrative bodies); and iv) the creation of a special monitoring and control unit at the MEF, which will verify implementation of the reform, provide direction and indications, and exercise, where necessary, audit powers with respect to all State-owned enterprises.
The amendments introduced by the corrective legislative decree provide that: a) the activity of internally producing goods and services can be instrumental to State-owned enterprises or to carrying out their functions66; b) in the case of companies owned by the regions, provisions may be made so that the individual companies can continue to operate, although they will remain subject to application of the parameters in terms of size and efficiency, as provided by the reform67; c) the deadline for the reporting, as part of an extraordinary review, of all State-owned enterprises and their personnel has been deferred from 23 March 2017 to 30 June 2017 in order to allow administrations enough time for complying

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65 Legislative Decree No. 175/2016.
66 Equity investments may be made in companies whose corporate purpose is energy production from renewable sources, and universities may incorporate companies for managing farm businesses having instructional functions, provided that they meet the requisites in terms of size and efficiency as provided by the reform.
67 Subject to the reasoned decision of the President of the region, adopted for precise public purposes, in the respect of the principles of transparency and public disclosure and subject to the controls provided by law.

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with the decree; and d) the deadline for adjusting the State-owned companies to the corporate governance provisions has been set at 31 July 2017.
Finally, the approval of the Joint Conference is provided for: the determination of the ethical, professional and independence requisites regarding the members of the administrative and control bodies of companies controlled by the regions; the definition of the size, quantitative and qualitative indicators, for the purpose of identifying up to five categories for the classification of State-owned enterprises, in the case of controlled by regions or local entities; and the means for transmittal of lists of excess staff.

The legislative decree to reform local public services was definitively approved by the government at the end of November 2016, but it was not promulgated before the Constitutional Court’s ruling, and accordingly it has not gone into effect. The contents of the decree are to be recovered through subsequent legislation.
The principal actions provided by the decree are the following: i) specification of the sphere of application of the reform (with exclusion of the special sector regulations): integrated water service; integrated waste-management service; local public transportation; electricity distribution service; natural gas distribution service; and management of pharmaceutical service; ii) indication of the general principles for the assumption, regulation and management of the local public services of general economic interest; iii) outline of conditions and limits for the assumption of the public service, with an indication of the concrete means for pursuing objectives of public interest; iv) revision of the sector regulations for the purpose of their standardisation and coordination with general regulations regarding the means for commissioning services; v) introduction of specific, mandatory guidelines for managing the service: commissioning through publicly disclosed proceedings, commissioning to public-private partnerships, direct management or in-house management, and, with regard to services other than those provided through a network, breakeven operation or operation through special companies; vi) re-ordering of the rules regarding ownership and operation of networks, plant facilities, and other essential capital assets; vii) re-ordering and streamlining of the rules regarding organisation of the services, including through the definition of optimal territorial areas; viii) introduction of conclusive rules regarding the distinction between

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regulatory functions and operational functions; ix) finalisation of the rules regarding local public transportation; x) streamlining of the functions vested with independent authorities, so as to ensure transparency in service operation and service delivery; xi) definition of the tools for reporting the public service obligations established and quality standards, in the respect of the principles dictated by national laws and regulations regarding transparency; and xii) definition of penalties and provisions for substitution, in case of violation of the general rules.

Productivity of the public administration
The decree related to job dismissal for disciplinary reasons became effective in July 2016, and is aimed at more effectively countering the false certification of attendance, flagrantly ascertained through alteration of employee attendance systems. The decree addresses such cases, providing for job dismissal for disciplinary reasons and a more rapid sanctioning procedure, including of a preventive nature, to protect the public administration. Following the Constitutional Court’s ruling, the new provisions were supplemented by a decree approved by the government in mid-February 2017. Aside from fully confirming the structure of the reform, the supplemental decree adds the following provisions:
•
Various timelines have been coordinated, and a longer time period has been provided for pursuing legal action for damages to the public administration’s image caused by fraudulent conduct disciplined through job dismissal[68].

•
A mandatory communication of the disciplinary measures is to be sent to the Public Function Inspectorate within 20 days of the adoption of the same, so as to allow for monitoring of the implementation of the reform, including for the

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68 The complaint to the Public Prosecutor and the reporting to the Regional Public Prosecutor of the Court of Accounts must be done within 20 days (no longer 15) from the start of the disciplinary proceedings, so as to avoid excessive overlap of the terms and procedures with which the public administrations must comply. Should the conditions be met, the Public Prosecutor of the Court of Accounts may proceed, within 150 days (no longer 120) from the conclusion of the termination proceedings, with legal action against the employee dismissed for absenteeism to recover damages to the public administration. The purpose is to ensure greater certainty, and a stronger separation between the disciplinary proceedings against the employee (which are done at the office responsible for disciplinary proceedings) and the consequent proceedings for damages to the public administration’s image (which are carried out by the Public Prosecutor of the Court of Accounts).

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purpose of adopting every possible instrument that will guarantee the full effectiveness thereof.
In late November 2016, the government definitively approved a decree for re-ordering of the Chambers of Commerce. With a view toward increasing efficiency, the decree outlines a plan to streamline and reform the governance of the Chambers of Commerce. More specifically, the total number of the chambers is to be reduced from the current level of 105 to no more than 60 within 180 days from the date on which the decree went into effect. The changes must also comply with the following general restrictions: at least one Chamber of Commerce per Region and combination of the Chambers of Commerce with less than 75,000 businesses registered69. The initiative focuses the chambers on institutional activity, simultaneously avoiding duplication of responsibility with other public entities. Finally, the oversight of the Ministry of Economic Development has been enhanced through an independent committee of experts who will evaluate the performance of the Chambers of Commerce. As part of this overall plan to streamline organisation, changes have been made to the full-time staffing of the Chambers of Commerce, so as to allow for the transfer of human resources between different chambers and to establish the criteria for placement in jobs at other public administrations.

In late February, the government approved, upon preliminary review, five additional legislative decrees for the implementation of the reform of the public administration. Two of these decrees refer to the reform of the public-sector employment, and entail amendments to the Consolidated Act of Labour Regulations for Public-Sector Employment, and the legislative decree regarding the optimisation of the productivity of labour in the public sector, and efficiency and transparency of the public administrations. The objective of the decrees is to reorganise the rules for public-sector employment in relation to the services that need to be offered to the public.
This reform is based on four areas. The first regards personnel and recruitment. It regulates forms of flexible employment, including for the purpose of preventing the lack of job security, together with a transitory solution to move beyond the situation in the past: once the reform is fully in effect, the public administrations may use flexible contracts only for demonstrated needs of an exclusively temporary or exceptional nature; at the same time, an extraordinary plan will allow for the hiring of anyone who, after having passed a competitive placement examination, has been employed by the hiring administration for at least three years, including on a non-continuous basis, during the past eight years. Anyone who has not passed a competitive placement examination and who has been employed for more than a three-year period will be admitted to special examinations for specific assignments. Until the aforementioned actions are completed, the administrations affected may not finalise any flexible employment

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69 In order to lower operating costs, the decree provides four additional actions that regard: a 50-percent reduction of the annual fee paid by businesses; a 30-percent reduction in the number of directors; the non-compensated roles of all members of the bodies other than the statutory auditors; overall streamlining of the system through the combination of all special companies that carry out similar tasks; the limitation of the number of regional unions, and new rules for shareholdings in the portfolio.

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relationships for the professional positions involved in such actions. More in general, the effort aims at: gradually getting beyond standard staffing as a recruitment limit, through the adoption of a three-year plan of requirements, in recognition of spending limits; a proposed national information system for the purpose of planning hiring; and the definition of objectives to limit hiring that are differentiated based on actual needs. The reform introduces the possibility of centralised or aggregate competitive placement examinations (extended to the regions) and the definition of limits, in relation to the number of the positions covered by the examinations, for eligible persons who do not pass the exam.
The second area regards the objectives of administrative action, which must concretely improve the quality of services rendered to the public. ‘General objectives’ for the Italian public administration have been introduced to identify, consistent with the priorities of the national public policies, the strategic priorities of the public administrations in relation to the activities carried out and services delivered. Starting with the year of 2018, each administration will accordingly be required to define its own ‘specific objectives’ in reference to the policies pursued and the objectives of improvement for the administration itself; such objectives are to be defined in a transparent and measurable manner; the public will be able to evaluate the quality of the services received and to participate in the assessment of organisational performance.
The third area regards new provisions for performance measurement and evaluation, so as to ensure better performance management within the administrations, through greater integration between strategic planning and economic-financial planning. The reform provides, in particular, for the simplification of the regulations for evaluation of public-sector employees, merit increases, and bonuses, and the streamlining and integration of evaluation systems, including for the purpose of better policy assessment. More specifically, the changes versus previous regulations have resulted in moving forward the start of the strategic planning cycle, beginning with the presentation of the EFD to Parliament, so as to link the strategic planning process with the budget preparation process. The new regulations have also made for a stronger link between evaluation of prior-year results and definition of objectives for the subsequent year, and, as part of the evaluation of individual performance, they have provided that performance indicators related to the organisational framework of direct responsibility will be given a prevalent weight in the overall evaluation. These objectives will be transparent and measurable. With development of systems for measuring the results achieved by the organisation and the results achieved by individual employees, there will be new mechanisms for resource distribution that will focus on rewarding results. More specifically, the national collective bargaining contract will need i) to establish the portion of the resources earmarked for performance-related compensation to be paid for the achievement of results (both at an organisational and individual level), and ii) suitable criteria for ensuring that effective diversification of the related compensation corresponds to significant diversification of the evaluations. The public will have an active role in the evaluation of organisational performance, through reporting systems indicating user satisfaction about the quality of the services rendered. The system is also to be adopted in accordance with the guidelines set by the Department of Public Administration.

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Compliance with the evaluation provisions is a prerequisite for the payment of bonuses, for productivity-related compensation, for the recognition of pay raises, for the assignment of responsibility to the personnel, and for the promotion to managerial positions; a negative performance evaluation will also count for the purposes of ascertaining managerial responsibility.
Finally, the fourth area is related to the rules regarding employment relationships. The previous model was based on the assumption that the law could discipline any aspect of public employment. The reform establishes that the law takes care of establishing the general rules and the sphere of action for contracting; the contract, a flexible instrument that can be adapted to the specific needs of every administration, is the instrument governing the employment relationship within the framework established by the law.

Two other decrees were approved near the end of February. The first relates to the redeployment of the duties of firefighters, so as to optimise the effectiveness of their functions after the transfer to the forest rangers of duties related to the active effort to prevent forest fires. The second decree reorganises the rolls of the four police forces (Police, Carabinieri, Guardia di Finanza and Penitentiary Police) to improve their efficiency, providing for adjustments to overall standard staffing, plans to reward merit and professional initiative, an increase in academic credentials required to qualify for entry level positions, and adjustments to the rules applicable to management positions.
Finally, also as a result of the Constitutional Court’s ruling, the government approved, upon preliminary examination, a legislative decree containing supplemental and corrective provisions to the decree on healthcare managers. The corrective decree confirms the creation of a national register of persons eligible for the appointment to the positions of general manager of the local healthcare units, general manager of hospitals, and general manager of other entities of the National Healthcare Service, establishing standard core principles valid for the purposes of assigning a ranking by the commission70. The deadline for the regions to verify the business results achieved and the achievement of each general manager’s objectives has been revised from 60 to 90 days.

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70 More specifically, the means and criteria for assessment are defined by the regions. In addition, assuming the expiration of an appointment and its non-confirmation, the regions may proceed with the new appointment not only based on the procedure provided by Legislative Decree No. 171/2016, but also through the use of the other names added to the list of candidates, provided that it is an appointment that has not been made for at least three years and, in any event, that the candidates listed are still listed on the national register.

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Simplification
In June 2016, new Services Conference rules71 provided for the reduction of the timing of decision-making by the public administration so as to ensure specific, more rapid timeframes for the conclusion of administrative proceedings72.
In November 2016, the government approved a legislative decree identifying administrative procedures for private-sector business initiatives, the so-called ‘SCIA 2’. The decree completely maps and precisely identifies the activities subject to simple communication, certified communication or silent consent, as well as those for which an express permit is necessary, introducing the consequent regulatory provisions for coordination. In addition, the decree provides for the simplification of administrative procedures in relation to construction activity.
A legislative decree73 for the simplification of the activity of public research entities was issued in November, outlining a system of more streamlined rules that are more appropriate to the needs of the sector. The decree vests the entities with operational and statutory autonomy, ratifies the European Charter for Researchers, and grants additional leeway for the hiring of researchers. As is already the case for universities, the entities that have resources may liberally hire within a limit of 80 percent of their budget. The only limitation will be respect of the budget.
Also for the purposes of simplification, a legislative decree was approved in February, upon preliminary review, in relation to streamlining the processes for managing auto vehicle registration and ownership data. The decree calls for the issuance of a single document to substitute the two documents currently issued. The registration certificates and the ownership certificates, including in electronic

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71 Legislative Decree No. 127/2016.
72 Maximum of 45 days or 90 days in cases involving administrations in charge of environmental protection, landscape-territorial protection, cultural assets, or protection of public health; in the case of complex projects or lack of consensus, the term may extend to a maximum of five months. The Services Conference will normally take place through the electronic transmission of documents (so-called simplified asynchronous conference). The simultaneous synchronous conference (with a meeting, including online) will take place only when strictly necessary, in relation to the specific complexity of the decision to be made. Should an administration not respond by the final deadline indicated, it will be presumed that the administration has consented (silent assent).
73 Legislative Decree No. 218/2016.

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form, already issued will remain valid until a change in the vehicle data requires the issuance of a new registration certificate.
The programme to reform the public administration is unfolding alongside implementation of the 2015-2017 Agenda for the Simplification. In July 2016, the Joint Conference acknowledged the updates necessary in order to align the Agenda’s activities and timing to those of the decrees for implementing the law to reform the public administration. For this purpose, several updates were made to the actions of the business sector related to the implementation of the new SCIA provisions, forms, recognition of proceedings, and the Services Conference. The fourth monitoring report (update on the status of completion of the activities provided by the Agenda as of 30 November 2016) shows the achievement of more than 95 percent of the deadlines provided by both the Agenda and the detailed planning of the activities.
The operations of the Public Digital Identity System (SPID) have been further enhanced. At present, there are five Identity Providers accredited by the Agency for Digital Italy. Some 3,720 public administrations are participating in the SPID, with 4,273 online services available and accessible via PIN; the SPID IDs already issued amount to approximately 1.3 million74.

As part of the implementation of the EU Directive 2014/52/EU, which amends the EU Directive 2011/92/EU concerning the assessment of the environmental impact of certain public and private projects, the Council of Ministers gave its preliminary approval in March to a legislative decree outlining new rules for environmental impact assessment. The decree calls for the re-ordering of the

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74 Updated, real-time information on the state of implementation of the SPID is available at http://www.agid.gov.it/monitoraggio.

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rules and the definition of peremptory terms, with a consequent reduction of the timing, for the new environmental impact assessments, which will incorporate all environmental authorisations (see section on Environment and energy).
Digital public administration
Working through the Agency for Digital Italy, the government moved ahead in 2016 with actions for the planning, support and monitoring of the implementation of the digital agenda. The key objective was to define the reference model for the development of information systems, so as to provide a uniform approach by the public administrations for their sharing/implementing: new technologies; new models of inter-operability; open data management; and rules to facilitate the development of modern digital services.
The actions were then aimed at the preparation of the 2017-2020 Three-Year ICT Plan for the public administration. Now being finalised, the plan has the dual objectives of i) outlining the government’s vision about a public administration digitalisation strategy, through the design and development of a country “operating system”; and ii) supporting the public administration in planning investments aimed at ensuring the implementation of the strategic vision.
For 2017 and 2018, the government will direct its efforts toward developing the components of the ‘operating system’, creating technological expertise within the public administration, and making public services for individuals and businesses accessible in the simplest manner possible. The programme will be developed through the following projects:
•	ANPR: a single general records system to simplify procedures for changing records and standardising such procedures at a national level;
•	PagoPA: a different and more efficient system for individuals to pay the public administration;
•	SPID (Public Digital Identity System): a digital ID that allows individuals and businesses to access public services;
•	Security and Responsible Disclosure: a policy for appropriately reporting security problems;
•	Application Programmes Interface (API): a project to allow dialogue between the information systems of the public administration, making information immediately available;
•	Community: a project for changing the way in which the public administration works, with the use of standard and open software;
•	Cittadinanza Digitale [Digital Citizenship]: a different way for the public administration to communicate with the public, to serve acts and to provide reminders about due dates;
•	E-procurement: a totally digital process for public administration tenders and purchases, based on inter-operable technological platforms and the API;
•	Simplification of the administrative procedures: a project that will allow for standard, uniform procedures and forms at a national level;
•	Data & Analytics Framework – open data: a new interface for communications between the individual administrations and the sharing between the same of data and API in a free, open format;

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•	Digital Administration Code: a more streamlined and flexible code, for the exchange of the data between administrations and administrative proceedings.
Actions to improve cyber security within the public administration
Security, and in particular, cyber security, is essential for economic growth and productivity (since it affects the propensity of businesses to invest), international trade, household consumption, and the production of businesses. Aware of the complexity of such challenges and of the need to expand the level of cyber security for the entire national economy, the government intends to move forward in this regard through a major overall revision of the ‘National Plan for Cyber Protection and IT Security.’ This revision is based on a series of organisational, regulatory and financial measures that will have a significant impact on Italy’s public administration. The initiatives linked to the revision of the plan include, but are not limited to, the following: acceleration of the unified data centre project for the public administrations (with substantial cost reduction); an initial definition of a government cloud open to all of the public administrations; the development of elements that will allow Italy to recover its structural gap in terms of cyber security, including through the rapid ratification of the Network Information Security directive; and the analysis of incentives that will allow for certifying the ICT expenditure of Italy’s public administration so as to ensure minimum levels of security.
The courts system
CSR 2 – ‘Step up the fight against corruption by revising the statute of limitations by the end of 2016. Reduce the length of civil justice proceedings by enforcing reforms and through effective case-management.’

Fight against corruption and reform of the statute of limitations
Numerous initiatives have been undertaken with respect to criminal justice and corruption in recent years, including: the introduction of more effective instruments to counter transnational criminal activity and self-laundering; changes regarding the crime of fraudulent accounting; and the tightening of sanctions for crimes of conspiracy in association with the Mafia and for the most serious criminal acts against the public administration. Rules have been adopted regarding ecological crimes in order to defend against Mafia infiltration and promote the legal economy, and, in the same vein, a law was approved against illegal mediation between labour supply and demand (so-called ‘caporalato’)75. Certain initiatives affecting the criminal justice system include, for example, the abrogation of certain crimes that have been replaced by misdemeanours with monetary penalties, and the decriminalisation of numerous types of offences. The adoption of these measures has led to a significant contraction in the number of

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75 Law No. 199/2016, ‘Provisions to counter undeclared labour, the exploitation of labour in farming, and the realignment of wages in the farming sector’.

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criminal cases pending (6.9 percent year-on-year decrease at 30 June 2016). This result is due to both a slight drop in the number of new cases, and an increase in the number of cases closed. The contraction of the criminal proceedings was seen at all levels of the justice system, with the exception of the Courts of Appeal.

The main reforms now being approved include a legislative bill to reform the criminal law process, which mainly aims to simplify criminal proceedings and to shorten the time for trials, with respect of the principle of a reasonable duration of the trial and protection of the guarantee claims of the accused.
Through the instrument of the enabling act, the government will be responsible for regulating the balances i) between the opposing needs of criminal rehabilitation and the security of society, with regard to the penitentiary system and security measures, and ii) between the right to confidentiality in communications and the right to information, with regard to wire-tapping. The principal contents of the legislation include: i) the extinction of the crime in cases in which the accused, prior to the start of the trial, has completely made up for the damages through restitution or compensation; ii) the introduction of certain changes during the investigations and preliminary hearings, such as the judge’s option to defer, for a maximum of five days, the meeting of the accused with his defence counsel, during preliminary investigations for the Mafia-related or terrorism crimes; iii) the reform of the appeals system, making the motives for appeal more rigorous and specific (otherwise the appeals may not be admissible), and providing a series of measures to facilitate a reduction in the number of cases appealed to the Court of Cassation; iv) more severe penalties for certain crimes, including theft and robbery, and vote-rigging jointly by politicians and the Mafia; v) the reform of alternatives to customary criminal proceedings; and vi) the introduction of several amendments to the rules for remote proceedings, expanding, for example, the use of video conferences for proceedings involving the Mafia or terrorism.
The enabling act also covers i) the reform of the system of public disclosure for wire-tapping, so as to avoid disclosure of conversations irrelevant to investigations, and persons extraneous to the investigations, and ii) regulations for the use of recording private conversations solely for the purpose of damaging one’s reputation or image.

The criminal law reform process also regards the penitentiary system, criminal records, and statutes of limitation76. With reference to this last aspect, the reform attempts to accommodate two different needs: on the one hand, ensuring the jurisdiction enough time to carry out the activity to ascertain the facts of the crime, and on the other hand, ensuring a reasonable term for the trial, with the statute of limitations maintaining its function as an incentive to settle criminal cases within a reasonable timeframe. With the new provisions, some changes have been made to the date on which the statute of limitations goes into effect; for example, in the event of criminal acts against minors, such

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76 In the case of the statute of limitations, the legislative bill incorporates, albeit with significant amendments, the provisions included in a previous legislative bill that had been approved by the Chamber of Deputies.

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date starts from the eighteenth birthday of the victim, unless crime was committed previously. Changes are also introduced regarding the suspension of the term of the statute of limitations. In the case of interrogation by the judicial police, upon delegation of the public prosecutor, there is an interruption of the term of the statute of limitations. The article in the Penal Code governing the effects of the interruption and suspension of the statute of limitations has been amended so as to specify that interruption has effect for all persons who have committed the crime, while suspension has effect only for the accused named as a defendant for a trial. The new provisions for the statute of limitations are applied to crimes committed after the date on which the reform takes effect. The reform has already gone through its formalities in the Senate, and is now pending passage by the Chamber of Deputies.

The draft of a law containing measures to step up the fight against organised crime and illegal assets is making its way through Parliament, and a proposed amendment of Title XI of the Code of Penal Procedure related to the provisions for extradition to foreign states is to be presented to the Council of Ministers. Many parts of the bill have been transposed by means of amendments to other bills and have already become law: more specifically, the sections involve the regulation of the crimes of fraudulent accounting and self-laundering, changes on the subject of criminal corruption, and stiffer penalties for the crimes in association with the Mafia.
An important instrument for socio-economic territorial development is represented by the value enhancement of assets seized and confiscated from organised crime, given their significant economic magnitude. In this regard, the 2017 Budget Law provided for the adoption of a ‘National Strategy for Value Enhancement of Assets and Companies Confiscated from Organised Crime’ and appropriated €5 million for 2017 and 2018. This sum can be rounded out by the resources available through national and regional programmes co-financed by the

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European Union for the 2014-2020 planning period and the Development and Cohesion Fund, which can be used for supporting specific projects for the recovery and value enhancement of assets. The value-enhancement process is closely coordinated between the administrations involved and the National Agency for Administration and Allocation of Assets Seized and Confiscated from Organised Crime, with the objective of defining the national strategy, operational planning of the projects, and the monitoring and verification of results77.

The criminal justice sector is also poised to enjoy the benefits of digitalisation with the start-up of Electronic Criminal Proceedings project, which will result in the creation of digital criminal files and the digitalisation of all trial documents, in a highly secure and confidential system. The electronic criminal proceedings will allow for cutting costs (including those for wire-tapping) and the timing for circulation of data and information during the various key phases of
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77 As of February 2017, the national agency was managing 3,093 legal proceedings in the national territory, including 2,325 in the definitive confiscation phase. The total assets include 16,696 real properties, 7,800 financial assets, 2,078 personal property assets, 7,588 registered personal property assets, and 2,492 corporate assets in the national databank.

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criminal proceedings, starting with the news of the crime. Finally, other projects planned or in the process of completion include the greater use of videoconferencing, the design and development of a criminal data warehouse and the extension of electronic processing to legal proceedings for the recognition of refugee status and the proceedings for validating of the refugee’s presence in the country.
Efficiency of the civil justice system and reduction of the length of civil proceedings
The civil justice system has also gone through a broad reform process that is producing its first positive results, as shown by the data processed, updated and regularly published on the Ministry of Justice’s web site (open data format). In 2016, the pending civil cases decreased by 3.8 percent compared with 2015. With the exception of the Court of Cassation, a significant reduction was also seen in the civil court proceedings not settled within the terms provided by law and for which the parties involved may claim damages from the State for an unreasonable duration (-13 percent and -11 percent approximately for Courts of Appeal and lower courts, respectively)78.
The overall reduction of the new cases and the pending cases has also led to a reduction in the average time periods needed for settling cases in the lower court (down to 981 days), while the average duration in 2016 for proceedings in all civilian courts was 375 days. The performance of the business courts has also been very positive, with the number of cases settled within one year equal to 80 percent since the creation of the special sections; lower court rulings have been confirmed in four out of five appeals. The introduction of mandatory electronic civil proceedings79 has significantly contributed to improving the performance of the civil justice system.
The measures aimed at improving of the efficiency of the civil justice system include the introduction of alternatives for resolving disputes, including assisted negotiation and mediation. In this regard, a special analytical commission within the Ministry of Justice is now drafting proposed standard reform of the existing mechanisms.

In May 2016, a first legislative decree was approved for the implementation of the enabling act for the reform of the honorary magistrature and other provisions referring to the justices of the peace80. The decree applies criteria of delegation that provide for the continuing service of the current honorary judges for an initial four-year period, on the condition that they are deemed suitable to carry out the honorary functions with an extraordinary confirmation procedure. The decree also regulates the new mix of the autonomous section for honorary

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78 The liabilities for such cases are also gradually decreasing, going from more than €459 million in 2015 to €336 million in 2016.
79 Significant savings, which can be estimated to total €200 million since February 2013, have been achieved due to the mandated practice of using electronic communications of court records. The electronic civil proceedings have also been extended to the Court of Cassation and to the justices of the peace.
80 Law No. 57/2016. The draft of the second legislative decree containing guidelines for the system of the honorary magistrature is pending review by the Council of Ministers. The guidelines delineate the categories of the honorary judges, which make a distinction between honorary justices of the peace, honorary assistants to the justices of the peace, honorary deputy prosecutors, and honorary assistants to the deputy prosecutors, which is a newly created position. The position of honorary judge must have an exclusively functional and mandatorily temporary nature, and the honorary judge’s mandate must be carried out so as to ensure full compatibility with the performance of other income-producing activities.

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judges of the Judicial Council, providing for the presence of representatives of honorary justices of the peace and honorary deputy prosecutors.
Urgent measures have furthermore been adopted for the settlement of disputes in the Court of Cassation81. The measures are needed to improve operation and efficiency of the three higher courts, starting from the consideration that the Court of Cassation is in the midst of a serious operating crisis because of its huge caseload (more than 80,000 civil and criminal appeals registered every year)82. Accordingly, the law has first of all introduced a general rule for appeals assigned to the simple sections, which will be decided in the judge’s chambers and without a hearing. The possibility of a public hearing remains for those appeals assigned to the simple sections that, instead, present a particularly significant legal question. The public prosecutor and the parties may communicate in writing when a ruling is still being formulated. A second measure has been provided regarding the proceedings for settlement of appeals in the sixth civil section, whereby the counsellor’s report is eliminated and replaced by a decree of the section’s chief justice that will contain a statement of assumptions of inadmissibility, manifest lack of grounds, or manifest existence of grounds. The court is required to rule in the judge’s chambers without the intervention of defence counsel. A third measure expands the cases that can be settled through ordinance, with consequent incentives for summary grounds of judgments.

Finally, a law has been passed to regulate civil unions between persons of the same sex, including through the approval of the related implementation decrees. The law regulates the creation of a civil union between two adults of the same sex consummated in front of a State civil official, outlining the rights and obligations of the parties, in addition to cases of breach, nullity and dissolution of the union. The legislative decrees adopted in implementation of the enabling act regard: i) the amendment of State civil laws and regulations regarding registrations, transcriptions and notations to comply with the provisions of the law, as well as the legal amendments and supplements for the regulation of civil unions; ii) the introduction into the Penal Code and the Code of Penal Procedure of coordination provisions that allow for equating a partner to a civil union to a husband or wife; and iii) the adoption of provisions for amendment and re-ordering of the provisions of private international law on the subject of civil unions.

Parliament is completing the formalities regarding the legislative bill related to enhancing the jurisdiction of the business courts and of the family/personal courts, the streamlining of the civil justice process, and the revision of the rules for case discussion and ruling. The decree’s objectives include:
•	Expanding the responsibilities of the existing special sections dedicated to business matters, keeping their number unchanged and changing their name to ‘special section for business and the market’;

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81 Law No. 197/2016.
82 At the start of 2016 the pending civil cases numbered more than 105,000, for an absolute historical high. The settlement ratio was 46 percent, meaning that for every 100 cases pending, only less than 50 could be settled, leaving a gap of more than 5,000 cases per year.

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•
Institution of ‘special sections for individuals, families, and minors’ at the ordinary courts, the courts of appeal and the remote sections of the courts of appeal, and ‘groups specialised in personal and family matters and minors’ at district offices of the State district attorneys;

•
Reform of lower court rulings, through: greater reliance on the settlements proposed by the judge; change of the cases in which the court rules en banc, in consideration of the objective legal complexity and the socio-economic significance of the disputes; simplification of lower court proceedings, in respect of the principle of hearing both parties, avoiding the mandatory timing pre-established for court proceedings. These initiatives could immediately affect the duration of civil court proceedings, considering that statistics for 2014 show an average duration of the civil court proceedings introduced with summary order was 535 days, versus an average duration of the ordinary court proceedings equal to approximately 900 days;

•
Reform of appeals rulings, through overcoming the so-called long term of appealing against rulings in civil court proceedings (currently equal to six months from the publication of the ruling), providing that a judicial office may nonetheless proceed with communicating the ruling to the parties (normally via e-mail), with consequent start date, as from such time, of the short term for appeal (currently, 30 days for appeal and 60 days for appeal in the Court of Cassation);

•	Provisions aimed at streamlining, simplifying and accelerating property execution proceedings, making it mandatory to sell real property assets online;
•	Reform of special proceedings, with greater reliance on arbitration;
•
Electronic civil proceedings, through providing a series of technical delegation guidelines, at enhancing the electronic proceedings, and at solving, including from a technical standpoint, various practical problems presented;

•
Intensification of the consequences for anyone has acted or objected in court in bad faith or with gross negligence, with the sentencing of such person, if unsuccessful at the outcome of the trial, to pay a monetary penalty to the Assistance Fund and, in the case of bad faith only, the sentencing of the person to pay of a sum in favour of the counterparty.

The second legislative bill approved by the Chamber of Deputies and currently under review in the Senate regards the enabling act for the government to reform of the rules for failing businesses and insolvencies, while the third bill regards the extraordinary administration of large insolvent businesses (see section entitled ‘Reform of the insolvency proceedings and insolvency law’).

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The Council of Ministers has recently adopted a decree law containing urgent provisions for safeguarding the security of cities, which is aimed at strengthening the effort to prevent degradation of urban areas through i) coordination between territorial entities and law enforcement authorities, and ii) integrated project planning. With the definition of the concept of integrated security, local entities and other institutional actors are required to design and develop a unitary, integrated security, in accordance with the guidelines established by Joint Conference upon the proposal of the Minister of the Interior. Urban security has been defined as a public good, which is developed through requalification and the recovery of rundown areas and sites, crime prevention, and respect of the law. Against this backdrop, the role of the mayors has been reinforced, and specific provisions have been introduced to prevent the emergence of illegal acts such as drug trafficking, prostitution, abusive trade, and illegal occupation of public areas. The decree provides for the possibility of the signing of special agreements between the State, regions and autonomous provinces, as well as pacts for urban security signed by the prefect and mayor.

A decree for the acceleration of the proceedings regarding international protection83 has likewise been approved by the Council of Ministers, and is under review in Parliament for conversion into law. This decree has introduced appropriate measures for more rapid settlement of administrative proceedings at the territorial commissions for recognition of international protection, and the related jurisdictional appeals, through the institution of special sections therefor at certain judicial offices in the areas most affected by the issue. The ruling is made in the judge’s chambers in the lower court, and in accordance with constitutional principles and the ‘international model’ of due process, the trial process is defined by the presence of the parties through written communications, and a possible hearing. To accelerate the process, any appeal or other form of claim against the order setting out the lower court’s ruling can only be made in the Court of Cassation. A supplemental function of the decree is the introduction

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83 Decree-Law No. 13/2017.

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of provisions to simplify the means for serving acts related to administrative proceedings at the territorial commission, with complete reliance on information and communications technologies. Any appeal to an administrative judge against a decree providing for deportation for public security reasons or to prevent terrorism also entails simpler and more rapid proceedings.
Personnel policies of the judicial administration
The regulatory initiatives discussed above should also be considered along with certain organisational changes, which are also aimed at increasing the efficiency of the courts system. These changes refer to the implementation of a specific directive of the Minister of the Justice which has dictated the guidelines for personnel-related projects within the judicial administration. The overall aim is to ensure resources adequate for running the judicial offices and for supporting the technological innovation necessary for updating judicial services. For this purpose, the measures approved are not only designed to facilitate the hiring of new judges and to round out training assignments, but they are also focused on recruitment, through the hiring of 1,000 non-managerial administrative employees. For the 2016-2018 three-year period, within the scope and limits of the financial resources appropriated therefor, it is expected that the Ministry of Justice will be authorised to proceed with the hiring of non-managerial administrative employees, to the extent not recruited through the mobility procedures already provided by the previous legislation.
The turnaround in the shrinkage of administrative personnel has been assured through the adoption of effective recruitment measures84 that have allowed for hiring 1,729 employees during the 2014-2017 three-year period. The initiation of competitive placement examination procedures to tap new professional resources outside of the administration should cause the shortfall in administrative personnel to decline from the current level of 21.44 percent to 19.23 percent, barring terminations that occur during such period.

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84 Such measures include staff recruitment through voluntary and obligatory transfers that allowed for filling 1,198 positions for the 2015-2017 three-year period and the hiring of personnel from the ranking of eligible candidates in effect at other administrations, and stabilisation initiatives that led to the hiring of 53 employees for the effect of Decree-Law No. 78 of 19 June 2015, 92 judicial officers coming from ICE Agency, and 42 court clerks coming from the Ministry of the Interior, 24 IT officers coming from the ranking of eligible candidates at the Social Security Administration (INPS) and 85 judicial assistants coming from the ranking of eligible candidates at the Social Security Administration (INPS), the Ministry of Defence, and the Ministry of Infrastructure and Transport.

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III.5.  LABOUR MARKET, EDUCATION, AND FIGHT AGAINST POVERTY
Labour market
CSR 4 – ‘Implement the reform of active labour market policies, in particular by strengthening the effectiveness of employment services. Facilitate the take-up of work for second earners. Adopt and implement the national antipoverty strategy and review and rationalise social spending.’

Target 1: Employment rate - ‘Increase the employment rate of the population aged 20-64 to at least 75 percent.
Active-labour policies and Youth Guarantee
The labour market reform initiated with the Jobs Act is based on, inter alia, a balance between passive income-support policies and active-labour policies. These latter are directed toward the effective reinsertion of the individual in the labour market, through personalised plans used for the acquisition of new skills. Various measures and services provided for this purpose have completely redesigned active-labour policies in Italy.
A first step was the creation of the National Agency for Active-Labour Policies (ANPAL)85, with the objective of coordinating policies in favour of people looking for employment and providing new job placement for the unemployed (under different unemployment programmes) through the supply of tools and methodologies to support public and private participants in the labour market.
ANPAL became fully operative with the launch of its portal on 30 November 2016. The agency handles managing the New Social Insurance for Employment (NASpI), job services, and the policies involving the unemployed; it defines common active-policy instruments, takes care of managing European Social Fund operating programmes and oversees inter-professional funds. It also coordinates the Services for Employment, and the national network of active labour services and policies86 and it develops the unitary information for labour policies, whose data are the basis for the worker’s electronic file and also serve as tool for monitoring and assessing active-policy management.
ANPAL also fulfils an important role for facilitating the use of active-policy instruments such as ‘enhanced’ school-work programmes (400 hours of alternation per year) and first-level apprenticeship contracts, as part of the organisation of dual-objective professional training courses; in this regard, it supports professional training entities and the related training centres. The agency likewise pays incentives to employers for their activity as corporate tutors within the sphere of school-work programmes and first-level apprenticeship contracts.

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85 Instituted by Legislative Decree No. 150/2015 (in implementation of the Jobs Act)
86 Network participants include: regional facilities for active-labour policies, universities, the Social Security Administration (INPS), the National Institute for Industrial Accident Insurance (INAIL), the National Institute for Analysis of Public Policies (INAPP (f/k/a ISFOL)), Chambers of Commerce, ANPAL Services (f/k/a Italia Lavoro), public and private employment services, and job agencies.

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Key measures for active-labour policies
ANPAL’s activities include the management of the allowances for new job placement, the first active-policy measure at a national level, which is substantially different from an unemployment benefit: it is a tool (an allowance) that helps the unemployed87 searching for a job, offering a personalised and intensive assistance service at approximately 900 public and private accredited entities nationwide.
The allowance for new job placement is not paid directly to the user, but to the entities, through a mechanism with strong incentives, since the entity gets paid only upon the signing of an employment contract. The programme runs for six months (extendible for another six if the entire amount of the allowance is not used), and it provides for payments from €1,000 to €5,000 in the event of an employment outcome entailing a contract without expiration date88. The amount is scaled in relation to the personal employability profile: as the difficulty of re-inserting the unemployed person into the labour market increases, the amount of the allowance increases.
If the employment objective is not met, the amount of the allowance is limited to a fixed fee, known as the Fee4Service89, which is paid only upon the attainment of a ‘minimum threshold’ of successful employment outcomes in the six previous months; the threshold is established based on the average provincial rates of transition from unemployment to employment.
The testing phase of the allowance for new job placement was inaugurated in March 2017, with the involvement of approximately 30,000 potential

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87 It may be requested by unemployed persons who receive the New Social Insurance for Employment (NASpiI) for at least 4 months.
88 The figure is reduced by 50 percent in the event of a term contract, which nonetheless must have a term of at least six months.
89 The value of the Fee4Services is €106.50, corresponding to an estimate of time equal to three hours of activity carried out (first interview and signing of the intensive search programme), regardless of the profiling index.

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beneficiaries. Once the testing is completed, the programme will become definitive, and all potential beneficiaries may apply to participate.
The measures definitively initiated with the launch of the ANPAL portal also include the possibility of the online posting of the statement of immediate availability for work (DID), as part of the unitary information system for active-labour policies. A quantitative profiling methodology has been approved for a better, more effective identification of personal credentials, and the construction of a more appropriate plan for placement/reinsertion in the labour market.
The 2017 Budget Law introduced several important measures to stimulate the active policies addressed to unemployed young people and the reinsertion into the labour market for job seekers within the most disadvantaged categories. The incentives are summarised as follows:
•
Incentive for employment in southern Italy: The incentive is granted to private employers who hire, through permanent contract or apprenticeship contract, young people under the age of 25 or persons without regular salaried employment for at least six months. The incentive is a reduction in employer social contributions up to a maximum of €8,060 per year per person hired, starting from the hiring date. The incentive applies to hiring from 1 January 2017 to 31 December 2017 for contracts without expiration date, with the employer head office in one of the following regions: Basilicata, Campania, Apulia, Sicily. Calabria, Abruzzo, Molise, and Sardinia, regardless of the worker’s residence.

•
The incentive for the young people classified as NEET: The incentive is granted to companies who hire young people between the ages of 16 and 29 who are participating in the Youth Guarantee Programme. The incentive is a reduction in employer social contributions up to a maximum of €8,060 per year per person hired, starting from the hiring date. The incentive applies to hiring from 1 January 2017 to 31 December 2017 for contracts without expiration date, apprenticeship contracts for building professional skills, and term contracts with a duration equal to or greater than six months. In case of term contracts, the incentive is equal to 50 percent of the employer social contributions (up to €4,030 per year). At 31 March, the number of the young people registered in the programme amounted to 1.3 million. Those processed by the Services for Employment numbered more than 900,000, and at least one opportunity had been proposed to more than 478,000. The Youth Guarantee Programme has been refinanced with €700 million of EU resources.

•
Social contributions relief for the hiring of students in school-work programmes: private sector companies who hire (via contracts without expiration date and apprenticeship contracts) young people already working for the companies as part of school-work or apprenticeship programmes, will be exempt for paying employer social contributions for a maximum of three years, and with a limit of €3,250 per year.

•	Incentives for the hiring of workers over 50: The incentive (introduced by the so-called Fornero Law90) has been confirmed for private employers who

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90 Article 4, Paragraphs 8-11 of the law provides for the possibility of private employers to take advantage of social contributions relief in the case of hiring of men and women over the age of 50 who have been unemployed for more than 12 months.

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can take advantage of social contributions relief for the hiring of workers over the age of 50, who have been unemployed for more than 12 months. The relief is equal to 50 percent of the contributions due to INPS and INAIL, with a maximum of €4,030 per year and a maximum term of 18 months from the hiring date (contract without expiration date) or 12 months (term contract).
Additional measures planned for active-labour policies
Now that it is fully operational, ANPAL will be able in the next few months to fully implement policies to support the active search for employment. One step in this direction is the planned ‘tutor for school-work transition’, which will help schools and universities in building stable relationships with businesses and will facilitate the design and development of school-work programmes, training assignments, and first-level, high-training and research apprenticeships. The tutor will make it possible for every student to plan a personalised school-work transition programme as from the third year of upper secondary school. The initiative will gradually involve 5,000 upper secondary schools (State and officially recognised private schools) and 60 universities and advanced technical schools from June 2017 to April 2019.
A plan to reinforce active-labour policy services and measures prepared by ANPAL and the regions should soon be finalised. The plan calls for the recruitment of additional personnel for employment services and an extraordinary plan for training these resources, over the period from 2017 to 2020. The reinforcement plan likewise provides for the adoption of unifying mechanisms, such as the methodology for profiling users, service standards in relation to each of the active-policy services and measures, standard unit costs at a national level, and the implementation of the unitary information system for labour policies.
In leveraging the potential of the new unitary information system for labour policies, ANPAL aims to plan and develop a programme for periodically supplying a geographic map of businesses presenting the greatest propensity to hire new personnel. The service, which will be part of ANPAL’s web site, will make it possible for users to navigate between businesses, with the option of selecting companies based on the micro productive sector, the types of contract adopted, the professional profiles demanded, age and gender. Finally, the Ministry of Labour will issue the three-year guidelines for active-labour policies by June 201791.
Welfare and pensions
The 2017 Budget Law addresses the issues of pensions and welfare security. With reference to pensions, a series of instruments was approved to make the system realised with the reform of 2011 more equitable and flexible, albeit in respect of the general structure and the preservation the long-term sustainability of the pension system. Such measures also have the objective of favouring turnover in the labour market, opening up new opportunities for young people.

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91 As provided by the Legislative Decree No. 150/2015.

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From May 2017 to December 2018, a new programme instituted on an experimental basis92 will provide for a new financial pension advance (so-called voluntary APE) and a benefit for persons suffering specific conditions of hardship that will be paid until such persons meet the pension requirements (so-called social APE). The voluntary APE is a loan granted by a lender and backed by a mandatory insurance policy for the risk of early death; the amount is paid in 12 monthly payments to a person who meets specific requirements, and is to repaid starting from the actual retirement date in monthly instalments over a 20-year period. A fund is to be set up to cover 80 percent of the financing and interest, and it will be managed by INPS based on a special convention.
With reference to the social APE93, the benefit is equal to the amount of the monthly instalment of the pension, calculated at the time the benefit period begins. In any case, it may not exceed €1,500 per month, is not subject to revaluation, and is paid in 12 monthly payments.

As established by the 2017 Budget Law, workers may also obtain early payment of benefits under supplemental pension plans, in relation to the requested accumulated amount and until meeting the pension requirements under the mandatory pension system. The payments are classified as an early temporary supplemental annuity (RITA). Persons eligible to apply for RITA are those who have stopped working, and who meet the requisites for the APE, as certified by INPS.

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92 At the end of testing period, the government will review the results to determine if the initiative will be continued.
93 Following are the requisites for eligibility: minimum age of 63; unemployed persons due to termination of the employment relationship as a result of lay-off, dismissal for just cause, or jointly agreed termination, who have used up employment benefits accruing to them at least three months beforehand, and who have made social contributions for at least 30 years; persons who have been assisting, for at least six months, a spouse or member of the immediate family with a serious handicap living in the same dwelling, and who have made social contributions for at least 30 years; persons who have a reduction in their work capacity equal to or greater than 74 percent, and who have made social contributions for at least 30 years; full-time workers who carry out, for at least six years continuously, specific professions for which the commitment required makes the work particularly difficult and risky and who have made social contributions for at least 36 years.

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Certain workers who entered the labour market and paid at least 12 months of social contributions before the age of 19 will be eligible to retire early as from 1 May 2017, with the contributions period reduced to 41 years (in place of 42 years, 10 months for men and 41 years, 10 months for women). In addition to the aforementioned requisites, the eligible workers must be registered with an obligatory pension system as of a date before 1 January 1996 and they must demonstrate specific situations of social hardship94.
In the effort to conclude definitively the process of transitioning toward the new requisites established by the 2011 reform pension (measures in favour of workers made redundant but not yet qualifying for pensions): i) the group of categories already covered by previous safeguards has been expanded, through extension of the term for meeting the old requisites (from 36 months to 84 months following the date when the pension reform went into effect); and ii) an extension was made for the exercise of the so-called women’s option in the case of female workers who had not met the requisites as of 31 December 2015.
Alongside the pension measures, the Budget Law has introduced measures to support the labour market, including the appropriation of €15 million for social contributions reductions in favour of employers who enter into solidarity contracts. Such reduction, which is equal to 35 percent for a period of no more than 24 months, applies to the employer’s contribution for workers affected by a more than 20 percent reduction in their work schedule.
Instead, for the self-employed, a provision has been made to reduce the social contributions due by the self-employed registered on the separate national insurance and pension scheme for the self-employed and independent contractors (25 percent rate in place of 29 percent for 2017 and in place of 33 percent as from 2018).
As from 1 January 2017, a National Labour Inspectorate is operational to conduct the inspection activities previously handled by the Ministry of Labour and Social Policies, INPS and INAIL.
Policies for women’s employment and second-earners
The 2017 Budget Law also contains provisions aimed at facilitating the work-life balance, inclusive of measures targeted at promoting a culture of equality: the latter include the obligation for paid paternity leave upon the birth, adoption or granting of custody of a child. More specifically, with appropriations of €20 million for 2017 and €41.2 million for 2018, the compulsory leave for the full-time workers becoming fathers has been extended, after testing during the 2013-2016 three-year period95.
As part of the continuation of the policy to support families, an allowance has been introduced for the payment of the attendance fees at public and private

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94 Unemployed status; assistance, at the time of request and for at least six months, in favour of a spouse or member of the immediate family with a serious handicap living in the same dwelling; reduction of the working capacity certified; and stressful jobs.
95 The leave must be taken (including on a non-continuous basis) within five months of the birth of the child or the date when the minor enters the family or enters Italy (in case of national or international adoption/award of custody). The term was lengthened from one to two days for 2017 (similar to what was already provided for 2016) and up to four days for 2018 (which can be increased to five in substitution of the mother in relation to her obligatory maternity leave).

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creches for young children born after 1 January 2016 (and in the case of seriously ill children younger than age 3, in-home support services)96.
The option granted to working mothers, including self-employed, to apply for economic support (so-called creche or baby-sitting vouchers) has been extended to 2017 and 2018, and will partially substitute parental leave. The resources have been doubled with respect to prior years, going from €20 million to €40 million per year. The resources for self-employed women have more than tripled, going from €3 million to €10 million.

The 2017 Budget Law also refinances funds used for preventing gender inequality and the discrimination. Women who are self-employed workers who are victims of such conduct are entitled to a maximum of three months’ leave with the right to receive a daily payment equal to 80 percent of the minimum salary.

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96 The value of the allowance is €1,000 per year, distributed over 11 months, and it is not combinable with any other female-employment support measures provided by the 2017 Budget Law. The resources appropriated for the measure amount to €144 million for 2017, €250 million for 2018 and €300 million per year for both 2019 and 2020.

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Wages and wage bargaining
With the 2017 Budget Law, the government has intended to continue and to enhance the actions initiated in the previous two years to favour collective bargaining that expands the possibilities for payments linked to business productivity or profitability. The objective is to make greater use of clauses that effectively stimulate the growth of labour productivity, by linking a significant part of compensation to such business parameters.
For this purpose, the law addresses productivity wages, by increasing the portion thereof subject to a flat tax of 10 percent and expanding the array of eligible recipients. More specifically, eligible workers now include those earning up to €80,000 per year, with a bonus ceiling of €4,000 if the workers are involved in the organisation of the business97. With the same provisions, the following amounts are excluded from the income of full-time work, and not subject to any form of pension contributions: contributions to supplemental pension plans, contributions to healthcare plans, and the value of benefits offered to employees (including infant care services, recreation programmes for children, summer and winter camps for children of employees, and scholarships for family members).  Sums paid for insurance covering the risk of serious illness or long-term care, and occasional subsidies to serious personal or family needs of the worker have also been made tax exempt.  Finally, the law introduces the possibility for payment of performance bonuses through employee stock plans.
One of the strengths of these provisions is that they clarify that corporate welfare programmes can be established not only by second-level contracting, but also by national collective bargaining contracts both in the private and public sectors. Finally, they allow for tax savings to companies, increase the compensation of the workers covered by corporate contracts, and promote the possibilities for workers to participate in the business organisation.
Following the publication of the Interministerial Decree related to the preferential tax treatment of productivity bonuses, the Ministry of Labour made available a process for the electronic filing of the corporate and territorial contracts. At 13 March 2017, some 20,003 corporate and territorial contracts had been filed. Of these, 15,583 outline productivity objectives, 11,693 cite profitability targets, and 8,901 call for quality objectives. With reference to the measures provided by the contracts filed, 2,147 include employee participation plans, and 4,317 feature corporate welfare programmes. The regional distribution of the contracts filed puts Lombardy in first place, followed by Emilia Romagna and the Veneto.

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97 The previous limit on the amount to be taxed at 10 percent was €2,000 (€2,500 in case of joint involvement of workers in the organisation of the work), and the tax benefit was available to workers in the private sector earning no more than €50,000.

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The Jobs Act for the self-employed and the regulation of ancillary work
Following the sweeping labour market reform instigated with the Jobs Act, the government intends to round out the process, with the objectives of i) supporting, and adding value to, non-entrepreneurial self-employment, through un system of specific safeguards, and ii) improving the quality of life for full-time workers, facilitating a good work-life balance. A legislative bill for this purpose was approved by the Chamber of Deputies in March 2017, and is expected to be enacted into law by July 2017.
The new legislation provides more safeguards in commercial transactions and against payment delays, the deductibility of the expenditure related to professional and training activities, the possibility of business partnerships for participation in national and international tenders, the payment of maternity benefits regardless of whether or not the self-employed woman takes a leave of absence, and the right to economic benefits for parental leave for a period up to six months during the first three years of the child’s life. Added to these provisions is a measure to make unemployment benefits permanent in the case of self-employed persons who work on a regular basis with a business organisation, and the addition of other beneficiaries, which now include grant holders and research fellows.
The legislative bill likewise contains specific provisions for the regulation of flexible work arrangements, which entail full-time work based on the flexible organisation of work schedules and work locations, including the provision for carrying out work outside of a company premise. Without prejudice to the content of the agreement between the employer and the employee regarding work schedules and the terms and conditions for the work to be performed, the flexible worker will benefit from all of the same institutions and safeguards provided for a regular full-time worker, including the employer’s responsibility to ensure compliance with health and safety regulations for any use of technological devices (e.g. for remote working arrangements). The flexible work arrangements are also designed to cater to the needs for work flexibility with regard to certain categories of workers, providing an incentive for participation in the labour market.

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Considering the need and urgency to put an end practices that are designed to circumvent compliance with prevailing labour contracting regulations, the government has adopted a decree-law that orders an end to the current voucher system for ancillary work and provides for a transitory system to allow for using the vouchers already issued until 31 December 2017.

Education and skills reinforcement
Target 6: School drop-out – ‘Reduce the rate of early school leaving to less than 10 percent.’
Implementation of the ‘Buona Scuola’ Programme
In April 2017, the Council of Ministers definitively approved eight legislative decrees for the purpose of implementing the law to reform the school system98; these decrees regard:
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Initial training system and access to teaching in lower and upper secondary schools. The decree provides that teachers at lower and upper secondary schools must be university graduates, and must have passed competitive placement examination, in respect of the planning of school funding requirements. Recent university graduates may participate in the competitive placement examinations, which will be offered every two years, provided that the graduates have also passed certain exams in the fields of pedagogy and didactics. The winners of the competitive placement examination will enter a three-ear training programme (two years of which will be spent at school) that will conclude with hiring on an open-ended contract. The decree also governs a transitional phase for whoever is already registered on the institutional list of eligible candidates.

•
Promotion of scholastic inclusion of students with disabilities and recognition of different means of communication. The decree lays the foundation for implementing and intensifying inclusion, also through the involvement of all students and staff, and the enhanced role of families and

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98 Law No. 107/2015.

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associations in the inclusion processes. The decree likewise contains provisions on the simplification and streamlining of the bureaucracy, greater instructional continuity, and training of teachers and the school community. Special needs teachers will also get more in-depth training, through creation of a distinct specialisation course to be taken after completion of a university degree in Primary Education Sciences. Specific training will also be required for all school personnel, including administrative, technical and auxiliary personnel. The decree establishes that every school administrator, based on personalised educational plans, may quantify support personnel and administrative, technical and auxiliary personnel based on the students with disabilities and consistent with the plan of the inclusion of each school (see ‘Scholastic inclusion’ for further information). Finally, in an effort to add value to schools, a parameter has been introduced related to the level of inclusion, and every school must prepare a specific inclusion plan as part of the three-year educational plan.
•
Revision of vocational education programmes and link with vocational training and education. The training programmes must run for five years (a two-year period plus a three-year period), and the subjects of specialisation go from 6 to 11[99] and may be offered by any school based on the requirements of the territory, consistent with the priorities indicated by the regions. Lab activities have been expanded100. After completing the three-year period, the student may elect to continue his studies, by moving on to fourth year of the vocational education - or vocational education and training – to earn a professional technical diploma. The school institutions (State or officially recognised private schools) offering vocational education programmes and the training institutions accredited for offering vocational education and training (supervised at a regional level) will become part of a single network: the National Network of Vocational Schools. The network will become effective in the 2018-2019 academic year. More than €48 million has been appropriated for the addition of the personnel needed for implementing the changes introduced, and an appropriation of €25 million per year for apprenticeship training has been made permanent.

•
Integrated education system and education from birth to age 6. The decree provides for nationwide expansion of educational services for small children and nursery schools, with the objective of covering 33 percent of the population under the age of 3. A fund (€239 million per year) has been created for this purpose in order to assign resources to local entities. The implementation of the integrated system will also entail the preparation of national action plan. The creation of new facilities incorporating infant care

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99 Services for agriculture, rural development and forestry; commercial fishing and fish production; small businesses specialising in Made-in-Italy products; maintenance and technical assistance; water management and environmental restoration; commercial services; wine, food and hospitality services; cultural services and entertainment; healthcare and social services; arts auxiliary to health professions: dental technician; arts auxiliary to health professions: optical.
100 For the two-year period, more than 40 percent of the hours will be earmarked for the teaching of the subjects of specialisation, 10 percent of the time will be dedicated to personalised learning and school-work programmes (as from the second year of the two-year period), and the remaining hours will be dedicated to general teaching. Instead, for the three-year period, the hours earmarked for the teaching of the subjects of specialisation will be increased (55 percent per year).

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and nursery schools will be promoted in order to increase the responsiveness of the services and to support the continuity of educational experience; these facilities will be partially financed through special INAIL funds (€150 million).
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Effectiveness of the right to education. The measures are designed to ensure greater student participation and promotion of a welfare system based on defined levels of national benefits. Appropriations of €30 million for 2017 and €39.7 million as from 2019 have been made for scholarships to award to students enrolled in the last two years of upper secondary school, which will be used for textbook purchases, mobility and transportation, and access to cultural sites and events (the student card known as ‘IoStudio’ will also be made available to students enrolled at Institutes of High Training in Art and Music (AFAM) courses and regional vocational training centres). Another €10 million per year has been appropriated through 2020, for the purchase of instructional supports at schools enrolling students with disabilities and another €10 million will be invested, as from 2019, for textbook purchases and other instructional materials, including digital materials, to be loaned out free of charge, starting from the primary school level and going to final level of compulsory education. A total of €2.5 million per year has been appropriated as from 2017 for additional support, including for schooling in hospitals and home schooling. Finally, students in the fourth and fifth years of upper secondary school will get a total exemption from tuition payments in cases where household income falls below a certain threshold based on the Equivalent Financial Situation Index (ISEE).

•
Promotion of culture and support to creativity. Schools will be required to expand their teaching of music, dance, theatre, cinema, painting, sculpture, decorative and design arts, and creative writing. A Triennial Arts Plan to be established will contain a series of measures to facilitate development of creativity initiatives in the schools, and will be financed with €2 million per year as from 2017. In addition, 5 percent of the jobs for expanding educational programmes will be earmarked for development of creativity initiatives. Schools will be required to ratify the plan’s strategies as part of their educational programmes, and they may set up partnerships for artistic-performing initiatives (lower secondary schools) and networks (upper secondary schools) for sharing lab resources, exhibition space, professional instruments, expertise and common projects. The networks or the partnerships will work closely with the National Documentation, Innovation, and Educational Research Institute (INDIRE), the Institutes of High Training in Art and Music (AFAM), universities, advanced technical institutes (ITS), and public and private entities under the coordination of the Ministry of Education, Universities and Research.

•
Institutions and initiatives for Italian schools abroad. The decree outlines educational programmes for exportation of the Italian school educational model, through a closer working relationship between the Ministry of Education, Universities and Research and the Ministry of Foreign Affairs and International Cooperation.  The educational staffing abroad is to be enhanced with the addition of 50 new teachers, and the Italian schools located abroad may participate in tenders related to the National Digital School Plan. The term for foreign assignment of teachers is to be reduced from the current

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nine years to six years so as to avoid an excessively lengthy period outside of the national system. New and stronger synergies will be possible with the institutions and entities that promote Italian culture throughout the world, while the full transparency of the schools abroad will be ensured through inclusion in the single school portal.
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Evaluation and certification of student skills. New rules have been introduced for State exams as from 2018, with a reduction in the number of tests; the changes are designed to simplify testing, and a more analytical and comprehensive assessment that takes educational performance into account101. The completion of a school-work programme will become an admission requirement. As part of the testing, the National Institute for Evaluation of Instruction and Training will introduce a standardised English exam, at the end of elementary school and upon completion of the lower and secondary schools, in order to certify the student’s comprehension and use of English in line with the Common European Framework of Reference for Languages. In the final classes of lower and secondary school, the National Institute for Evaluation of Instruction and Training’s test will become a requisite for admission to the State exam, but the test result will not be considered in the final grade.

As part of the implementation of the enabling acts for the ‘Buona Scuola’ Programme, the 2017 Budget Law provides resources of €500 million as from 2019 (€300 million in 2017 and €400 million in 2018). In addition, €140 million and €400 million have been respectively appropriated for 2017 and 2018 for school personnel, with the aim of expanding the special staff units (contemplated by the rules on school autonomy) aimed at satisfying and widening the educational and planning needs of the schools.
Finally, in support of all students, a 19-percent personal income tax deduction has been made available with respect to tuition fees at all schools, regardless of their classification and rank, and the issuance of a Culture Card has been confirmed for 2017 for adolescents turning 18 years old during the year.

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101 For the first cycle, there will be three written tests and an interview at the end of the third year of lower secondary. For the second cycle, there will be two written tests and an interview. A greater weight will be assigned to the student’s educational performance with respect to the weight of the final exams.

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Teacher training
The ‘Buona Scuola’ initiatives include the National Plan for Mandatory, On-the-Job Training of Teachers, approved in October 2016. The plan, which involves all permanent teachers, establishes:  i) incremental resources over the previous year (€325 million, rounded out by another €387 million per year for the Teacher Certification Bonus) and ii) nine national training priorities102 to be outlined within personalised programmes for each professor. The plan provides for better quality in the training programmes (which will be ensured through new national accreditation procedures of trainers) and an effectiveness questionnaire for every training programme, which will allow for monitoring the standards of the programmes offered.
The schools, organised by territorial area networks, will plan and organise the training by interweaving the plan’s nine priorities with specific territorial and school needs, and based on the training needs expressed by the individual teachers. Three work groups are now being launched to rapidly outline the training system’s main initiatives. In essence, the groups will work on the introduction of professional standards for teachers, the construction of a digital professional portfolio for every professor, and improving the quality of the design of the training. In addition, in collaboration with the National Documentation, Innovation, and Educational Research Institute (INDIRE), a scientifically documented digital library of the best training and instructional activities will be made available at the start of the 2017-2018 academic year.
As from the 2017-2018 academic year, every professor will thus have a digital portfolio that encompasses professional experience, qualifications, certifications, research activity, publications, and training history. The training activities will be included in the school’s plan of educational programmes, and will thus be consistent with the instructional projects at each school. The training may be done on site or remotely, or through documented instructional testing so as to create innovative training programmes.
As part of the full implementation of the National Plan for Teacher Training, the government has initiated dialogue for renewing the national contracts for school personnel, and conducting of competitive placement examinations for school administrators and service directors.

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102 Foreign language, digital skills and new learning environments, school and work, instructional and organisational autonomy, assessment and improvement, didactics for skills and methodological innovation, integration, responsibilities of citizenship and global citizenship, inclusion and disability, social cohesion and prevention of situations of hardship for young people.

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National Plan for Digital School
The National Digital School Plan was launched in October 2015, and since then, more than 65 percent of its projects have been inaugurated, and some €500 million of the €1.1 billion appropriated has been invested for development of student digital skills, enhancements to instructional and lab instruments, and teacher training.
The funds allocated to date include: €88.5 million for the installation of fibre optic cable in all schools (6,600 already financed); €140 million for the design and development of integrated digital instructional environments in more than 5,500 schools; €58 million for the creation of territorial labs for employability, which will combine lab instruction with innovation, and links to the territory and the business world; €28 million for the design and development of 1,800 creative workshops (with another €40 million invested in 2017); and €7.5 million for digital school libraries open to the community.
A €5 million tender has been launched for the creation of 25 specific educational programmes regarding digital skills: the individual school may identify the innovative instructional programmes along with competent partners, such as universities. Finally, there is ongoing training of approximately 140,000 school employees, including: 8,300 digital animators, 25,000 teachers who will make up the ‘team for innovation’ (consisting of at least three people from each school, in support of the animators), 7,000 school administrators, and 18,500 other staff, including general and administrative services directors, administrative and technical personnel and 10 primary and secondary school teachers for each school (a total of approximately 85,000 teachers).
Structural funds for improving student skills have been appropriated for an investment plan to include: €80 million for development of logical and computational thought and digital creativity, and development of digital citizenship skills (media and information literacy); €50 million for entrepreneurial-

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related education, including learning programmes, hackathons, incubation and acceleration programmes; and €40 million for orientation (with a special emphasis on STEM careers, especially for female students).
The National Digital School Plan also promotes various activities as part of the Industria 4.0 Plan, with the aim of disseminating the I4.0 culture among students, creating skills, and stimulating research103 (for additional information, see the section regarding the Industria 4.0 Plan).

Scholastic inclusion
With a view toward improving scholastic inclusion, the government intends to encourage (including with the aid of new technologies) values and practices aimed at the educational success of all students, with particular attention to those with disabilities, specific learning disabilities, and a socio-economic, linguistic or cultural disadvantage.
Other measures will be addressed toward reducing the rate of school drop-outs, and initiating actions aimed at i) well-being, healthy living, and camaraderie; ii) the prevention of youth unrest (in particular with reference gender equality), bullying, and cyberbullying; and iii) the fight against drug and alcohol dependence.
A Plan for a More Open, Inclusive and Innovative School was unveiled in February with an accent on ensuring all young people across the entire nation can

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103 Planned training includes: 4.0 manufacturing courses at school, digital studies, computational thought at elementary school, reform of technical institutes in line with the fourth industrial revolution, university specialisation. Appropriation of €900 million (€700 million of public funds and €200 million of private funds).

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enjoy the right to education.  The plan calls for 10 actions, within the framework of the sustainable development objectives set in the UN’s 2030 Agenda.
The plan recaptures the principles of the law to reform the schools, with regard to extending school opening hours, enhanced alternatives to traditional education, investments in skills development, and digital and school teacher training.  The plan will be financed with various initiatives, including with reference to the 10 phases of the National Operating Programme for Education (€840 million). The actions regard: i) basic skills (€180 million) with greater emphasis on building skills in the Italian language, foreign languages, sciences, and mathematics, including through innovative teaching methods; ii) global citizenship skills (€120 million) with measures on the educational subjects of nutrition, food, well-being, healthy living, physical education and sports, environmental education, economic citizenship, respect of diversity and active citizenship; iii) European citizenship (€80 million) with studies relating to European culture, values and history, including through experience abroad; iv) cultural, artistic and land heritage (€80 million) to raise student awareness for protection of historical buildings and cultural traditions, and the value they have for the community, so as to maximise the value of public goods and the potential they can generate for the country’s sustainable development: v) citizenship and digital creativity (€80 million) to train students in the intelligent use of the Internet and to activate programmes to increase the value of digital creativity; vi) integration and reception (€50 million) so as to raise awareness of issues of migration, to develop relational and intercultural approaches, and to provide areas and time for socialisation and exchange; vii) entrepreneurial education (€50 million) to provide students with educational programmes oriented to entrepreneurship and self-employment, with a focus on all dimensions of enterprise; viii) orientation (€40 million) with initiatives aimed at students in the final year of lower secondary school and the last three years of upper secondary schools so as to build skills to support the decision-making and handling of their educational and life pursuits, especially during periods of transition between different academic levels; ix) school-work programmes (€140 million) which provide for building local networks for quality work experience, and incentives for student assignment in other geographical areas; and x) adult education (€10 million) to promote online projects to raise the level of adult training, including from the perspective of life-long learning.
Finally, in support of the scholastic inclusion, the 2017 Budget Law has appropriated resources of €23.4 million (versus €12.2 million for 2016) for projects planned by schools that enrol students with disabilities.

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School-work programmes
The ‘Buona Scuola’ Programme is also designed to support the transition from the world of academics and training to the labour market, through school-work programmes and apprenticeships, with the objectives of preventing school-drops and facilitating the employability of young people.
In the 2015-2016 academic year, the percentage of the schools with school-work programmes rose to 96 percent compared with 54 percent for the previous year. Some 652,641 students participated, with an increase of 139 percent, the number of school-work programmes activated went from 11,585 to 29,437 (+154 percent), while the host structures numbered 149,795 (+41 percent).
The school-work programmes are mostly linked to businesses (36.1 percent of the cases), schools with a simulated business environment or internal activities (for example, libraries (12.4 percent)), the public administrations (8.5 percent), and the non-profit sector (7.6 percent), with professional firms, trade associations, and professional orders accounting for the remaining percent.
The 2017 Budget Law has provided for an exemption of employer social contributions for the full-time hiring of students who have been in involved in school-work programmes or apprenticeships at the hiring organisation. (For additional information, see the section ‘Key measures for active-labour policies’).
Research and universities
Target 2 – R&D – ‘Improve conditions for R&D with the objective of growing public and private R&D investment to at least 1.53 percent of GDP.’

Target 7 – University education – ‘At least 26-27 percent of 30-to-34-year-olds completing third level education.’

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National Research Programme
The 2015-2020 National Research Programme (NRP) was definitively approved by the Interministerial Committee for Economic Planning (CIPE) in May 2016, and it is aimed at encouraging industrial competitiveness and promoting the country’s development, through the planning of €2.4 billion for the 2015-2017 three-year period (€4.7 billion for the entire 2015-2020 period) in sectors considered strategic for Italy’s research system. The total resources include €1.9 billion from funds financing research, allocated to various expenditure items within the Ministry of Education, Universities and Research (including the Research and Innovation National Operating Programme) and €500 million from the 2014-2020 Development and Cohesion Fund.
The plan is organised around six major themes: international expansion, human capital, selective support to research infrastructure, public-private partnership, southern Italy, and the efficiency and the quality of expenditure. Another 12 areas of specialisation are then identified104.
As of August 2016, the following resources had been allocated to implementation of the NRP: €20 million for the promotion of 230 innovative doctoral research scholarships at universities in the eight regions lagging in development and transition; €30 million to attract highly qualified researchers (holders of ERC grants with a host institution in Italy) and measures to support Italian academics who intend to participate in European tenders; and €3 million for the creation of the four new national technological clusters included in the NRP (Made in Italy, Cultural Goods, Energy and Blue Growth) which will be added to the clusters already active. The tender for the first tranche of the national technological clusters entails an investment of €347.7 million by the end of 2017.

A particularly important aspect of the NRP is an accord signed in January 2017, between the authority managing the Research and Innovation National Operating Programme and the European Investment Bank (EIB) for creating a new

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104 Aerospace; Agrifood, Cultural Heritage; Blue growth; Green chemistry; Design, creativity and Made in Italy; Energy; Intelligent Factory; Sustainable mobility; Healthcare; Smart, Secure and Inclusive Communities; Life Technologies

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financial instrument: a fund of funds, to be initially capitalised at €200 million, which will operate with loans and venture capital for investing in high-technology research projects located in the regions of southern Italy. The new fund, which is allowed to increase to €300 million as a result of private investment, will finance research and innovation projects in the eight target regions of the Research and Innovation National Operating Programme. Potential beneficiaries of the financing include: businesses of any size, universities, research centres, and other public or private entities for research and innovation that are promoting industrial research projects primarily in the field of key enabling technologies105.
As part of the implementation of the Digital Agenda, €30 million has been appropriated for supporting large R&D projects in the ICT sector. With respect to the incentive related to the Sustainable Industry Programme, €500 million of resources have been appropriated for major R&D projects regarding sustainable environmental growth.
Also with respect to research, the 2017 Budget Law has extended the tax credit for R&D investments to 2020, raising it to 50 percent, and increasing the eligible maximum annual amount for any beneficiary from €5 million to €20 million. The 2017 Budget Law also introduced a package of provisions for attracting human capital to Italy. First of all, the existing incentives for the repatriation of Italian researchers have been confirmed and reinforced, and the lowering of the income tax base (personal income taxes and regional tax for productive activity) for teachers and researchers residing abroad who re-enter Italy has also been made permanent. A specific provision was introduced for foreigners who wish to make philanthropic donations in Italy of at least €1 million, including in the research sector, and resources have been appropriated for Italy’s participation in European and international research centres for the years of 2017-2019. In addition, anyone who has secured national scientific certification or a university degree in specialist medicine will be allowed to enter into Type-B university researcher contracts.
Finally, the five-year exemption for highly qualified workers returning to Italy after five years of work abroad is raised from 30 percent to 50 percent of income, and it has also been applied to the self-employed (with approximately 4,000 beneficiaries to date).

Measures for universities and research are also included in the Industria 4.0 Plan (see Section III.6). The plan’s objective is to train 200,000 university students through appropriate training programmes, to establish approximately 1,400 research doctorates related to Industria 4.0, and an Industria 4.0 Plan steering committee. In addition, the plan provides for establishing national competence centres, selected from the research centres and universities that are pivotal in the

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105 Key Enabling Technologies (KETs) include: nanotechnologies, micro/nanoelectronics, industrial biotechnologies, photonics, advanced materials and advanced production technologies. The aim of the action is to contribute to the creation of technology and innovation know-how for the value chains identified in the thematic areas of the National Intelligence Specialisation Strategy (SNSI). The new European rules for 2014-2020 planning contemplate that national and regional authorities should define their own strategy for the use of research, development and innovation resources, so as to promote the creation in each Member State of an innovation/competitiveness chain, capable of transforming research and innovation results into concrete projects and hence to a competitive advantage for the production system.

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development of research in the technological field106, with an appropriation of €20 million for this purpose. The resources have been procured through an increase in the tax credit for R&D.
In addition, in November 2016, a legislative decree107 was approved for the simplification of the activities of public research entities (for additional details, see Section III.4).
Universities
The second Assessment of Research Quality (ARQ) conducted by National Agency for the Evaluation of the University and Research Systems (ANVUR) analysed the scientific production of Italian universities between the years of 2011 and 2014.  The results of the assessment show that Italian universities are rapidly converging toward a common standard and a higher quality of research. The ARQ results will be used for the distribution among universities of the bonus (€1.4 billion) provided by the Ordinary Financing Fund (OFF) for 2016.
The 2017 Budget Law contains numerous initiatives regarding universities. First of all, the no-tax area for specialist degree programmes and university students has been extended until the first year after course completion (and also applies to students enrolled at the Institutes of High Training in Art and Music - AFAM). The group of students potentially benefiting from tuition discounts has also been enlarged: the maximum annual contribution due will be equal to 7 percent of the amount of Equivalent Financial Situation Index (ISEE) in excess of €13,000 (for students belonging to a household whose ISEE ranges between €13.001 and €30,000). The loss of revenue for the universities has been offset with financing of €55 million in 2017 and €105 million as from 2018 to be assigned to the Ordinary Financing Fund (OFF) and to be split in accordance with the calculation of the standard cost per university. In addition, €50 million per year, as from 2017, has been appropriated for increasing the State Fund for the Right to University Education, which goes from €162 million to €217 million; 400 merit scholarships per year (€15,000 each) have also been provided for students demonstrating financial need. Finally, €5 million has been assigned to an initiative for orientation in the choice of university course programmes and the selection of mentors. The Fund for University Financing is to receive €45 million per year for the financing of basic research activity. In order to promote and enhance standards of excellence, €271 million of annual financing has been assigned to the top 180 university departments based on the ARQ results. As a support to international activity, an additional €25 million has been appropriated to the Ordinary Fund for Research Entities, and research projects are to be included as part of the objectives of the MEF’s new fund for investments in infrastructure.

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106 The competence centres selected are the Politecnico Milano, Politecnico Bari, Politecnico Torino, Scuola Sant’Anna in Pisa, the University of Bologna with mechatronics, and Federico II in Naples.
107 Legislative Decree No. 218/2016 in implementation of Article 13 of Law No. n.124/2015.

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School construction projects
In November 2016, the Joint Conference approved an accord for enhancing and improving the data contained in the School Building Register. The approval of new record containing more detailed data will ensure more in-depth knowledge about the status of every school building, and will allow for achieving greater integration with the other registers in the information system of the Ministry of Education, Universities and Research. As a result of these actions, an electronic record of each school building will be available in the first half of 2018. Finally, a three-year national programme is ongoing for works to renovate school buildings from the standpoint of security, compliance with safety standards, and compliance with standards of use.
Since 2014, 13,340 projects have been financed, including 10,485 completed. The expenditure sustained is equal to approximately €1.8 billion, and the total appropriation of resources allocated to the Ministry of Education, Universities and Research is equal to approximately €5.8 billion.
The National Observatory for School Building has been reactivated, and a monitoring system for has been developed to allow for tracking the status of implementation of every individual project – this system will be linked to the School Building Register, thereby ensuring effective and efficient planning of school construction projects.
Fight against poverty
Target 8 – Fight against poverty: ‘Reduce the number of people threatened by poverty or social exclusion by 20 million.’

In tackling the issue of poverty, the government has implemented an innovative strategy as outlined in the enabling act to fight poverty, definitively approved by Parliament in March 2017. The act represents an historical step toward the introduction of a universal economic support in favour of households living at or below the poverty level.
The enabling act authorises the government to take action on three fronts: the ratification of the Inclusion Income (REI), as a national measure to fight poverty, which will take the place of the Support of Active Inclusion (SIA), with a gradual expansion of the number of potential beneficiaries and a redefinition of the economic benefit (which is nonetheless conditioned upon participation in social inclusion projects); the re-ordering of assistance services and benefits to fight poverty (purchases card for minors and the unemployment allowance (ASDI)); and the improvement of coordination of social services initiatives. The resources appropriated total €1.18 billion for 2017 and €1.704 billion for 2018.
The REI is to substitute the SIA, which has been operative since September 2016 and has already provided support to approximately 65,000 households for a total of 250,000 individuals.  The REI will allow for expanding the number of potential beneficiaries to more than 400,000 households, for a total of 1.77 million individuals. The priority of the REI is families with children, living at or below the poverty level.  The REI will only be assigned if the participants agree to pursue a personalised project to lift them out of poverty and to provide for their inclusion in society and the labour market. Territorial services are to be

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expanded, including with the use of European Social Fund resources. More specifically, based on specific national guidelines for the implementation of the SIA, as approved in Joint Conference, approximately €500 million has been assigned to territorial areas for the purpose of implementing customised planning, while the Centres for Employment will be adding another 600 employees specifically dedicated to working online with social services for the re-employment of the beneficiaries of the economic support.
Additional provisions of the law are aimed at the re-ordering of assistance services and reinforcing coordination with respect to social services initiatives.

Other measures to address poverty and welfare are also contained in the 2017 Budget Law, which provides supplements to the lowest pensions through an increase of the so-called fourteenth-month payment and the extension of the no-tax area to retirees under the age of 75.
More specifically, the law’s provisions regarding the parameters for the ‘fourteenth-month payment’, a sum introduced in 2007 to increase the lowest levels of pensions, recomputes (as from 2017) the amount and the earnings requisites of the beneficiaries. The fourteenth-month payment will continue to be paid to retirees whose total individual income is no greater than 1.5 times’ the minimum annual pension (corresponding to €501.89 per month in 2016) paid by the Social Security Administration (INPS), but also, with different amounts, in cases in which the retirees earn up to 2 times’ the minimum annual pension paid by INPS.
Finally, to support of the weakest segments of the population, the 2017 Budget Law has appropriated €50 million to the Fund Dedicated to the Elderly, whose permanent funding amounts to €400 million as from 2016, and €600 million for family policies.

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III. 6 INVESTMENTS AND SECTORIAL POLICIES
Investments
Reform of infrastructure planning and design
The Ministry of the Infrastructure and Transport (MIT) has inaugurated a new cycle of infrastructure policies, moving beyond the previous orientation of the so-called Legge Obiettivo, and concentrating on two objectives:  the renewed central focus of strategic planning and ex-ante assessment of the works.
The revised policies are based on the new Public Procurement Code, which has identified two instruments for the planning, programming, and design of infrastructure and priority projects for the country’s development: the General Transportation and Logistics Plan (GTLP) and the Long-Term Planning Document (LTPD).
In accordance with the reform process, the MIT’s Guidelines for Assessment of Investment in Public Works will serve as the methodological tool for introducing methods and techniques to assess and select public works, prior to the actual identification of priorities. The guidelines contain: a) the methodology for ex-ante assessment of infrastructure requirements; b) the methodology for ex-ante assessment of individual works; and c) the selection criteria for the works to be financed.
The Infrastructure Exhibit to the EFD becomes a definitive annual programming summary of the ongoing reform aimed at the general objectives of streamlining public expenditure on infrastructure, making such spending more efficient, and generally improving the quality of planning and programming process. In 2016, the Infrastructure Exhibit contained not only the update of the Strategic Infrastructure Programme, but also the ‘Strategies for Transport and Logistics Infrastructure’, which then became part of the strategic document ‘Connettere Italia’, which has represented the framework of reference for subsequent development of transportation policies.

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On a basis consistent with 2016, the Infrastructure Exhibit to the 2017 EFD previews the infrastructure requirements and projects for the country’s development, which are to be further analysed in the first Long-Term Planning Document (LTPD).
National Ports and Logistics Plan
The definition of the Strategies for Transportation and Logistics Infrastructure has launched a new cycle of infrastructure policy, aimed at outlining a national framework for a unified public infrastructure system, which will serve as the backdrop for the drafting of the new General Transportation and Logistics Plan (GTLP). This will be followed by the preparation of the Long-Term Planning Document (LTPD), which defines the planning and the selection of the works, in the respect of spending constraints and consistent with the sector’s objectives and strategies. This approach is based on the four priority objectives delineating Italy’s transportation policy:  accessibility to the national territory, Europe, and the Mediterranean; sustainable and secure mobility; quality of life and competitiveness within urban and metropolitan areas; and support to industrial production and distribution policies. Each strategy is accompanied by action plans that the Ministry of the Transport intends to implement.

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The activities realised to date include the reform of port governance, with the ongoing implementation in 2016 of the National Ports and Logistics Plan approved in 2015. The plan is defined by 10 actions and 10 objectives that embrace the adoption of concrete initiatives such as: i) the ongoing development of a single customs and control centre on the part of the Customs Agency; ii) the increase in sea and land access via the shore through simplification of regulations regarding excavation and dredging, and the prioritisation of the investments in the ‘last mile’ of the railway network; and iii) the inauguration of Integrated Logistics Areas in the regions lagging in development. A decree law approved in April 2016 provides for centralising the investments with the creation of a single fund to be earmarked for infrastructure, while the guidelines are now being defined for the preparation of Port System General Regulatory Plans. Finally, a legislative decree approved in August 2016 governs the reorganisation, streamlining, and simplification of regulations applicable to the port authorities; the initiative will simplify the bureaucracy and introduce new guidelines for the governance of the authorities (which includes the reorganisation of the 54 Italian ports of ‘national and international importance’) and it will reduce the number of parties involved in the decision-making process. The Minister of the Infrastructure will set up a national working group to coordinate the 15 authorities of the port system, with the aim of ensuring consistency with national strategies.
The activities now in progress include ‘railway and waterway development’, which is aimed at encouraging sustainable railway and waterway transportation for national and international traffic. The National Ports and Logistics Plan and Maritime Bonus Fund are part of the waterway development, while railway development includes, amongst other things, a programme contract with Italian State Railways to make exist railway infrastructure stronger, including for the purpose of accelerating travel times; initiatives to maintain the road network and make it safer; the development of fast corridors; and the railway bonus for the intermodal rail transport. The actions undertaken likewise include incentives for the development of local public transportation and the appropriation of funds for the completion of tram and underground passenger rail systems and stations, and investments for renewal of transportation equipment and vehicles. Finally, the initiatives in the development stage include the digital transformation of transportation infrastructure through smart roads, which refer to the aggregate road infrastructure focused on the two fundamental objectives of sustainability and quality-of-life improvement.

In January 2017, a new, 10-year service contract was signed with Trenitalia for universal railway service; the contract provides not only for service enhancement, but also a plan for renewing the rolling stock. The contract covers overall 25.1 million railway miles per year, with an increase of 7 percent over the previous contract.

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Local public transport
The National Observatory for Local Public Transportation (LPT) Policies is charged with monitoring the process to streamline the sector and make it more efficient, and its activity is continuing to develop. In 2015, a digital data tracking and monitoring process was initiated with the design and development of a LPT digital platform. The system registers all of the Italian businesses involved in LPT and all of the LPT service contracts, using a tracking process based on an incremental approach that provides for the gradual addition of the players and the gradual extension of the data requested. The system has produced outstanding results, allowing for improved governance and monitoring of LPT, but also providing the regions with a tool for governing LPT in their respective areas. Various initiatives are being considered for expanding the role of the observatory, including through the involvement of other actors.
A CONSIP tender for the centralised procurement of 1,600 new buses at a national level is now being prepared, and will regard nine lots with a total value of €255 million. Such resources are added to those already appropriated by the 2017 Budget Law for the National Strategic Sustainable Mobility Plan, which have been earmarked for renewing the fleet of buses used in local and regional public transportation, and promotion and improvement of air quality with the use of innovative technologies.
Territorial security
The Casa Italia project, launched in the aftermath of the earthquakes in August 2016, is aimed at securing the national territory through a series of initiatives that revolve around four fundamental aspects: gathering of information about the territory and buildings through risk mapping; quantification of the public financing; testing of pilot procedures; and preparation of a training plan for risk prevention. The project also provides for a Seismic Bonus and guidelines for

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the seismic-risk classification of buildings, which were approved with a ministerial decree and have been in effect since 1 March 2017. These two instruments highlight the need to tackle the issue of seismic risk, promoting a culture of awareness and prevention. The Seismic Bonus incorporates highly innovative fiscal incentives: for the first time, access to the benefits is broad-based and without any priority rankings, and it is aimed at voluntary action being taken to prevent earthquakes from damaging existing private buildings. The 2017 Budget Law has reinforced the Seismic Bonus by recognising its validity for residential and productive properties, extending its application to three seismic zones, providing a five-year deduction instead of the previous 10-year period, and introducing a system of deductions that provides increasing benefits should the building renovation work entail an improvement of one or two classes of seismic risk.

As part of the implementation of the National Plan Against Hydro-geological Instability approved in 2015, a total of €2 billion was appropriated in March 2017 to finance 500 projects. Some 80 percent of the resources will be assigned to the regions of southern Italy, while the remaining 20 percent will go to the central and northern regions108. A total of 20 percent of the resources for each region must be used for planning integrated projects that not only mitigate hydro-geological risk but also safeguard and recover eco systems and biodiversity.
Urban renewal
The ‘Bando Periferie’109 (Peripheral Areas Tender) appropriates €500 million for urban renewal and the securing of the areas around major cities, and it outlines the means and procedures for project presentation. The projects admitted to the tender must regard urban areas marked by socio-economic

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108 Almost €16 million will go to Sicily, the recipient of most of the funds. Sicily is followed by Apulia, Campania and Sardinia, each of which will get more than €12 million. Another €9.2 million will go to Calabria and €7.5 million to Abruzzo. Basilicata (€6.3 million) and Molise (€3.4 million) complete the appropriations for southern Italy. In the north, the bulk of the funds will go to Lombardy (just over €3 million), Tuscany and Emilia Romagna (approximately 2.5 million), followed by the Veneto and Latium (approximately €2 million) and the Marches (€1 million). More than €800,000 per region will be used for planning works in Umbria, Liguria and Friuli Venezia Giulia, while funding will also go to the Autonomous Provinces of Bolzano (€634,000), Trento (€589,000) and the Special-Statute Region of Val d’Aosta (€437,000).
109 As provided by the decree of the Prime Minister of 25 May 2016.

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marginalisation, rundown buildings, and service shortages, and they may not entail the occupancy of any additional land. In order to accelerate the realisation of the works, the tender will admit only definitive and executive projects, in accordance with existing urban planning instruments. Any project may receive financing of up to €18 million110. In February and March 2017, 23 conventions were signed for the design and development of requalification projects for areas around certain cities 111.
The 2017 Budget Law provides additional resources totalling €1.6 billion to ensure the financing of all of the other projects presented (87 provincial capitals or municipalities of metropolitan cities and 9 metropolitan cities).  Therefore, there will be a total of 120 projects financed, and total State financing of €2.1 billion.
Reform of public contracting
Approved in 2016, the Public Procurement Code moves beyond the so-called Legge Obiettivo, by eliminating the use of extraordinary procedures thanks to both infrastructure planning instruments and the introduction of innovative means for project financing. More specifically, the reform led to the creation of a fund for feasibility planning and a single fund for financing the works, which will allow for proceeding with the financing, the reformulation of the projects, and possibly the revocation of financing. As to sector governance, the role of the National Anti-Corruption Authority has been enhanced, with national data warehousing of all of the information in the various databanks of the public administration and the conferral of soft law powers.
The Public Procurement Code has demonstrated certain limits that the government intends to adjust with the preparation of a corrective legislative decree containing amendments and supplements to the code, which will be aimed at perfecting its regulatory structure by confirming its fundamental pillars. While waiting for the conclusion of the approval formalities and the procurement of the opinions provided, the changes introduced address three aspects: 1) changes in coordination to facilitate easier interpretation; 2) changes that improve the effectiveness and clarify the impact of certain mechanisms; and 3) changes to certain important mechanisms, resulting from critical factors evidenced during the initial implementation phase.
Following are some of the specific changes made: i) integrated contracting: a transition period is introduced with respect to contracts whose preliminary or definitive projects had already been approved as of the date when the code went into effect and in the cases of urgency; ii) planning: the use of the parameters for

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110 The initiatives may regard: projects for improving the quality of urban decor; maintenance, re-use and re-qualification of public areas and existing buildings, used for purposes of public interest; projects aimed at enhancing territorial security and urban resilience; projects to enhance city services and welfare, including the development of the services sector and civil service, social inclusion, and the design and development of new metropolitan and urban welfare models; projects for sustainable mobility and adaptation of infrastructures for social, cultural, and educational services, as well as cultural and educational activities promoted by public and private actors.
111 More specifically, conventions were signed with the mayors of the metropolitan cities of Bari, Florence, Milan, and Bologna, and the following provincial capitals or municipalities of metropolitan cities: Avellino, Lecce, Vicenza, Bergamo, Modena, Turin, Grosseto, Mantua, Brescia, Andria, Latina, Genoa, Oristano, Naples, Ascoli Piceno, Salerno, Messina, Prato, and Rome. In February, a convention had been signed for the city of Cagliari.

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calculating tender fees has been made obligatory; iii) subcontracting: the rigidity of the rules currently provided has been overcome by clarifying that the 30-percent limit refers to the prevalent category for the works, and, only in the case of services and supplies, to the total amount of the contract; iv) general contractor: a minimum threshold of €150 million has been established for the requirement of a  general contractor, so as to prevent the use of a general contractor for minimal thresholds leading to avoidance of the integrated contracting prohibition; v) contract changes: the rules have been modified to include changes due to planning errors, specifying that such changes are allowed only within the de minimis quantitative limits; and vi) procedural simplifications: in the case of a new contract based on projects for which the opinions procured have expired, but no changes have been made, the opinions, authorisations, and interpretations already rendered by the administrations are confirmed.
The reform of the public contracting system also provides for a broad-based national training initiative for all public staff involved in the process.  The training has been orchestrated by the Department of EU Policies, the Agency for Territorial Cohesion, and the Regions Conference, with the agreement of the National School for the Administration; a part of the training will be done online (in order to reach the largest number of participants), and a part will be done through lectures (specifications for particular aspects of the reform).
The Council of Ministers has recently adopted a decree law that changes the provisions regarding joint and several liability regarding public contracts, completely reinstating the contracting party’s joint and several liability with the contractor and with possible subcontractors.
Other public-contracting measures
In mid-March 2017, the National Anti-Corruption Authority published the guidelines for managing the register for in-house contracts, which is provided by the Public Procurement Code and managed by the National Anti-Corruption Authority.
All of the companies receiving a contract without a tender (whether controlled by the ministries or by local entities) must be recorded in the new register, and they must meet certain requisites, in relation to controls by the controlling entity, revenue derived from services to the controlling entity (at least 80 percent), and private capital investment without significant influence over operations. The register will contain all information about the controlling administrations and in-house companies.
The companies may begin the registration process once 90 days have elapsed from the date on which the guidelines become effective.  In the meantime, the companies that have in-house contracts may continue to carry them out under their own responsibility and in respect of the provisions of the new Public Procurement Code. Should a business not be entitled to be registered, the contract in effect is not to be revoked, but the authority may act with a binding recommendation, requesting the administration to remove the illegal provision.
Contracts without tenders may be awarded after registration on the register, without prejudice to the National Anti-Corruption Authority’s subsequent controls.

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Incentives to businesses
Target 2 – R&D – ‘Improve conditions for R&D with the objective of growing public and private R&D investment to at least 1.53 percent of GDP.’
International expansion and competitiveness
The government’s support to the international expansion of Italian businesses is a fundamental aspect of the effort to build up the country’s competitiveness and unleash it anew. The 2017 Budget Law has refinanced the Extraordinary Made-in-Italy Promotion Plan. Likewise, there is ongoing reorganisation of the financial instruments to support international expansion strategies: in September 2016, 76 percent of the capital in SIMEST, a State-owned company for Italian businesses abroad, was transferred from the Cassa Depositi e Prestiti (CDP) to SACE, Italy’s export credit and insurance agency, thereby creating an integrated system of insurance-financial instruments for use by businesses operating in the foreign markets. The financial instruments to support the international expansion of businesses have also been revised, in particular with reference to the disbursement of financing for setting up business and investing in markets outside of the EU, design and development of promotional initiatives, support to ensure SME capital solidity, and technical assistance programmes to train the personnel working abroad. Finally, a financing portal has been launched to allow businesses to manage online the SIMEST financing already made available and to apply for new credit.
In January 2017, SIMEST disbursed financing of approximately €11 million in favour of 30 Italian businesses for commercial transactions in 16 different countries outside of the EU112. Furthermore, in 2016, SACE mobilised resources of €22.4 billion to support the export and international-expansion activities of Italian businesses, with an annual increase of 30 percent involving all of lines of business.

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112 SIMEST financing for starting up business in markets outside of the EU is provided at a subsidised interest rate (equal to 10 percent of the EU reference rate).  This financing facilitates the entry of Italian businesses in new markets, and funds the design and development of business facilities (offices, show-rooms, stores, and so forth) and the related promotional expenditure. It covers up to 100 percent of the expenditure and has a term of up to 6 years. When making use of such financing, the business can also benefit from another SIMEST instrument, the Fund for Sustainable Growth, which allows for reducing the guarantees needed for tapping the financing.

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The objectives set by the Industrial Plan of CDP’s Export and International Expansion Hub were thus exceeded.
Such measures flank the government’s more broader measures in recent years to improve the competitiveness of businesses. The 2017 Budget Law has confirmed this strategy with the introduction of several important measures, whose details are outlined in the review of the ‘Finance for Growth’ Programme.
Finally, on the basis of best international practices, and to facilitate the transfer of foreign investors to Italy, the government has approved a package of incentives aimed at attracting human capital to Italy.

Start-ups and innovative SMEs
At 31 December 2016, the number of the innovative start-ups in Italy was 6,745, with increases of 31 percent over 2015 and 112 percent in two years. Lombardy is the region with the greatest concentration of innovative start-ups, while the Trentino-Alto Adige has the largest number of innovative start-ups in proportion to total joint-stock companies. Some 75 percent of the innovative start-ups operate in the services sector, with a predominance of those active in R&D. The growth rates of investment in innovation are much higher among innovative start-ups than among other joint-stock companies, including those recently incorporated, and particularly with reference to intangible assets.
The number of the innovative SMEs also rose considerably, amounting to 434 as of February 2017, with 119 of them registered as innovative SMEs between December 2016 and February 2017, in line with the logic of progression implied by the two pertinent tax incentives. In the event of success, innovative start-ups that continue to entail a large amount of innovation can be transformed into innovative SMEs.
Innovative start-ups and SMEs have for some time been able to take advantage of a series of standard support measures that have been rounded out by the changes recently introduced by the 2017 Budget Law and the Industria 4.0 Plan.
With particular reference to the Budget Law, following are the new provisions introduced for such businesses: i) the introduction of the stamp-duty exemption for incorporation has further simplified the online incorporation of innovative start-ups that can be done through a dedicated free-of-charge web platform that

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allows for savings on notary fees; ii) the fiscal incentives for investing in the risk capital of innovative start-ups and SMEs have been confirmed and enhanced, with a 30-percent personal income tax deduction for the investment up to €1 million made by physical persons, and a 30-percent corporate income tax deduction for the investment up to €1.8 million made by legal persons (compared with the previous deductions of 19 percent and 20 percent, respectively, and a previous eligible maximum investment of physical persons set at €500,000); iii) the tax credit for R&D expenditure has been enhanced (the 50-percent rate had been provided only in the case of extra muros investments or investments realised through the use of highly qualified personnel; see section below); iv) the SME Guarantee Fund has been refinanced; between September 2013 and December 2014, the financing backed for innovative start-ups only amounted to €357 million; v) fiscal incentives have been introduced for the entry and stay in Italy of foreign investors who intend to invest at least €1 million in the capital of Italian companies (€500,000 in the case in which the target company is an innovative start-up); vi) the resources of the Fund for Sustainable Growth have been increased by €47.5 million for 2017 and 2018 for disbursement of subsidised financing to support the development of innovative start-ups (‘Smart&Start Italia’); and vii) an option has been introduced whereby the losses carried forward by the new companies can be absorbed by a ‘sponsor’ company (see next section).

Industry 4.0 Plan
The ‘Industria 4.0’ Plan represents an opportunity for Italian businesses that are interested in taking advantage of the innovation prompted by the fourth industrial revolution, namely, increasingly digitalised and connected processes. In continuity with the “Finance for Growth” programme, Industria 4.0 entails a series of measures drawing inspiration from the principle of technological neutrality, and based on horizontal projects to support productivity, flexibility and product competitiveness, with the objective of improving the quality of production and reducing production times in response to the development of innovative technologies. The measures contained in the plan are focused on two key guidelines (innovative investments and skills) that are flanked by two accompanying guidelines (enabling infrastructure and public support instruments).
The first guideline embraces the fiscal incentives (as provided in the 2017 Budget Law) to private investment in I4.0 technologies and assets, through the

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extension of the 140-percent super depreciation to investments in new capital goods made before 31 December 2017 (or, if meeting specific conditions, before 30 June 2018), and the introduction of 250-percent hyper depreciation for the purchase of assets functional to the digital transformation of productive processes. The depreciation for investments made in intangible assets (software and system integrators) by the investors benefitting from the hyper depreciation can also be increased by 40 percent over the normal rate.
The 2017 Budget Law also encourages private expenditure in research, development and innovation (also part of the first guideline), through enhancement of the tax credit for R&D expenditure and its extension to 2020. The credit has been set at a rate of 50 percent for maximum expenditure of €20 million per year.
The 2017 Budget Law measures that reinforce financing in support of I4.0, venture capital and start-ups also refer to the first guideline. These include: tax deductions for investments in innovative start-ups and SMEs (see previous section for additional details); the possibility of publicly traded ‘sponsor’ companies to deduct losses carried forward by businesses in the start-up stage during the first four years of the life of the start-ups, if the sponsor owns at least 20 percent of the capital; and Individual Savings Plans. The latter provide for tax exemptions for capital gains associated with long-term investments (at least five years) made by retail investors, pensions funds, and insurance companies (for additional details, see Section III.3). Finally, under the auspices of CDP, the Business Accelerator Support Program is being developed to fund the creation of new I4.0 businesses ('AccelerateIT'), and to introduce measures targeted to investment funds for industrialisation of high-technology concepts and patents ('ITAtech').
With reference to the skills guideline, the I4.0’s objective is to promote the I4.0 culture among students by developing skills and stimulating research through: the Digital School Plan and School-Work Programmes; the institution of specific university course programmes, I4.0 research doctorates, and dedicated advanced technical institutes; and the creation of national competence centres and digital innovation hubs. The objective is to involve 200,000 university students in the training.
With reference to the accompanying guidelines, the first refers to the development of adequate network infrastructure (through the Ultra Broadband Plan, for example), while public support instruments refer to actions to support investments, to reinforce the presence of Italian businesses in international markets and to support incentive pay through decentralised, company-specific bargaining.
In relation to the final guideline, the 2017 Budget Law has also amended the New Sabatini Law, providing for its extension to 2018, and injecting additional resources (€560 million charged to the budget of the Ministry of Economic Development, which will pave the way for bank financing from €5 billion to €7 billion).
Such resources will be used for granting a subsidy of 2.75 percent per year for ordinary investments, and for a subsidy increased by 30 percent (thus, 3.575 percent per year) for the design and development of investments in digital

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Technologies113 and in systems to track and weigh waste materials. The objectives are to encourage digital manufacturing and to increase innovation and efficiency within the enterprise system, including through process and product innovation. To date, the tax relief granted to SMEs that intend to invest in capital goods through the New Sabatini Law has be a major success: more than 19,000 applications for the tax breaks have been submitted by SMEs, for subsidies exceeding €360 million.
The measures provided by the plan are rounded out by other instruments available to businesses and described in the section of this document reviewing alternatives to bank credit.

Development contracts
Development contracts are a subsidy-based negotiating tool to support of large-scale strategic and innovative productive investment in the industrial sector, tourism, and environmental protection.  The investments may be made by a single Italian or foreign business or groups of businesses, including through the use of a network contract. The contracts may refer to research, development and innovation programmes as part of the development programmes managed by Invitalia. The various forms of tax relief available, which may also be combined, include: subsidised financing, interest subsidies, plant subsidies, and direct subsidy of the expenditure. A decree approved in November 2016 reduced the timing for approval of the proposals and the release of the related benefits, while it also promoted participation of all administrations involved in the selection and financing of the largest and most strategically relevant development contracts. In such case, the development programmes must entail investments equal to or greater than €50 million (€20 million if related to the transformation and selling of farm products), and they must meet at least one of the following conditions: they are consistent with the Industria 4.0 Plan; they provide for a significant increase

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113 Including investments in big data, cloud computing, ultra broadband, cyber security, advanced robotics and mechatronics, augmented reality, 4D manufacturing, and radio frequency identification.

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in employment; or they are promoted by foreign businesses. The total funding of the subsidies amounts to €1.905 billion.
Measures regarding territorial imbalances
Through the end of 2013, Italy witnessed a widening gap between the southern and central/northern regions, which led to more pronounced and acute situations of unemployment and social problems in the southern regions. With the action taken in the 2014-2016 period to recover the capacity for making use of structural funds and the Development and Cohesion Fund, a turnaround was achieved in this trend. Indeed, the data for 2015 show that production and employment grew at higher rates in southern Italy than in the central/northern regions 114.

The government’s objective is to monitor the concrete implementation of the actions outlined in the Pacts for Southern Italy that have already been signed, as well as the realisation of the investments and the virtuous use of the resources.
The emphasis is on the precise monitoring of the investments planned, and on preventing delays to programmes when the time schedule, responsibilities and available funds have already been outlined.
For additional details, see Chapter IV.

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114 SVIMEZ 2016 Report.

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Healthcare
Implementation of 2014-2016 Healthcare Pact
As part of the implementation of the 2014-2016 Healthcare Pact, a decree of the Prime Minister was approved in January 2017 concerning the updating of the Essential Levels of Care (ELC) (the updating will then be done on an annual basis)115. The legislation has introduced a series of diagnostic and therapeutic procedures that previously were in the testing phase, or could only be safely carried out during a hospital stay, and it thus enlarges and mostly improves the supply of public services that are free of charge or subject to a partial payment by the patient.
The updating of the ELC has identified all medically assisted procreation services and the screenings supplied by the NHS. Furthermore, patients will be exempt from any payment with respect to 110 new rare illnesses, and six new chronic illnesses. Payment exemptions also apply with respect to autism, celiac disease, and Down syndrome. The provisions concerning prostheses allow for the supply of highly innovative, quality built devices, including with respect to persons suffering from rare illnesses and individuals receiving integrated home care services. Finally, the devices are identified using basic, straightforward language, and supply procedures are simplified and streamlined. A national commission has been established for the annual updating of the ELC, and is charged with monitoring their content continuously, eliminating treatments or services that become obsolete, and assessing the NHS’ contribution for treatments that, over time, prove to be innovative or effective for patient care.
In January 2017, the State-Regions Conference approved the 2017-2019 National Preventive Vaccine Plan, with the objective of reducing or eliminating the consequences of infectious illnesses preventable through vaccination, and the identification of effective, uniform strategies to be implemented nationwide.
Also in January 2017, the National Chronicity Plan became operational as part of the implementation of the Healthcare Pact. This plan is designed to harmonise the long-term healthcare- and social-assistance services with residential and territorial services at a national level. The objective is to provide better treatment of persons affected by chronic illnesses, improving their quality of life, making healthcare services more effective and efficient in terms of prevention and assistance, and ensuring greater uniformity and fair access by citizens. The plan identifies chronic illnesses, with the related treatments and expected results.
Digital innovation in healthcare
In July 2016, the government and the regions signed the ‘Digital Healthcare Pact’, which calls for the systematic use of digital innovation in healthcare, in order to improve the efficiency, transparency and sustainability of the National Healthcare Service. In addition, a decree of the Ministry of Education, Universities

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115 The 2016 Stability Law appropriated €800 million per year for the updating of the ELC.

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and Research116 issued in December represents the premise for the design and development of the technological infrastructure for the assignment of the ‘Single National Patient Code’, which will make it possible to reconstruct the history of a patient’s healthcare treatments at the various facilities within the NHS.

With reference to the development of the electronic healthcare file (EHCF) the Ministry of Health has established a technical monitoring and steering committee117 which has been charged with i) providing proposals and analysis to the steering committee for the New Healthcare Information System, ii) continuous monitoring of the status of implementation and use of the EHCF within the regions, and iii) defining the EHCF contents and the annual objectives for the status of completion. In addition, the 2017 Budget Law118 provided that the development of the national infrastructure necessary for ensuring the inter-operability of the EHCF will be the responsibility of the Ministry of the Economy and Finance, through use of the healthcare card system infrastructure (the design of the national infrastructure is handled by the Agency for Digital Italy (AgID)).

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116 Ministerial decree No. 262 of the Ministry of Education, Universities and Research of 7 December ‘Regulations governing procedures for the nationwise interconnection of the individual information systems of the National Healthcare Service, including when managed by various State administrations’.
117 Provided by Article 26 of the decree of the Prime Minister No. 178 of 29 September 2015.
118 Amending Article 12 of Decree-Law No. 179 of 18 October 2012.

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Should any region not comply with the deadlines for development of the EHCF, a special commissioner will be appointed to administer the situation. The Budget Law has authorised expenditure of €2.5 million, as from 2017, for the development of the national infrastructure for the inter-operability of the EHCF.
Healthcare liability
Over the years, the healthcare system has witnessed a gradual increase in the costs of managing disputes and the increasing use of defensive medicine, namely, physicians prescribing tests and medicines only for the purpose of protecting themselves from the risk of legal action, and physicians’ refusals to treat patients with high risks of complications.  In March, a law was approved that amends the liability of healthcare professionals in malpractice proceedings119. The new law has attempted to reconcile very different interests, namely, the interest in protecting patients and their right to fair compensation in the event of damages, the interest to allow healthcare professionals to do their jobs without the constant concern about legal aspects, the interest in making suitable insurance coverage available on the markets, and the needs of the justice system. The law outlines new healthcare liability guidelines, and for the protection of patients, a tighter network for the prevention of errors that may occur within hospitals. All hospitals and socio-healthcare facilities, public and private, will be required to take out insurance. This obligation also applies to any professional who enters into contact, including online or through services provided after normal working hours, with a patient, who, under specific circumstances, may take direct legal action with respect to the insurance company, or who ultimately, in cases of insolvency, may take action against a guarantee fund. Finally, the statute of limitations is cut by one-half in cases in which the patients decide to sue the physician directly. A National Observatory for Good Practices for Security in Healthcare is to be established and charged with collecting data from regional centres (which will be mandatory) and outlining programmes for patient security and the training and the updating of healthcare personnel. With the law on professional liability, the principal party to whom any claim of compensation is to be addressed is the healthcare facility, whether public or private, which will be responsible for defending the actions of its personnel120 and the burden of proof rests with the patient making the claim. The foregoing applies without prejudice to the patient’s option to proceed directly against the professional in claiming damage121.
The law also amends the Penal Code, limiting the criminal liability of professionals exclusively to cases of negligence and imprudence. Additional provisions for the protection of patient rights regard i) increases in insurance coverage and the transparency obligations of healthcare facilities, which require the facilities to publish on their web sites the activities carried out to reduce

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119 Law No. 24/2017 outlining ‘Provisions regarding the security of treatments and the person treated, and provisions regarding the professional liability of the persons working in healthcare professions’.
120 With respect to the facilities, a principle previously introduced into legal doctrine (the so-called contractual liability) has been confirmed and enhanced.  By virtue of the principle, the patient alleging damages has 10 years to claim damage compensation, indicating the source of the damages (that may be an unforeseen complication or an outcome different from that expected).
121 With respect to professionals, the patient has five years to claim damage compensation, and must indicate the damage and the conduct that caused it.

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healthcare risks and reference information about insurance coverage, and ii) the definition of deadlines for procurement of clinical documentation, which must be supplied by hospitals within seven days of the request therefor. The application of many of the regulations provided in the law, particularly those regarding insurance, will nonetheless depend on the issuance of the implementation decrees.
Tourism and cultural properties
With its definitive approval in February 2017, the 2017-2022 Strategic Tourism Plan plots the sector’s development for the next six years, with a view toward relaunching Italy’s leadership in the global tourism market.
The plan promotes coordinated action between the State, regions, local entities and other stakeholders for pursuing four general objectives: a) innovation, specialisation, and integration of the national supply; b) enhanced competitiveness of the national tourism system; c) development of new marketing methodologies, and d) development of shared and efficient governance.
The plan’s general objectives are broken down into 13 specific objectives and 52 guidelines for actions, thereby precisely setting out the direction to be taken over the next six years.
This foregoing applies with particular reference to expansion and enhancement of the destinations and the supply of tourism services, through exploiting Italy’s cultural heritage, environment, landscapes, traditions, and exceptional wine and food production.

Agriculture
The 2017 Budget Law measures regarding the farm sector provide for an exemption from social contributions (for up to 36 months122) for direct growers and professional farm businesspeople under the age of 40, whose firms are located in mountainous areas or disadvantaged farming areas.
In order to prevent exploitation of the rights of farm workers and to increase fair competition between farm businesses, a law was approved on 29 October to

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122 With a gradual reduction in the subsequent years.

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combat illegal mediation between labour supply and demand (so-called ‘caporalato’) and undeclared workers in the farming sector123. The law has introduced greater assurances for the protection of the human rights of farm workers, and has reinforced the measures in favour of farm businesses operating in accordance with the law. More specifically, new instruments in the fight against ‘caporalato’ include confiscation of assets, arrest in flagrant violation of the law, and the extension of the liability to farm businesses. In addition, the law provides for employer liability, legal inspections over farm businesses that do not entail any interruption of the farming activity, and the simplification of the indicators for identifying exploitation. The operation of the ‘Quality Farm Work Network’, active since 1 September 2015, has been enhanced through making the network open to more participants.
In essence, new ways of testing labour mediation in farming have been introduced in order to promote legal operation and the respect of the rights of the workers. At the same time, changes have been made to expand the functions carried out by the network’s steering committee, which is chaired by INPS and made up of representatives of labour unions, farm organisations, and government bodies.
Finally, the State administrations will be directly involved in the oversight and safeguarding of labour conditions in the farm sector, through a joint plan of initiatives for greeting and assigning all workers employed in seasonal harvesting of farm products.
Environment and energy
Target 3 – Greenhouse gas emissions: ‘Reduce greenhouse gas emissions by at least 20 percent with respect to 1990’.

Target 4 – Renewable sources: ‘Increase the share of renewable energies to 20 percent of final energy consumption.’

Target 5 – Energy efficiency: ‘Increase energy efficiency by 20 percent.’
Report on Status of Natural Capital and Strategy for Sustainable Development
The link between the status of the eco system, the well-being of society, and economic prospects is essential for development of the territory and for infrastructure policies. In this regard, the capacity of ‘measuring natural capital’ is decisive for propelling Italy toward long-term sustainable development, with the adoption of policies that can reconcile economic growth with a good state of natural capital conservation and related eco-system services. This objective is the basis for the first Report on Natural Capital, provided as part of the environmental legislation included with the 2016 Stability Law, and prepared by a special committee represented by institutions and experts in the world of research.
The report gathers the information that can currently be tracked on the status of conservation of the components of the natural capital (water, soil, air,

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123 Law No. 199/2016.

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biodiversity and eco systems), and introduces a model for the valuation of such capital together with an analysis of the effects of public policies. In close connection with the EFD, it will be important to: i) integrate the valuation of natural capital in territorial planning, including through the procedures used for assessing plans, programmes and projects, ii) implement the provisions regarding the criteria for Green Public Procurement contracts, and iii) reinforce the system of protected land and sea areas.
With reference to this last point, Parliament is now reviewing the proposed reform of the law regarding protected areas124, which also provides (Article 28) for an enabling act to allow the government to introduce a voluntary system of remuneration for eco system services.
With the environmental legislation included with the 2016 Stability Law 125, a provision was made for the updating of the National Strategy for Sustainable Development, which was approved in 2002. The strategy supplies the overall key framework of reference for implementation of the United Nations’ 2030 Agenda for Sustainable Development (2030 Agenda)126. The approach used for defining the methodology to be adopted in preparing the strategy is based on a wide-ranging concept of sustainability, as a development model established through a broad base of participation. These ideas have concretely taken shape in the logical elucidation of the strategy. The participatory nature reflects a focus on sharing three main contents: a) the context of reference, namely, the assessment of the country’s ‘positioning’ with respect to 17 objectives (goals) and 169 sub-objectives (targets) of the 2030 Agenda; b) the identification of a system of strengths and weaknesses to be used for defining the objectives to be pursued, starting from the analysis of positioning; and c) the system of strategic objectives organised around the areas (5P) of the 2030 Agenda - ‘Persons, Plant, Prosperity, Peace and Partnership’, which fully reflects all of the aspects of sustainability of the development.
The proposed national strategy will be implemented through the actions outlined by the National Reform Programme (see also Section I.3).
National Energy Strategy
As a revision and update of a similar plan outlined in 2013, the new National Energy Strategy (now in the drafting stage) is part of broader framework of reference of the obligations outlined by the Paris Agreement, and it has been developed as a result of new European objectives about the climate and energy, and in view of the major economic changes (including in the energy market) occurring in the past four years. For this purpose, the document being drafted is based on the following objectives: i) reducing Italy’s cost gap with respect to

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124 A.C.4144: ‘New regulations regarding parks and protected areas’.
125 The triennial updating of the National Strategy for Sustainable Development is provided by Law No. 221 of 28 December 2015: the government, upon the proposal of the Ministry of the Environment, and after having consulted the State-Regions Conference and having acquired the opinion of environmental associations, will need to effect the update with a special resolution of Interministerial Committee for Economic Planning (CIPE).
126 The 2030 Agenda for Sustainable Development is an action plan for people, the planet and prosperity, signed in September 2015 by the governments of the 193 UN member countries. It incorporates 17 Sustainable Development Goals (SDGs) in a large action plan for a total of 169 targets. The official launch of the Sustainable Development Goals occurred on 1 January 2016.

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other European countries; ii) identifying the key strategic options in the energy field, also taking into account the new European objectives in the Clean Energy Package; iii) defining priorities of action and addressing decisions for allocation of national resources; and iv) managing the key role of the energy sector as an enabler of the country’s sustainable growth. The 2017 NES will also be the basis for the plan that Italy needs to send to the European Commission, and to discuss in 2018 with reference to the governance framework for EU objectives to 2030 in terms of renewable energy, energy efficiency and CO2 reduction.

The series of strategic measures outlined for achieving such objectives includes: identifying the optimal mix between renewables from electricity and heat, on the one hand, and transport on the other hand, in order to hit the targets, defining the necessary incentive policies; revising the development of the gas system for the purposes of infrastructure development, increasing market liquidity, and analysing implications in terms of the security of supply upon the expiration of long-term contracts; proceeding with a revision of the electricity system in order to define infrastructure investment and complete the harmonisation of market rules at an EU level; deregulating the electricity and gas markets, defining the plan for fully opening the retail market to competition; addressing the development of oil refining and logistics on a basis consistent with the objectives for development of renewable sources in transportation; and promoting development of energy clean technologies.
The NES will be submitted to public consultation, and the definitive adoption is expected by mid-2017.
The Ministry of Economic Development has appropriated €100 million against the Business and Competitiveness National Operating Programme in order to promote improvement in energy efficiency for businesses located in Basilicata, Campania, Calabria, Apulia and Sicily. The objective is to reduce the energy consumption and gas emissions of the businesses and productive areas. The programmes may be planned and developed by i) businesses in energy-intensive sectors, and ii) businesses that can be qualified as major energy consumers and listed on the register maintained by the Energy and Environmental Services Fund.
In the respect of the sustainability of the public finances, a so-called ‘Energy Decree’ is another instrument aimed at cutting the energy costs of businesses and the gaps with international competitors; the decree will regard certain strategic energy-related initiatives such as: implementation of the reform of electricity system charges, which will take effect on 1 January 2018; the liquidity corridor for the gas market; and new criteria to support renewable energies on a basis consistent with EU guidelines.

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III. 7 COMPETITION
CSR 5 – ‘Swiftly adopt and implement the pending law on competition. Take further action to increase competition in regulated professions, the transport, health and retail sectors and the system of concessions.’

Annual law for the market and competition
The 2015 annual legislative bill for competition was approved in August 2016 by the Senate’s Industry Commission, and is currently under review by the full Senate, following the Chamber of Deputies’ introduction of various amendments to the text approved by the Council of Ministers. The bill should be enacted into law by June 2017. The law impacts numerous sectors, including insurance, postal services, telecommunications, electricity, gas and fuels, professional services, pharmacies, and banking services, and it contains an enabling act for the standard revision of regulations regarding public taxi and limo services, as well as numerous regulations for simplification.
The second annual law on competition is due to be enacted in 2017, including in light of new reporting that must be submitted by the Antitrust Authority.
In February 2016, Italy sent the National Plan for Reform of Professional Services to the European Commission.  In March 2016, Italy was one of only six

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Member States that guaranteed total ratification of the new Professional Qualifications Directive and one of 17 to have presented a plan.
The reform of local public services is part of the reform of the public administration (see related section).

III.8 MONITORING AND LEGISLATIVE IMPLEMENTATION
The previous government approved a total of 1,316 implementation decrees, with the reform-implementation ratio going from 38 percent in February 2014 to 82.2 percent in December 2016 – a result that has received a positive evaluation from the OECD and European Commission. The stock of provisions not implemented, as generated by the laws and regulations adopted by previous governments, went from 889 to 136. The government’s commitment to reduce this amount is rounded out by the effects of the so-called ‘regulation cutting’ decree127’, which has led to the abrogation of 46 provisions (equal to approximately 5 percent of the provisions to be adopted that refer to the Monti and Letta governments).
The new government, which was installed on 12 December 2016, has approved 73 legislative decrees, including 24 already published in Official Gazette of the Republic of Italy. Some 66.7 percent of them are automatically applicable, and do not require second-level implementation decrees. As from 2014 to date, the government and Parliament have attempted to limit the use of second-level decrees to cases when they are actually needed, as shown by the data through 29 March 2017, which confirm the growing percentage of laws and legislative decrees automatically applicable, which went from 39 percent in 2014 to 66.7 percent at present.
The government is nonetheless still pursuing the activity to accelerate the implementation of the reforms, including those enacted by the previous governments, with a view toward continuity.  Alongside the 1,316 implementation

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127 Legislative Decree No. 10/2016.

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decrees adopted by the previous government, there are another 111 adopted by the current government.
Status of European infractions
At the start of 2016, there were 89 infractions pending against Italy. At 31 December 2016, the number was down to 70, and included 55 for violation of EU law and 15 for the failure to ratify directives.  This is a record improvement, confirming the steady decrease of the infractions, with reduction of more than 21 percent. In addition, during 2016, the European Commission submitted 54 new cases to Italy through the EU Pilot system. During the same period, 59 cases were positively closed, with Italy avoiding the opening of a similar number of infractions.
Finally, particularly important for the purposes of compliance with European regulations and the reinforcement of the single market, Italy has made progress in controlling State aid, particularly from the standpoint of transparency and the administrative capacities of the administrations granting the aid. Such progress is partly due to specific and focused training. The recent partnership with the European Commission, and the signing of a ‘Common Understanding’ have allowed for more intense dialogue with European institutions, increased coordination by Italy’s government (European Policies Department), and preventive screening of the completeness of the aid measures to be reported to the Commission, as provided by a special legislative provision.

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As of 2014 cohesion policies and policies for Southern Italy have been given new impetus and, thanks to a ripple effect created by an improved administrative capacity, they have speeded up expenditure programmes and improved the coordinated planning ability of the system.
Cohesion policies
The closure (on 31 December 2015) of the 2007-2013 operational programmes sparked off the final stage of activities devoted to the final certification of expenditure to be completed by 31 March 2017. Payments registered by the system at 31 December 2016 account for 103.8 per cent of the programmed funds. The final financial monitoring data relating to this multiannual financial framework show that certified aggregate expenditure at 31 March 2017 (which is slightly different from payments because of the complex certification procedures underway) has already reached 101.1 per cent of the programmed funds, thus confirming full take-up of EU funds.
2016 saw the beginning of the implementation phase of all operational programmes co-funded by the ERDF and ESF relating to the financial framework for 2014-2020. 51 programmes are being implemented for an investment amount of €51.8  bn, including national co-financing.
At 31 January 2017, data reported to the European Commission by the managing authorities show that the selection of projects had reached an overall level of €13,5 bn, accounting for 26.1 per cent of the 51.8 billion programmed (27.3 per cent in less developed Regions, 24.8 per cent in more developed Regions and 8.2 per cent in transition regions).
With regard to the funding sources, the projects co-financed by the ERDF are at a more advanced stage of initial implementation (32.4 per cent of the total programmed amount) compared to those co-financed by the ESF (12.5 per cent of the total programmed amount). The Youth Employment Initiative, whose implementation follows different paths compared to all other programmes, has reached a 47 % implementation level.
In the next few months the Government will be working on how to distribute the additional ERDF and ESF funds allocated to Italy by means of the technical allocation adjustment procedure of the cohesion policy, envisaged by the EU Regulations for 2017: € 1.6 billion allocated to Italy out of a total amounting to € 4.6  billion.
Italy agrees with the European Commission's proposal on how the additional funds should be used, especially with regard to the Youth Employment Initiative, smart specialization, support to the reception and integration of migrants, the

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competitiveness of SMEs. Morover, following the earthquakes that hit Italy in 2016 an 2017, Italy has proposed to earmark a share of the funds for reconstruction and seismic risk prevention.
Following the significant regulatory innovations introduced in the financial  framework for 2014-2020, aimed at bringing programming more into line with the objectives to be achieved, the total expenditure that has to be certified to the European Commission by 31 December 2017 amounts to €1.1 bn approximately. At the same time, the financial and output targets to be achieved by 31 December 2018 (intermediate evaluation) are linked to the performance reserve. After the intermediate evaluation, a performance reserve equal to 6% of the total amount for the programme is paid out. With a view to ensuring take-up of the funds, the Government, with the support of the Regional Cohesion Agency, will step up monitoring and mentoring of the managing authorities, as well as its enhanced monitoring activities of programmes and projects.

During the year the debate on the principles that shall inform the cohesion policy after 2020 continued in Europe in connection with the debate on the future of the multiannual financial framework. Italy maintains that  the cohesion policy should continue to be a priority for the European Union. Special attention will be paid to: i) strengthening performance orientation, ii) simplification and harmonization of rules, iii) unlocking the potential of synergies with other EU funds and tools, iv) accountability as well as the ability to communicate the results achieved through the cohesion policy.
Governance of cohesion policies and administrative capacity
In 2016 the single programming method became established through the Pacts for Development signed by the Regions and the Metropolitan Cities which mobilised the national cohesion fund and other ordinary funding sources as part of an agreed strategy. These funds have been allotted to infrastructural development, support for economic growth, land protection and risk prevention, and the promotion of culture also in connection with tourism.
Following the implementation of the European Code of Conduct on Partnership, the work of the 'Committee with monitoring and supporting functions for the implementation of the 2014-2020 programmes'  and of the 'Southern Italy' 'Human Resources' and 'Monitoring and Control' Committees has now reached steady state.
At the same time, coordination activities continued to verify that all the ex-ante conditionalities envisaged by the regulatory provision had been met. This process which is now in its final stage  has contributed to increasing the soundness of the institutional and strategic planning framework within which the European Investment Funds and the Structural Funds operate.
Three Strategies
In addition to including the 'Pacts for Development'  concerning all the Regions and the Metropolitan Areas of Southern Italy as well as some Regions and Metropolitan Areas of Central and Northern Italy, the cohesion action in the

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financial framework for 2014-2020 includes three main strategies: the National Smart Specialisation Strategy, the Urban Areas Strategy and the Deprived Areas Strategy.

The Smart Specialisation Strategy (S3) is a strategic governance tool to identify investment  priorities in research, technological development and innovation, to develop comparative advantages and sustainable growth paths over the medium and long term. The S3 definition is based on an interactive process of strategic cooperation between the private and public sectors. In Italy it has brought about an extraordinary mobilization of entrepreneurial resources and knowledge which have identified technological development priorities based on a mapping exercise to assess Italy's development potential both at national and regional level.
Italy has developed one National Smart Specialisation Strategy (Strategia Nazionale di Specializzazione Intelligente - SNSI) and 21 regional S3. The funds earmarked at the end of 2016 for achieving the objectives of the National Smart Specialisation Strategy include additional financial resources amounting to €445 million from structural funds, topped up by the national contribution bringing  the funds for the National Smart Specialization Strategy to a total of €650.
In 2017, in addition to the completion of procedures for selecting the first projects in the above-mentioned areas, action will be initiated to implement the programmes relating to the Digital Agenda, Smart Communities, Smart Mobility Systems and Tourism, Cultural Heritage and the Creativity Industry,  for which the relevant strategic plans are being developed.

The financial framework for 2014-2020 lays greater emphasis than in the previous period on the importance of integrated and sustainable urban policies. More specifically, a National 'Metropolitan Cities' Operational Programme (PON METRO)  has been developed, endowed with €892 million (€588 million from ERDP and €304 million from EDP) and earmarked for the 14 metropolitan cities, with an allocation of €90 million approximately for each city in the South and €40 million for those in Central and Northern Italy and Sardinia.
Moreover, the Cohesion Action Programme that complements the 2014 -2020 'Metropolitan Cities' National Operational Programme,  for completing and strengthening the action therein envisaged, has been operational since the start of 2017.

The National Strategy for deprived areas, financed by the European structural and investment funds and by national funds, over the next decade aims at reversing the demographic decline and population ageing in the above areas that account for 30.6 per cent of the national territory.
The process for the selection of 68 pilot areas, which include 1,043 municipalities for a total of 2,026,299 inhabitants, was completed in December 2016.

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FIGURE IV.1: NATIONAL STRATEGY FOR DEPRIVED AREAS THE PROJECT AREAS SELECTED

The Masterplan for Southern Italy

As mentioned in Chapter III, the action taken in the  2014-2016 period to recover the spending capacity of the Structural funds and the Development and Cohesion Fund contributed to a first reduction of the gap between Southern Italy and Central and Northern Italy. In 2016, with the signature of the Pacts for the South128 with the Regions and the Metropolitan Cities, the implementation of the Masterplan for Southern Italy began; these pacts contain infrastructural, environmental and industrial investment projects.
The aim of Government is to monitor  the actual implementation of programmes envisaged in the Pacts for the South (Patti per il Sud), investments and the virtuous use of resources through accurate monitoring of the investments that have been planned and especially to avoid any delay in a process that has already been defined in terms of timeline, as well as responsibilities and availability of funds. The national cohesion funds  appropriated for Southern Italy through the Pacts for the South amount to €13.4 bn, however they mobilise an overall investment of €39 bn approximately through resources from other budget sources, including regional funds.

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128 More specifically: 8 with the Regions le Regioni (Abruzzi, Molise, Campania, Apulia, Basilicata, Calabria, Sicily and Sardinia), 7 with Metropolitan Cities (Neaples, Bari, Reggio Calabria, Messina, Catania, Palermo and Cagliari) and the Institutional Development Agreement (Contratto Istituzionale di Sviluppo) with Taranto.

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In February 2017 the Law confirming Decree Law 243/2016 was published; it provides for urgent action for Southern Italy, ranging from employment protection and environmental protection to social and regional cohesion. More specifically, a number of measures have been adopted  to restructure ILVA, with effects not just on the steel company but also on its workers and their families. The Fund for non self-sufficiency has been increased by €50 million for 2017, which is added to the €400 million already appropriated starting from 2016; moreover, funds amounting to €100 million have been earmarked for programmes to improve public healthcare facilities and upgrade oncological radiotherapy services with state-of-the-art equipment.
In order to promote investment in Southern Italy, tax breaks on the purchase of new capital goods to be used in manufacturing plants located in Southern regions have  been substantially increased. More specifically, tax rates have been increased up to the maximum levels allowed by EU State aid regulations (45 per cent for small firms, 35 per cent for medium-sized enterprises located in Campania, Apulia, Basilicata, Calabria, Sicily and Sardinia while smaller percentages apply to companies located in specific municipalities in Abruzzi and Molise). In addition, the maximum amount of each investment project on which the tax break is to be calculated has been increased: from €1.5 to 3 million for small firms, from €5 to 10 million for medium-sized enterprises, while that for big companies has remained unchanged (€15 million). The base for the calculation of the tax break has been extended129, while the no-cumulation rule with the so-called ‘de minimis’ subsidies and other State aid have been abolished. Finally, Sardinia has been included in the Southern regions entitled to the exemption from State aid regulations. To incentivise innovative investments in a differentiated fashion, the tax break can continue to cumulate with the  hyperamortization. Finally, the law has introduced other measures to incentivize and protect ordinary capital expenditure to make sure it is not reduced or offset by additional extraordinary funds.
In order to bridge the digital divide, funding has been increased for the completion of investment on nodes, ports, interports freight villages and platforms in the South, whose aim is to strengthen the services provided by the domestic logistics network, while also considering the measures envisaged in the ports and logistics plan.
To ensure timely compliance with the rulings of the EU Court of Justice relating to the construction and adaptation of sewerage systems and waste-water treatment plants, responsibility for the coordination and implementation of programmes  has been entrusted to a single special Commissioner. Moreover, additional measures have been introduced for the clean-up of areas of national interest  as well as incentives for companies  producing energy from plants fuelled by biomass, biogas and bioliquids.
Finally, worth mentioning among the programmes for Southern Italy is the reduction in social security contributions for employees hired in Southern Italy, set out in greater detail in the section devoted to the labour market.

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129 The tax credit will no longer be calculated net of asset write-offs made over the tax period considered for classes of assets that qualify for tax deductions.

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V.	INSTITUTIONAL DIALOGUE WITH THE REGIONS AND THE AUTONOMOUS PROVINCES TO DRAW UP THE NATIONAL REFORM PROGRAMME
The Regions and Autonomous Provinces play an important role in Italy's growth and development. Consultations and the collection of  reports relating to the implementation of reforms at regional and local level have been an important exercise. All the Regions and Autonomous Provinces have drawn up a progress report on the implementation of reforms to respond to the Country Specific Recommendations for Italy and to meet the targets of the Europe 2020 Strategy. On the basis of these reports, the technical support structure (Re.Te. PNR130- the Regional Team PNR), has created standard templates and drawn up guidelines for the regional reports to facilitate standardisation of information131. The report has been drawn up on the basis of exercises aimed at monitoring regional reform processes and comparing regional information.
The 2017 PNR Regional Report includes regulatory and implementing measures as well as reform priorities identified by all the Regions. The action taken by the Regions has been set out with a view to providing synoptic tables showing macro-measures as headings under which the regional reform action to respond to the CSRs and to meet the targets of the EU 2020 Strategy is included. Moreover, based on past experience with previous National Reform Programs, the Expected Outcomes (RA-Risultati Attesi) from the Partnership Agreement for the Structural and Investment Funds  of the Financial Framework for 2014-2020 have - whenever possible - been traced back to the above measures. With a view to ensuring consistent integration of regional policy-making into a broader global context,  some specific Sustainable Development Goals of the 2030 Agenda, identifiable through the acronym 'SDG'132, have also been included in the macro-measures. Through this exercise the 2017 PNR Regional Report  aims at supporting Government action in promoting the Sustainable Development Strategy  as the natural continuation of the Europe 2020 Strategy133.
The Regions in their turn have started an internal coordination effort, organised on the basis of specific work arrangements134. In addition, special and additional information on best practices is being provided this year, as reported in the relevant document entitled ‘List of regional best practices’.

___
130 The Regional Team PNR (Re.Te PNR) was set up as part of the cooperation effort between Cinsedo and Tecnostruttura delle Regioni.
131 The report of the Regions and Autonomous Provinces  on the 2017 PNR, is available on the website of the 'Conference of the Regions' http://www.regioni.it/pnr
132 This has been done not just in relation to targets of a strictly environmental nature, but with regard to all sustainable development issues, also including those relating to questions of an economic, social and institutional nature.
133 Drawing up the regional report is an effort involving different work stages: analysis and study of the yearly Country Specific Reports, awareness-raising initiative by the regional PNR contact persons (including through  the organisation of thematic workshops, relating, for example, to economic governance), timely dissemination of information, monitoring, fine-tuning of surveying tools and connection with the 2014-2020 Structural and Investment Funds financial framework.
134 Appointment of a PNR contact person, setting-up of the relevant task forces, enlistment of the relevant regional activity sectors depending on the issues addressed and competencies required.

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The Report of the Regions and Autonomous Provinces on the 2017 PNR, is available on the website of the ‘Conference of the Regions’ http://www.regioni.it/pnr .

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DOCUMENT 2017

Appendix A
The Reform Timetable in the 2017 National Reform Programme

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TABLE – STRATEGIC ACTIONS IN THE NRP FOR 2017
	Area of interest	Policy Area	Measures	Timeline
1	Debt and public finances	Public finance	Achievement of structural budget balance by 2019	2017-2020
2		Public finance	Spending review	2017-2020
3		Public finance	Reduction of Public Administration debt arrears	2017-2018
4		Public debt	Strengthen the debt reduction strategy through privatizations, disposal of real estate assets and reform of concessions	2017-2020
5	Taxation and fight against evasion	Fiscal policies	Continue the reduction of tax burden to support growth	2017-2018
6		Fiscal policies	Tax shift from people to things	2017-2018
7		Fiscal policies	Revision of tax expenditures	2017-2018
8		Fiscal policies	Coordination of tax administration - consultative commission to fight evasion	By 2017
9		Fiscal policies	Continue the fight against tax evasion, favor tax compliance and improve relations with taxpayers	2017-2018
10		Fiscal policies	Reduce tax disputes and improve the effectiveness of collection	2017-2018
11	Credit	Banks and credit	Continue the reduction of non-performing loans	2017-2018
12		Banks and credit	Reform the rules on corporate crisis and insolvency procedures (Enabling Law)	By 2017
13		Banks and credit	Extraordinary administration of large enterprises in a state of insolvency	By 2017
14		Banks and credit	Attract foreign investments and monitoring of alternative measures to bank credit	By 2017
15	Labour market, social policies and productivity	Labour market and social policies	Implementation and monitoring of active labor market policies	2017-2018
16		Labour market and social policies	Implementation and monitoring of measures on social security (APE)	May 2017
17		Labour market and social policies	Measures to support the family	By 2017
18		Labour market and social policies	Support for female and youth employment and policies for the second earner	By 2017
19		Labour market and social policies	Act on labor productivity to enhance competitiveness	By 2017
20		Labour market and social policies	Complete the self-employment reform and launch the reform of ancillary work	July 2017
21		Labour market and social policies	Plan for the fight against poverty	May 2017
22		Education and skills	Complete implementation of the ‘Buona Scuola’ reform and monitor the effectiveness of measures implemented	By 2017
23		Education and skills	National Plan for the Training of Teachers	2016-2019
24		Education and skills	Complete the implementation of the National Plan for Digital School	2015-2018
25		Education and skills	National Plan for Inclusive School	April 2017
26		Education and skills	National Research Programme	2015-2020
27	Investiments and territorial rebalancing	Investiments	Relaunching public investment – National Plan	2017-2020
28		Investiments	Update the procurement legislation and monitoring of the provisions’ effectiveness	By 2017
29		Territorial rebalancing	Implementation of the ‘South Pacts’ (Patti per il Sud)	2014-2020
30	Competitiveness	Competitiveness	Implementation of the ports system reform and National Plan for Ports and Logistics	By 2017
31		Competitiveness	Hydrogeological instability and seismic risk (Casa Italia)	2017-2020
32		Competitiveness	Industria 4.0 Plan	2017-2020
33		Competitiveness	Internationalisation and competitiveness	By 2017
34		Competitiveness	Startup and innovative SMEs	By 2017
35		Competitiveness	Strategic Plan for Tourism	2017-2022
36		Competitiveness	The National Energy Strategy 2017 and the Energy Decree	By 2017
37		Competitiveness	Approval of the current 2015 Annual Law for Market and Competition and preparation of the new Law for 2017	2017-2018
38		Healthcare	Implementation of the Health Pact and of the Digital Healthcare Pact	By 2017
39		PA	Complete the reform of the public administration	By 2017
40		PA	Rationalization of state-owned enterprises	By 2017
41		PA	Complete the reform of local public services	By 2017
42		PA	Complete the reform of public employment	By 2017
43		PA	Complete the implementation of the Simplification Agenda, launch the three-year plan for ICT in the PA and ensure a greater cyber security	By 2017
44		Justice	Reform of the criminal justice and the statute of limitations	June 2017
45		Justice	Measures to fight organized crime and illicit patrimonies	By 2017
46		Justice	Regulation of the honorary magistrates	May 2017
47		Justice	Extradition to foreign countries	By 2017
48		Justice	Efficiency in civil proceedings	By 2017

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ECONOMIC AND FINANCIAL
DOCUMENT 2017

Appendix A
Summary tables of the macroeconomic impact of reforms

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17

MACROECONOMIC EFFECTS OF REFORMS IN PUBLIC ADMINISTRATION AND SIMPLIFICATION AREA
Related legislation	Methodological elements		Quantitative elements
D.L. 90/2014, cvt. into L. 114/2014- “Misure urgenti per la semplificazione e la trasparenza amministrativa e per l'efficienza degli uffici giudiziari” (Artt. 1 – 15; Artt.16-23; Artt. 24 – 26; Artt.43, 44, 47, 49)
L. 124/2015 – “Delega per la riorganizzazione delle Amministrazioni Pubbliche” (Art. 1; Art. 13)
Simplification Plan 2015-2017
Lgs.D. 175/2014 on fiscal simplification (Lgs.D. 175/2014 - Artt.1 - 4, 8, 9; 12-14; 16 – 17; 19, 22; 26, 28)
Italian Strategy for ultra-large band and for digital growth 2014-2020
			Main outcome of macroeconomic simulations
	Relevant features of the model used/estimation technique	Main macroeconomic assumptions/ simulation assumptions	Description	Yearly and cumulated effect on GDP and other main macroeconomic variables
				T+5	T+10	LR
	DGE Model- QUESTIII - ITALY; reference: Griffith, R. and R., Harrison, (2004); Lorenzani, D., Varga, J. (2014)	Reduction of overhead labour cost: 18 per cent; phasing in 7 years	GDP	0,5	0,8	1,2
			Gross capital formation	0,2	0,4	0,9
			Employment	-0,1	-0,2	-0,1
			Consumption	0,8	1,0	1,0
			Direct fiscal impact upon primary balance	0,2	0,4	0,6

MACROECONOMIC EFFECTS OF REFORMS IN COMPETITION AREA
Related legislation	Methodological elements		Quantitative elements
Annual law on competition 2015-2017
L.124/2015 – “Delega per la riforma delle amministrazioni pubbliche”(Artt. 14 – 15)
D.L. 91/2014 cvt. into L. 116/2014 – “Competitiveness Decree - Disposizioni urgenti per il settore agricolo, la tutela ambientale e l'efficientamento energetico dell'edilizia scolastica e universitaria, il rilancio e lo sviluppo delle imprese, il contenimento dei costi gravanti sulle tariffe elettriche, nonché per la definizione immediata di adempimenti derivanti dalla normativa europea” (Artt.18, 19, 21, 22, 23, 24, 26, 28, 30bis)
			Main outcome of macroeconomic simulations
	Relevant features of the model used/estimation technique	Main macroeconomic assumptions/ simulation assumptions	Description	Yearly and cumulated effect on GDP and other main macroeconomic variables
				T+5	T+10	LR
	DGE Model- QUESTIII - ITALY; reference: Thum-Thysen A., Canton E., (2015); Koske, I., I.Wanner, R. Bitetti and O. Barbiero (2014)	Price mark-up reduction in the manufacturing sector and in the services sector: 1 percentage point; phasing in 10 years	GDP	0,2	0,5	1,0
			Gross capital formation	0,8	1,3	1,7
			Employment	0,1	0,1	0,0
			Consumption	-0,2	0,0	0,4
			Direct fiscal impact upon primary balance	0,1	0,2	0,5

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MACROECONOMIC EFFECTS OF REFORMS IN LABOUR MARKET
Riferimenti normativi	Methodological elements		Quantitative elements
Law 183/2014 –Jobs Act - “Deleghe  al  Governo  in  materia  di  riforma  degli  ammortizzatori sociali, dei servizi per il lavoro e delle politiche attive,  nonche' in materia di riordino della disciplina  dei  rapporti  di  lavoro  e dell'attivita' ispettiva e di tutela e conciliazione  delle  esigenze di cura, di vita e di lavoro” (Art.1 co. 1-9)
			Main outcome of macroeconomic simulations
	Relevant features of the model used/estimation technique	Main macroeconomic assumptions/ simulation assumptions	Description	Yearly and cumulated effect on GDP and other main macroeconomic variables
				T+5	T+10	LR
	DGE Model- IGEM; reference: Boeri, T., Garibaldi, P. 2007; Alfonso Arpaia & Gilles Mourre, 2009.	Wage mark-up reduction of 14 percentage points for permanent workers; shift from permanent to atypical workers of 6,5 percentage points; phasing in 10 years	GDP	0,6	0,9	1,3
			Gross capital formation	0,4	0,4	1,0
			Employment	0,8	1,3	2,0
			Consumption	0,4	1,1	1,4
			Total impact upon primary balance	0,3	0,4	0,6

MACROECONOMIC EFFECTS OF REFORMS IN JUSTICE
Related legislation	Methodological elements		Quantitative elements
D.L.90/2014 cvt. con L. 114/2014 – “Misure urgenti per la semplificazione e la trasparenza amministrativa e per l'efficienza degli uffici giudiziari”
D.L. n. 92/2014, cvt. con L. n. 117/2014 – “Riforma giustizia penale”
D.L. n. 132/2014, cvt. con L. n. 162/2014 – “Riforma giustizia civile DDL recante modifiche al codice penale, al codice di procedura penale e all'ordinamento penitenziario (A.S. 2067)”
D.L. 83/2015 cvt con L. 132/2015 – “Misure urgenti in materia fallimentare, civile e processuale civile e di organizzazione e funzionamento della amministrazione giudiziaria.
D.l 168/2016 – Misure urgenti per la definizione del contenzioso in Cassazione, per l’efficienza degli uffici giudiziari nonché per la giustizia amministrativa.”
Draft Enabling Law of enhancing the delegation of the business of the court and the court skills of families and of the person; rationalizing of the civil process; revision of the discipline of the discussion stages and referral in decision (Art. 1)
			Main outcome of macroeconomic simulations
	Relevant features of the model used/estimation technique	Main macroeconomic assumptions/ simulation assumptions	Description	Yearly and cumulated effect on GDP and other main macroeconomic variables
				T+5	T+10	LR
	DGE Model- QUESTIII - ITALY; reference: European Commission, 2014; Cincera, M. and O. Galgau (2005)	Price mark-up reduction in the manufacturing sector and in the services sector: 0,15 percentage point; reduction of user cost of capital of 5 basis points; phasing in 3 years	GDP	0,1	0,2	0,9
			Gross capital formation	0,8	0,9	1,2
			Employment	0,0	0,0	0,1
			Consumption	0,0	0,0	0,5
			Direct fiscal impact upon primary balance	0,1	0,1	0,5

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MACROECONOMIC EFFECTS OF REFORMS IN SCHOOL SYSTEM
Related legislation	Methodological elements		Quantitative elements
L. 107/2015 The ‘Buona Scuola’ Reform – “Riforma del sistema nazionale di istruzione e formazione e delega per il riordino delle disposizioni legislative vigenti”, Artt. 2 – 14);			Main outcome of macroeconomic simulations
	Relevant features of the model used/estimation technique	Main macroeconomic assumptions/ simulation assumptions	Description	Yearly and cumulated effect on GDP and other main macroeconomic variables
				T+5	T+10	LR
	DGE Model- QUESTIII - ITALY; reference:Janos Varga and Jan in ’t Veld, (2014)	Shift from low skilled workers to medium skilled workers by 4,6 percentage points. Increase of public expenditure by 0,1 per cent of GDP	GDP	0,2	0,3	1,3
			Gross capital formation	-0,3	-0,1	0,8
			Employment	0,1	0,3	0,6
			Consumption	0,2	0,4	1,2
			Total impact upon primary balance	0,1	0,1	0,6

MACROECONOMIC EFFECTS FOR REDUCING NONPERFORMING LOANS
Related legislation	Methodological elements		Quantitative elements
D.L. 83/2015 (cvt into L. 13/2015) “Misure urgenti in materia fallimentare, civile e processuale civile e di organizzazione e funzionamento dell'amministrazione giudiziaria”; D.L. 18/2016 (cvt into L. 49/2016) “Misure urgenti concernenti la riforma delle banche di credito cooperativo, la garanzia sulla cartolarizzazione delle sofferenze, il regime fiscale relativo alle procedure di crisi e la gestione collettiva del risparmio”; Draft Enabling Law "Delega al Governo per la riforma organica delle discipline della crisi di impresa e dell'insolvenza" (AC 3671/2016)
			Main outcome of macroeconomic simulations
	Relevant features of the model used/estimation technique	Main macroeconomic assumptions/ simulation assumptions	Description	Yearly and cumulated effect on GDP and other main macroeconomic variables
				T+5	T+10	LR
	Econometric model ITEM	Increase of the share of sold or securitized nonperforming loans from 5% to 30% (over a five year horizon); reduction of the discount required from investors to purchase nonperforming loans from 50% to 30% (over a five year horizon); reduction by 10 basis point of the bank lending rate from 2016 to 2019	GDP	0,1	0,1	0,1
			Gross capital formation	0,4	0,6	0,4
			Employment	0,0	0,0	0,0
			Consumption	0,0	0,1	0,0
			Total impact upon primary balance	0,1	0,1	0,1

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INDUSTRY 4.0. MACROECONOMIC EFFECTS OF INNOVATIVE INVESTMENT
Related legislation	Methodological elements		Quantitative elements
Tax credit enhancement for R&D investment (LdB 2017);
Strengthening of the Central Guarantee Fund for SMEs;
Launching the Fund Financing Reform;
Strengthening of Small Business Startup and Innovative Measures;
 Special plan for Made in Italy
			Main outcome of macroeconomic simulations
	Relevant features of the model used/estimation technique	Main macroeconomic assumptions/ simulation assumptions	Description	Yearly and cumulated effect on GDP and other main macroeconomic variables
				2020	2025	LR
	DGE Model- QUESTIII - Italy; References: Rachel Griffith & Stephen Redding & John Van Reenen, 2004. "Mapping the Two Faces of R&D: Productivity Growth in a Panel of OECD Industries," The Review of Economics and Statistics, MIT Press, vol. 86(4), pages 883-895, November.	Reduction of capital gains tax by 4.2 per cent of GDP in 2017 and 1.3 per cent of GDP in 2018; Reduction of labor tax for low-income workers equal to 0.02 percent from 2017 to 2027. TFP increase of 0.43 percent in five years.	GDP	0,6	0,7	1,1
			Gross capital formation	0,4	0,4	0,7
			Employment	0,0	0,0	0,0
			Consumption	0,7	0,8	1,2
			Total impact upon primary balance	0,3	0,3	0,5

INDUSTRY 4.0. MACROECONOMIC EFFECTS OF MEASURES TO ENHANCE SKILLS
Related legislation	Methodological elements		Quantitative elements
Creation of National Competence Centers (centers of excellence). L. 107/2015 – Law 'La Buona scuola', Artt. 2 – 14)			Main outcome of macroeconomic simulations
	Relevant features of the model used/estimation technique	Main macroeconomic assumptions/ simulation assumptions	Description	Yearly and cumulated effect on GDP and other main macroeconomic variables
				T+5	T+10	LR
	DGE Model- QUESTIII - ITALY; reference:Janos Varga and Jan in ’t Veld, (2014)	Shift from low skilled workers to medium skilled workers by 2,1 percentage points. Increase of public expenditure by 0,1 per cent of GDP	GDP	0,1	0,3	1,1
			Gross capital formation	-0,2	-0,1	0,7
			Employment	0,1	0,2	0,5
			Consumption	0,2	0,3	1,0
			Total impact upon primary balance	0,1	0,1	0,5

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INDUSTRY 4.0. MACROECONOMIC EFFECTS OF FINANCE FOR GROWTH MEASURES
Related legislation	Methodological elements		Quantitative elements
Measures for innovation: enlargement of the pool of innovative startup and simplification measures. D L. 3/2015 art. 4 (Investment Compact); tax credit for R&D, D.L. 145/2013 art. 3, amended by art. 1, subpar. 35-36 L. 190/2014 (2015 Stability Law); Patent Box: L. 190/2014 (2015 Stability Law) art. 1, subpar. 37-45 amended by D.L. 3/2015 art. 5, subpar. 1 (Investment Compact) and L. 208/2015 (2016 Stability Law) art. 1, subpar. 148; Innovative SMEs D.L. 3/2015 (Investment Compact) art. 4 subpar. 9, 9-bis-12 bis, 12-ter (fiscal effects).
Incentives for productive investment: Review of New Sabatini art. 2 of D.L. 69/2013; L. 190/2014 (2015 Stability Law), art. 1, subpar. 243; D.L. 3/2015 art. 8; Guidi Padoan provision D.L. 91/2014 art. 18; ‘Super amortisation’ L208/2015 (2016 Stability Law) art. 1, co. 91 -94.
			Main outcome of macroeconomic simulations
	Relevant features of the model used/estimation technique	Main macroeconomic assumptions/ simulation assumptions	Description	Yearly and cumulated effect on GDP and other main macroeconomic variables
				T+5	T+10	LR
			GDP	0,5	0,9	1,9
			Gross capital formation	1,9	3,1	6,2
			Employment	0,0	0,0	0,0
			Consumption	0,4	0,8	1,6

Measures for access to the capital market: Minibond D.L. 83/2012 (Development Decree) art. 32, subpar. 13 and 26, amended by  art. 36, subpar. 3 D.L 179/2012, (Development Decree bis) and by D.L. 145/2013, (‘Destinazione Italia’ Decree) art. 12, subpar. 2, 5; D.L. 91/2014 (‘Crescita e competitività’ Decree), art. 21; simplification measures for SMEs going public and introduction of multiple vote securities and loyalty shares D.L. 91/2014 art. 20; development of Equity Crowdfunding D.L. 3/2015 (Investment Compact) art. 4 co. 10.

Measures for credit liberalisation: direct lending for credit funds, insurance companies and securitization companies D.L. 91/2014 art. 22, subpar. 2, letter. b) 3.
Measures concerning system of public guarantee, FCG, Confidi and Juncker investmentplatforms: Central Guarantee Fund for SMEs D.L. 3/2015 art. 8, par. 2 bis and art. 8 bis; Platforms Juncker Reg. (EU) 2015/1017 of the European Parliament and of the Council; L. 208/2015 (2016 Stability Law) art. 1, par. 822-830.
	DGE Model – IGEM; European Commission, European Competitiveness Report, 2014	Increase in the growth rate of physical capital by 0.3 per cent in 5 years
Incentives to capitalisation of companies: ACE D.L. 201/2011 (‘Salva Italia’ Decree) art. 1, as amended by art. 1, subpar. 138 L.147/2013 and art. 19 D.L.91 / 2014, Deductibility of goodwill L. 208/2015 (2016 Stability Law) art. 1, subpar. 95 and 96.			Total impact upon primary balance	0,2	0,4	0,9
Measures to support investment in infrastructure, real estate and project: revision of the legislation on project bonds D.L. 83/2012 art. 1 and D.L. 133/2014 art. 13; revision of the legislation on REIT (SIIQ) D.L 133/2014 (‘Sblocca Italia’ Decree) art. 20.

Measures to attract investments: international standard ruling D.L. 269/2003 art. 8; Consulting services for foreign investors provided by Revenue Agency: Provision of the Revenue Agency no. 149 505 of 16 December 2013 (envisaged in DL 145/2013 (‘Destinazione Italia’ Decree)art. 10); Courts for companies with headquarter abroad DL 145/2013(‘Destinazione Italia’ Decree) art. 10; increase of the threshold to notify the acquisition or disposal of major holdings DL 91/2014, cvt into L. 116/2014 art. 20, par. 1, lett. q) and lett. s).

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